UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Amendment No. 1)

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant To Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

Chaparral Steel Company

(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

common	stock, par value $.01 per share

2)	Aggregate number of securities to which transaction applies:

46,934,073 shares of common stock as of July 25, 2007, options to purchase 2,277,657 shares of common stock, as of July 25, 2007; 106,175 restricted shares of common stock, as of July 25, 2007; deferred shares to purchase approximately 118,530 shares of common stock, as of July 25, 2007

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was based upon the sum of (a) 46,934,073 shares of common stock multiplied by the merger consideration of $86.00 per share, plus (b) approximately $171,141,961 expected to be paid upon cancellation of outstanding options, plus (c) approximately 106,175 restricted shares of common stock multiplied by the merger consideration of $86.00 per share, plus (d) approximately 118,530 deferred shares multiplied by the merger consideration of $86.00 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.00003070 by the sum of the preceding sentence.

4)	Proposed maximum aggregate value of transaction:

$4,226,796,869

5)	Total fee paid:

$129,762.66*

*	Fee is 0.00003070 of transaction value.

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

CHAPARRAL STEEL COMPANY

300 Ward Road

Midlothian, Texas 76065

Dear Fellow Stockholder:

We cordially invite you to attend a special meeting of stockholders of Chaparral Steel Company to be held on September 12, 2007, at 9:00 a.m., Central Time, in the Salon A Meeting Room of the Crescent Court Hotel, 400 Crescent Court, Dallas, Texas. Our board of directors has fixed the close of business on August 9, 2007, as the record date for the purpose of determining stockholders entitled to receive notice of and vote at the special meeting or any adjournment thereof.

On July 10, 2007, we entered into an Agreement and Plan of Merger, which we refer to as the merger agreement, with Gerdau Ameristeel Corporation, GCV Inc., an indirect wholly owned subsidiary of Gerdau Ameristeel Corporation, and, as guarantor of those companies’ obligations, Gerdau, S.A. Pursuant to the merger agreement, Gerdau Ameristeel Corporation will acquire us through a merger, and we will cease to be an independent public company. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the merger agreement.

If our stockholders adopt the merger agreement and the merger is subsequently completed, you will be entitled to receive $86.00 in cash, without interest, for each share of Chaparral Steel Company common stock you own, unless you have properly exercised your appraisal rights. On July 10, 2007, the last full trading day prior to the public announcement of the merger agreement, the closing sale price of our common stock on the Global Select Market System of Nasdaq was $75.69 per share.

Your vote is very important. We cannot complete the merger unless the holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting adopt the merger agreement. Whether or not you plan to attend the special meeting in person, please submit your proxy without delay. If you receive more than one proxy card because you own shares that are registered separately, please vote the shares shown on each proxy card.

Our board of directors has unanimously determined that the merger agreement is advisable, fair to and in the best interests of Chaparral Steel Company and its stockholders and has therefore unanimously approved the merger agreement and the transactions contemplated thereby, including the merger. Accordingly, our board of directors recommends that you vote FOR the adoption of the merger agreement at the special meeting.

Some of our directors may have financial interests in the merger that are different from, or are in addition to, the interests of stockholders of Chaparral Steel Company. See “The Merger—Interests of Chaparral’s Directors and Executive Officers in the Merger” in the accompanying proxy statement.

If your shares are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or nominee will be unable to vote your shares without instructions from you. You should instruct your bank, brokerage firm or nominee to vote your shares, following the procedures provided by your bank, brokerage firm or nominee. Failure to instruct your bank, brokerage firm or other nominee to vote your shares for the merger will have the same effect as voting against adoption of the merger agreement.

We encourage you to read the accompanying proxy statement carefully because it explains the proposed merger, the documents related to the merger and other related matters. After you have reviewed the enclosed materials, please vote as soon as possible.

Sincerely,

Tommy A. Valenta
President and Chief Executive Officer

YOU MAY VOTE BY INTERNET, TELEPHONE OR BY MAIL. THE ENCLOSED PROXY CARD CONTAINS INSTRUCTIONS FOR VOTING BY TELEPHONE OR BY INTERNET. IF YOU CHOOSE TO VOTE BY MAIL, IT IS IMPORTANT THAT PROXY CARDS BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED, PRE-ADDRESSED, POSTAGE-PAID ENVELOPE. YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AND VOTE YOUR SHARES IN PERSON.

This proxy statement is dated August 10, 2007 and is first being mailed to stockholders on or about August 13 2007.

CHAPARRAL STEEL COMPANY

300 Ward Road

Midlothian, Texas 76065

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On September 12, 2007

NOTICE IS HEREBY GIVEN THAT a special meeting of stockholders of Chaparral Steel Company will be held on September 12, 2007, at 9:00 a.m., Central Time, in the Salon A Meeting Room of the Crescent Court Hotel, 400 Crescent Court, Dallas, Texas. The purpose of the meeting will be:

•

to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of July 10, 2007, by and among Chaparral Steel Company, Gerdau Ameristeel Corporation, GCV Inc., an indirect wholly owned subsidiary of Gerdau Ameristeel Corporation, and, as guarantor of those companies’ obligations, Gerdau, S.A., pursuant to which Gerdau Ameristeel Corporation will acquire Chaparral Steel Company through a merger and Chaparral Steel Company will cease to be an independent public company;

•

to consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Our board of directors has unanimously approved the merger agreement and has unanimously determined that the merger, the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Chaparral Steel Company and its stockholders, and recommends that you vote FOR the adoption of the merger agreement at the special meeting. The terms of the merger agreement and the merger are more fully described in the attached proxy statement, which we urge you to read carefully and in its entirety. Our board of directors also recommends that you vote FOR the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies. We are not aware of any other business to come before the special meeting.

Only stockholders who held shares of record as of the close of business on the record date, August 9, 2007, are entitled to receive notice of and to vote at the special meeting or any adjournment or postponement of the special meeting. Whether or not you plan to attend the special meeting in person, please submit your proxy or, in the event that you hold your shares through a bank, brokerage firm or other nominee, your separate voting instructions as soon as possible.

A list of stockholders entitled to vote at the special meeting will be available for examination, for any purpose relevant to the special meeting, at our main offices located at 300 Ward Road, Midlothian, Texas 76065, during ordinary business hours for at least ten days prior to the special meeting, as well as at the special meeting.

Your vote is very important, regardless of the number of shares of Chaparral Steel Company common stock you own. The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting. The proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of a majority of the shares present in person at the special meeting or represented by proxy and entitled to vote thereon.

If you sign, date and mail your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the adoption of the merger agreement, and in favor of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. If you fail to return your proxy card, your shares of Chaparral Steel Company common stock will not be counted for the purposes of determining whether a quorum is present, and your shares will have the same effect as a vote against the adoption of the merger agreement. Not returning your proxy will have the same effect as an abstention on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

You may revoke a proxy at any time prior to its exercise at the special meeting. You may do so by executing and returning a proxy card dated later than the previous one, by properly submitting a later proxy by telephone or on the internet, as outlined on the enclosed proxy card, by attending the special meeting and casting your vote by ballot at the special meeting or by delivering a written revocation dated after the date of the proxy that is being revoked to Chaparral Steel Company, 300 Ward Road, Midlothian, Texas 76065, Attention: Secretary, before we take the vote at the special meeting. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm regarding revocation of proxies. If your bank or brokerage firm allows you to vote by telephone or on the internet, you may be able to change your vote by voting again by telephone or on the internet, as outlined on the enclosed proxy card.

By Order of the Board of Directors

Robert E. Crawford, Jr.
Secretary

Midlothian, Texas

August 10, 2007

YOU MAY VOTE BY INTERNET, TELEPHONE OR BY MAIL. THE ENCLOSED PROXY CARD CONTAINS INSTRUCTIONS FOR VOTING BY TELEPHONE OR BY INTERNET. IF YOU CHOOSE TO VOTE BY MAIL, IT IS IMPORTANT THAT PROXY CARDS BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED, PRE-ADDRESSED, POSTAGE-PAID ENVELOPE. YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED AND VOTE YOUR SHARES IN PERSON.

i

MARKET PRICE OF CHAPARRAL COMMON STOCK AND DIVIDEND INFORMATION	54
FUTURE STOCKHOLDER PROPOSALS	55
HOUSEHOLDING OF SPECIAL MEETING MATERIALS	55
WHERE YOU CAN FIND MORE INFORMATION	56

ANNEXES
Annex A	Agreement and Plan of Merger
Annex B	Opinion of Goldman, Sachs & Co.
Annex C	Section 262 of the Delaware General Corporation Law

ii

SUMMARY

The following summary highlights selected information in this proxy statement about the proposed merger and may not contain all of the information that is important to you as a Chaparral Steel Company stockholder. Accordingly, we encourage you to read carefully this entire proxy statement, including the annexes, and the other documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information.”

References to “Chaparral,” “the Company,” “we,” “our” or “us” in this proxy statement refer to Chaparral Steel Company and its subsidiaries unless the context indicates otherwise.

The Parties to the Merger (page 11)

Chaparral Steel is the second largest producer of structural steel products in North America. We are also a major producer of steel bar products. We operate two mini-mills located in Midlothian, Texas and Dinwiddie County, Virginia that together have an annual rated production capacity of 2.8 million tons of steel.

Gerdau Ameristeel Corporation, which we refer to as Gerdau, is a Canadian corporation and is an indirect subsidiary of, and controlled by, Gerdau, S.A. Gerdau is the fourth largest overall steel company and the second largest mini-mill steel producer in North America.

GCV Inc., which we refer to as Merger Sub, is an indirect wholly owned subsidiary of Gerdau, organized under the laws of Delaware. It was formed solely for the purposes of effecting the merger, has no assets, and has conducted no business operations.

Gerdau S.A., which we refer to as Gerdau S.A., is the world’s 14th largest steelmaker and the largest producer of long steel in the Americas. Gerdau S.A. is the majority stockholder in Gerdau.

The Merger (page 38)

If the merger is completed, Merger Sub will be merged with and into Chaparral, and Chaparral will survive the merger and continue to exist after the merger as an indirect wholly owned subsidiary of Gerdau. As a result of the merger, you will no longer have an ownership interest in Chaparral, and your shares of Chaparral common stock will be converted into the right to receive the merger consideration. A copy of the merger agreement is attached to this proxy statement as Annex A.

Merger Consideration (page 38)

In the merger, you will receive $86.00 in cash for each share of Chaparral common stock you hold immediately prior to the merger, which we refer to as the merger consideration, unless you do not vote in favor of the merger and you otherwise properly perfect your appraisal rights under Delaware law. No interest will be paid on the merger consideration.

The Special Meeting (page 13)

Time, Place and Date (page 13)

The special meeting of Chaparral stockholders will be held at 9:00 a.m., Central Time, on September 12, 2007, in the Salon A Meeting Room of the Crescent Court Hotel, 400 Crescent Court, Dallas, Texas.

Matters To Be Considered (page 13)

The purpose of the special meeting will be: (1) to consider and vote upon a proposal to adopt the merger agreement; (2) to consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement; and (3) to transact any other business that may properly come before the special meeting of stockholders or any adjournment or postponement thereof.

Record Date; Stock Entitled to Vote; Quorum (page 13)

You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on August 9, 2007. On the record date, there were 47,040,596 shares of our common stock outstanding. Each share of common stock outstanding on the record date is entitled to one vote for each matter to be voted on at the special meeting.

The holders of a majority of the shares of our common stock that were outstanding on the record date, present in person or represented by proxy, will constitute a quorum for purposes of the special meeting.

Required Vote (page 13)

Each share of our common stock that was outstanding on the record date entitles the holder to one vote at the special meeting. Completion of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Because the vote is based on the number of shares of our outstanding common stock rather than on the number of votes cast, failure to vote your shares, and votes to abstain, will have the same effect as votes against adoption of the merger agreement. Accordingly, the Chaparral board of directors urges you to complete, date, sign and return the enclosed proxy card, or to submit your proxy by telephone or the internet, as outlined on the enclosed proxy card, or, in the event that you hold your shares through a broker or other nominee, to vote by following the separate voting instructions received from your broker or nominee.

Voting By Proxy (page 13)

If you are a registered stockholder, that is, if you are a “holder of record,” you may submit your proxy in any of the following three ways: (1) by completing, dating, signing and returning the enclosed proxy card by mail; (2) by appointing a proxy to vote your shares by telephone or on the internet, as outlined on the enclosed proxy card; or (3) by appearing and voting in person by ballot at the special meeting. If you hold your shares of Chaparral common stock in a stock brokerage account or through a bank, brokerage firm or nominee, or in other words in “street name,” you must vote in accordance with the instructions on the voting instruction card that your bank, brokerage firm or nominee provides to you.

If you vote your shares of our common stock by signing a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of our common stock will be voted FOR the adoption of the merger agreement and FOR the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement. If you submit your proxy by telephone or internet, as outlined on the enclosed proxy card, your shares will be voted at the special meeting as instructed in such submission.

Revocability of Proxy (page 13)

You may revoke your proxy at any time before the proxy is voted at the special meeting. If you are a holder of record, you may revoke your proxy prior to the vote at the special meeting in any of three ways: (1) by delivering a written revocation dated after the date of the proxy that is being revoked to Chaparral Steel Company, 300 Ward Road, Midlothian, Texas 76065, Attention: Secretary; (2) by delivering a proxy dated later than your original proxy relating to the same shares to our Secretary by mail, telephone or on the internet, as outlined on the enclosed proxy card; or (3) by attending the special meeting and voting in person by ballot. If your shares are held in “street name” by your bank, brokerage firm, or other nominee, you should follow the instructions of your bank, brokerage firm or other nominee regarding revocation or change of voting instructions.

Abstaining from Voting (page 14)

If you abstain from voting by checking the box on the proxy card marked ABSTAIN, it will have the following effects:

•	Your shares will be counted as present for determining whether or not there is a quorum at the special meeting.

•

Because the merger agreement must be approved by a majority of the shares of our outstanding common stock rather than of the number of votes cast, abstentions will have the same effect as votes AGAINST adoption of the merger agreement.

•	Abstentions will not be counted in determining whether or not any proposal to adjourn or postpone the special meeting is approved.

Voting in Person (page 15)

If you submit a proxy or voting instructions you do not need to vote in person at the special meeting. However, we will pass out written ballots to any stockholder of record or authorized representative of a stockholder of record who wants to vote in person at the special meeting rather than by proxy. Voting in person will revoke any proxy previously given. If you hold your shares through a broker, bank or other nominee, you must obtain a legal proxy from your broker, bank or nominee authorizing you to vote your shares in person, which you must bring with you to the special meeting.

Shares Owned by Chaparral Directors and Executive Officers (page 15)

As of the record date, our executive officers and directors beneficially owned an aggregate of approximately 895,002 shares of our common stock, entitling them to exercise less than 1% of the voting power of our common stock entitled to vote at the special meeting. All of our executive officers and directors have indicated that they intend to vote FOR the adoption of the merger agreement at the special meeting.

Treatment of Stock Options, Restricted Stock, Deferred Stock and Common Stock Equivalents (page 38)

At the effective time of the merger, each outstanding and unexercised option to purchase shares of Chaparral common stock, whether or not vested, will vest, automatically be cancelled and be converted into the right to receive an amount in cash (less any applicable withholding of taxes) equal to the product of (1) the number of shares of Chaparral common stock subject to the option times (2) the excess of $86.00 over the per share exercise price of the option.

The merger agreement also provides that, immediately prior to the effective time of the merger, each restricted share of Chaparral common stock subject to vesting conditions will vest in full and be converted into the right to receive the per share merger consideration.

In addition, the merger agreement provides that, immediately following the effective time of the merger, each deferred stock award or common stock equivalent award measured by the value of a number of shares of Chaparral common stock will automatically be converted into a vested right to receive the merger consideration payable with respect to such number of shares of Chaparral common stock, payable on a deferred basis in accordance with the terms underlying such deferred shares.

Conditions to the Merger (page 48)

The completion of the merger depends on a number of conditions being satisfied or waived, including adoption of the merger agreement by the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting, and clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, which we refer to as the HSR Act. Under the HSR Act, the merger may not be completed until notification and report forms have been filed with the U.S. Federal Trade Commission, which we refer to as the FTC, and the Antitrust Division of the U.S. Department of Justice, which we refer to as the Antitrust Division, and the applicable waiting periods have expired or been terminated. Chaparral and the ultimate parent entity of Gerdau filed their respective notification and report forms with the Antitrust Division and the FTC under the HSR Act on July 23, 2007.

We expect to complete the merger shortly after all of the conditions to the merger have been satisfied or waived. We currently expect to complete the merger later this calendar year, but we cannot be certain when or if the conditions will be satisfied or waived.

Termination; Termination Fee (page 49; page 50)

The merger agreement contains certain termination rights for both Chaparral and Gerdau and further provides that, upon termination of the merger agreement under certain circumstances relating to competing business combination proposals, Chaparral may be obligated to pay to Gerdau a termination fee equal to $95 million. In addition, upon termination of the merger agreement under certain circumstances relating to the failure to obtain requisite governmental approvals under antitrust law, Gerdau may be obligated to pay to Chaparral a termination fee equal to $225 million.

Recommendation of Our Board of Directors (page 19)

Our board of directors has unanimously approved the merger agreement and has unanimously determined that the merger, the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of Chaparral and its stockholders, and recommends that you vote FOR the adoption of the merger agreement at the special meeting. Our board of directors also recommends that you vote FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. We are not aware of any other business to come before the special meeting.

Opinion of Our Financial Advisor (page 21)

Goldman, Sachs & Co., which we refer to as Goldman Sachs, delivered its opinion to Chaparral’s board of directors that, as of July 10, 2007 and based upon and subject to the factors and assumptions set forth therein, the $86.00 per share in cash to be received by the holders of Chaparral common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated July 10, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of Chaparral’s board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Chaparral’s common stock should vote with respect to the merger or any other matter. Pursuant to an engagement letter between Chaparral and Goldman Sachs, dated April 24, 2007, Chaparral has agreed to pay Goldman Sachs a transaction fee of 0.64% of the aggregate consideration paid by Gerdau, the principal portion of which is payable upon consummation of the merger.

Interests of Chaparral’s Directors and Executive Officers in the Merger (page 32)

Some of the directors and executive officers of Chaparral may have financial interests in the merger and other arrangements that are different from, or are in addition to, the interests of stockholders of Chaparral generally. These interests and arrangements may create potential conflicts of interest. The Chaparral board was aware of these potential conflicts of interest and considered them, among other matters, in approving the merger agreement and recommending that Chaparral stockholders vote in favor of adopting the merger agreement.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders (page 29)

The exchange of shares of our common stock for cash pursuant to the merger agreement generally will be a taxable transaction for U.S. federal income tax purposes. Stockholders who exchange their shares of our common stock in the merger will generally recognize gain or loss in an amount equal to the difference, if any, between the cash received in the merger and their adjusted tax basis in their shares of our common stock. You should consult your tax advisor for a complete analysis of the effect of the merger on your U.S. federal, state and local and/or foreign taxes.

Appraisal Rights (page 34)

Under Section 262 of the Delaware General Corporation Law, which we refer to as the DGCL, in the event the merger is completed and you do not vote to adopt the merger agreement and you comply with the other statutory requirements of the DGCL (including making a written demand for appraisal in compliance with the DGCL before the vote on the proposal to adopt the merger agreement at the special meeting), you may elect to receive, in cash, the judicially determined fair value of your shares of our common stock, with interest, in lieu of the merger consideration. If you wish to exercise your appraisal rights, you must vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. If you submit a signed proxy that does not contain instructions to vote against, or abstain from voting on, the proposal to adopt the merger agreement, you will waive your appraisal rights. The fair value of your shares of Chaparral common stock as determined in accordance with Delaware law may be more or less than or the same as the merger consideration to be paid to stockholders in the merger. Annex C to this proxy statement contains the full text of Section 262 of the DGCL, which relates to appraisal rights. We encourage you to read Annex C carefully and in its entirety. Failure to follow all of the steps required by Section 262 of the DGCL will result in the loss of your appraisal rights.

Guaranty (page 40)

Gerdau S.A. has provided a guaranty in favor of Chaparral with respect to the performance by Gerdau and Merger Sub of their obligations under the merger agreement.

Market Price of Chaparral Common Stock (page 54)

On July 10, 2007, the last full trading day prior to the public announcement of the merger agreement, the closing sale price of our common stock on the Global Select Market System of Nasdaq was $75.69 per share. The $86.00 per share to be paid for each share of our common stock in the merger represented a premium of approximately 13.6% to the closing sale price on July 10, 2007 and a premium of approximately 34.4% to the closing sale price on April 24, 2007, the day immediately preceding our announcement that we had retained Goldman Sachs to assist us in a review of our strategic alternatives.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following questions and answers are intended to address briefly some important questions that may be asked regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a Chaparral stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully. See “Where You Can Find More Information.”

Q.	Why am I receiving this proxy statement?

A.	You are receiving this proxy statement because you were a stockholder of Chaparral at the close of business on August 9, 2007. On July 10, 2007, Chaparral entered into a merger agreement, which we refer to as the merger agreement, with Gerdau Ameristeel Corporation, which we refer to as Gerdau, GCV Inc., an indirect wholly owned subsidiary of Gerdau Ameristeel Corporation, which we refer to as Merger Sub, and, as guarantor of those companies’ obligations, Gerdau, S.A., which we refer to as Gerdau, S.A. The merger agreement provides for the acquisition of Chaparral by Gerdau by means of the merger of Merger Sub with and into Chaparral. If the merger is completed, Chaparral will become an indirect wholly owned subsidiary of Gerdau and an indirect subsidiary of, and controlled by, Gerdau, S.A. A copy of the merger agreement is attached to this proxy statement as Annex A.

To complete the merger, among other things, our stockholders must vote to adopt the merger agreement. We are holding a special meeting of stockholders to obtain this approval.

Q.	When and where is the special meeting of our stockholders?

A.	The special meeting of stockholders will take place on September 12, 2007, at 9:00 a.m., Central Time, in the Salon A Meeting Room of the Crescent Court Hotel, 400 Crescent Court, Dallas, Texas.

Q.	What matters will I be asked to vote on at the special meeting?

A.	At the special meeting, you will be asked:

•	to consider and vote upon a proposal to adopt the merger agreement;

•

to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement; and

•	to transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Q.	How does the board of directors of Chaparral recommend that I vote on the proposals?

A.	Our board of directors recommends that you vote:

•	FOR the proposal to adopt the merger agreement; and

•	FOR the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies.

Q.	What is a quorum?

A.	A quorum of the holders of the issued and outstanding shares of Chaparral common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of our issued and outstanding shares of common stock entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions are counted as present for the purpose of determining whether a quorum is present.

Q.	What vote is required to adopt the merger agreement?

A.	To adopt the merger agreement, holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the special meeting must approve the related proposal being submitted to stockholders. Each share of our common stock is entitled to one vote.

Q.	What vote is required to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies at the special meeting?

A.	To approve the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies, holders of a majority of the shares of our common stock that are present at the special meeting and that are voted and do not abstain must vote FOR the proposal to adopt the merger agreement.

Q.	How are votes counted?

A.	With respect to the proposal relating to the adoption of the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will have the same effect as votes cast AGAINST the proposal relating to adoption of the merger agreement, and will count for the purpose of determining whether a quorum is present. Stockholders as of the close of business on the record date holding at least a majority of the issued and outstanding shares of our common stock must vote FOR the adoption of the merger agreement for us to complete the merger. As a result, if you ABSTAIN, it has the same effect as a vote AGAINST the adoption of the merger agreement.

With respect to the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not count as votes cast on the proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies, but will count for the purpose of determining whether a quorum is present. The proposal to adjourn or postpone the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of holders representing a majority of the votes of our shares of common stock that are present at the special meeting and entitled to vote and that are voted and do not abstain. As a result, if you ABSTAIN, it will have no effect on the vote for the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies.

If you sign your proxy card without indicating your vote, your shares will be voted FOR the adoption of the merger agreement, FOR adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the best judgment of the persons appointed as proxies on any other matters properly brought before the meeting for a vote.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes count for the purpose of determining whether a quorum is present, but will not count as votes cast on a proposal. As a result, broker non-votes will have the effect of a vote AGAINST the adoption of the merger agreement. Broker non-votes will have no effect on the vote for the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies.

Q.	Who may vote at the special meeting?

A.	Owners of our common stock at the close of business on August 9, 2007, the record date, are entitled to vote. This includes shares you held on that date (1) directly in your name as the stockholder of record and (2) through a broker, bank or other holder of record where the shares were held for you as the beneficial owner. A list of stockholders of record entitled to vote at the special meeting will be available at our offices located at Chaparral Steel Company, 300 Ward Road, Midlothian, Texas 76065, during ordinary business hours for ten days prior to the special meeting, as well as at the special meeting.

Q.	How many shares may be voted?

A.	On the record date for the special meeting, there were 47,040,596 shares of our common stock outstanding, with each share entitled to one vote for each matter to be voted on at the special meeting.

Q.	How do I vote?

A.	Since many stockholders are unable to attend the special meeting in person, we send proxy cards to all stockholders of record to enable them to direct the voting of their shares. Brokers, banks and nominees generally solicit voting instructions from the beneficial owners of shares held by them and typically offer telephonic or electronic means by which these instructions can be given, in addition to the traditional mailed voting instruction cards. If you beneficially own shares held through a broker, bank or other nominee, you may submit voting instructions by telephone or on the internet, as outlined on the enclosed proxy card, if the firm holding your shares offers these voting methods. Please refer to the voting instructions provided by your broker, bank or nominee for information.

Q.	What does it mean if I get more than one proxy card?

A.	If you have shares of our common stock that are registered separately and are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

Q.	How will my proxy vote my shares?

A.	The designated proxy holders will vote according to the instructions you submit on your proxy card. If you sign and return your card but do not indicate your voting instructions on one or more of the matters listed, the proxy holders will vote all uninstructed shares FOR the adoption of the merger agreement, FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the judgment of the designated proxy holders on any other matters properly brought before the special meeting for a vote.

Q.	If my shares are held in “street name” by my bank, brokerage firm or other nominee, will my broker or nominee automatically vote my shares for me?

A.	No. Your bank, brokerage firm or nominee may not vote your shares without instructions from you. You should instruct your bank, brokerage firm or nominee as to how to vote your shares, following the instructions contained in the voting instruction card that your bank, broker or nominee provides to you. Failing to instruct your bank, brokerage firm or nominee to vote your shares for the merger will have the same effect as a vote AGAINST the merger.

Q.	May I change my vote?

A.	You may revoke your proxy at any time before it is voted at the special meeting. If you are the holder of record of your shares, you may revoke your proxy prior to the vote at the special meeting in any of three ways:

•	by delivering a written revocation dated after the date of the proxy that is being revoked to Chaparral Steel Company, 300 Ward Road, Midlothian, Texas 76065, Attention: Secretary;

•	by delivering a proxy dated later than your original proxy relating to the same shares to our Secretary by mail, telephone or on the internet, as outlined on the enclosed proxy card; or

•	by attending the special meeting and voting in person by ballot.

Simply attending the special meeting will not constitute revocation of a proxy. If your shares are held in “street name,” you should follow the instructions of your broker, bank or other nominee regarding revocation or change of proxies. If your broker, bank or other nominee allows you to submit a proxy by telephone or on the internet, you may be able to change your vote by submitting a new proxy by telephone or on the internet, as outlined on the enclosed proxy card.

Q.	May I vote in person at the special meeting?

A.	If you submit a proxy or voting instructions you do not need to vote at the special meeting. However, we will pass out written ballots to any stockholder of record or authorized representative of a stockholder of record who wants to vote in person at the special meeting rather than by proxy. Voting in person will revoke any proxy previously given. If you hold your shares through a broker, bank or nominee, you must obtain a proxy from your broker, bank or nominee to vote in person.

Q.	Who may attend the special meeting?

A.	All stockholders of record on the record date for the special meeting may attend. To be admitted to the meeting, you will need to bring proof of identification. Please note that if you hold shares in “street name” (that is, through a broker, bank or other nominee) and would like to attend the special meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of our common stock as of the close of business on August 9, 2007. Alternatively, to vote, you may contact the person in whose name your shares are registered and obtain a proxy from that person and bring it to the special meeting.

Q.	Should I send in my stock certificates now?

A.	No. Please do not send any stock certificates with your proxy card. After we complete the merger, you will receive written instructions for returning your Chaparral stock certificates. These instructions will tell you how and where to send your Chaparral stock certificates to receive the merger consideration.

Q.	What will I receive in exchange for my shares of Chaparral common stock?

A.	If we complete the merger, you will have the right to receive $86.00 in cash for each share of our common stock that you own unless you do not vote in favor of the merger and you properly perfect your appraisal rights under Delaware law. No interest will be paid on the merger consideration.

Q.	When do you expect to complete the merger?

A.	We expect to complete the merger shortly after all of the conditions to the merger have been satisfied or waived. We currently expect to complete the merger later this calendar year, but we cannot be certain when or if the conditions will be satisfied or waived.

Q.	Who can help answer my questions about the special meeting or the merger?

A.	If you have questions about the special meeting or the merger after reading this proxy statement, you should contact our proxy solicitor, MacKenzie Partners, Inc., at 105 Madison Avenue, New York, NY 10016, or by telephone at (800) 322-2885, or by email at proxy@mackenziepartners.com.

FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain statements that are not historical facts and that are considered “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. Typically, we identify these forward-looking statements with words like “expect,” “intend,” “may,” “might,” “should,” “believe,” “anticipate,” “estimate,” or similar expressions. We and our representatives may also make similar forward-looking statements from time to time orally or in writing.

These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. They are based on currently available information and current expectations and projections about future events. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including but not limited to the following:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•

the outcome of any litigation and judicial actions that have been or may be instituted against Chaparral and others relating to the merger agreement, including legislative action, referenda and taxation;

•

the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to consummation of the merger, including the inability of Gerdau and Merger Sub to obtain antitrust or other regulatory approvals, as required by the merger agreement;

•	the conditions to the closing of the merger may not be satisfied, or the merger agreement may be terminated prior to closing;

•

disruptions and uncertainty resulting from our proposed merger with a major customer may make it more difficult for us to maintain relationships with other customers, employees or suppliers, and as a result our business may suffer;

•	the restrictions on our conduct prior to closing contained in the merger agreement may have a negative effect on our flexibility and our business operations; and

•	the merger may involve unexpected costs or unexpected liabilities;

and other risks detailed in our current filings with the SEC, including our most recent filings on Forms 10-Q and 10-K. See “Where You Can Find More Information.”

These factors may not be all of the factors that could cause actual results to differ materially from those discussed in any forward-looking statements. Our company operates in a continually changing business environment and new factors emerge from time to time. We cannot predict all such factors nor can we assess the impact, if any, of such factors on our financial position or our results of operations. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results.

The forward-looking statements in this proxy statement speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

THE PARTIES TO THE MERGER AGREEMENT

Chaparral

Chaparral Steel is the second largest producer of structural steel products in North America. We are also a major producer of steel bar products. We operate two mini-mills located in Midlothian, Texas and Dinwiddie County, Virginia that together have an annual rated production capacity of 2.8 million tons of steel. We began operations at our Texas plant in July 1973 as a mini-mill producer of steel bar products with an annual capacity of 0.25 million tons and have since grown through internal expansion. In 1999, we completed construction of our modern, low-cost structural steel plant in Virginia, which nearly doubled our structural steel capacity and expanded our product line.

We utilize mini-mill technology, whereby recycled scrap steel is melted in electric arc furnaces, and continuous casting systems form the molten steel into a broad range of products. Over the years we have significantly expanded and diversified our product mix. We currently manufacture over 230 different types, sizes and grades of structural steel and bar products. Our structural steel products include wide flange beams, channels, piling products and other shapes, and our steel bar products include specialty bar products, and, to a lesser extent, reinforcing bar.

We market our products throughout the United States, Canada and Mexico, and to a limited extent in Europe. We sell to steel service centers and steel fabricators for use in the construction industry, as well as to cold finishers, forgers and original equipment manufacturers for use in the railroad, defense, automotive, manufactured housing and energy industries.

Our shares of common stock are traded on the Global Select Market System of Nasdaq under the symbol “CHAP.” Our principal executive office is located at Chaparral Steel Company, 300 Ward Road, Midlothian, Texas 76065, Attention: Secretary, and our telephone number there is (972) 775-8241. The internet address for Chaparral is http://www.chapusa.com.

Gerdau

Gerdau Ameristeel Corporation, which we refer to as Gerdau, is a Canadian corporation and is an indirect subsidiary of, and controlled by, Gerdau, S.A.

Gerdau is the fourth largest overall steel company and the second largest mini-mill steel producer in North America. The company has the capacity to manufacture over 9 million tons of mill finished steel products annually. Through an integrated network of mini-mills, steel scrap recycling facilities, and downstream operations, the company serves customers in the eastern two-thirds of North America.

Gerdau’s products are generally sold to steel service centers or directly to original equipment manufacturers. Gerdau’s steel is used in a variety of industries including construction, automotive, mining, and cellular and electrical transmission. It is found in bridges, highways, stadiums, and commercial and apartment buildings.

Gerdau’s common shares are traded on the New York Stock Exchange under the symbol “GNA” and on the Toronto Stock Exchange under the symbol “GNA.TO.” Gerdau is headquartered in Toronto and its principal executive office is located at 4221 West Boy Scout Boulevard, Suite 600, Tampa, Florida 33607, and its telephone number there is (813) 286-8383. The internet address for Gerdau is http://www.gerdauameristeel.com.

Merger Sub

GCV Inc., which we refer to as Merger Sub, is an indirect wholly owned subsidiary of Gerdau, organized under the laws of Delaware. It was formed solely for the purposes of effecting the merger, has no assets, and has conducted no business operations.

Gerdau S.A.

Gerdau S.A., which we refer to as Gerdau S.A., is the world’s 14th largest steelmaker and the largest producer of long steel in the Americas. It has 234 industrial and commercial facilities, five joint ventures and two associated companies. It operates in Brazil, Argentina, Chile, Colombia, Peru, Uruguay, Mexico, the Dominican Republic, Venezuela, the United States, Canada, Spain and India. Gerdau S.A.’s American depositary shares are listed on the New York Stock Exchange under the symbol “GGB” and on the Bovespa in Brazil under the symbols “GGBR3” and “GGBR4” and on Latibex in Spain under the symbol “XGGB.”

Gerdau S.A. is the majority stockholder in Gerdau. Its principal executive offices are located at Av Farrapos, 1811, 90220-005—Porto Alegre—RS–Brazil, and its telephone number there is 55 (51) 3323.2000. The internet address for Gerdau S.A. is http://www.gerdau.com.br.

THE SPECIAL MEETING

This proxy statement is being furnished to Chaparral stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held at 9:00 a.m., Central Time, on September 12, 2007, in the Salon A Meeting Room of the Crescent Court Hotel, 400 Crescent Court, Dallas, Texas.

Matters To Be Considered

The purpose of the special meeting will be:

•

to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, which we refer to as the merger agreement, by and among Chaparral, Gerdau, and Merger Sub, pursuant to which Chaparral will become an indirect wholly owned subsidiary of Gerdau, and an indirect subsidiary of Gerdau S.A.;

•

to consider and vote upon a proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement; and

•	to transact any other business that may properly come before the special meeting of stockholders or any adjournment or postponement thereof.

A copy of the merger agreement is attached as Annex A to this proxy statement.

Record Date; Stock Entitled to Vote; Quorum

The holders of record of our common stock as of the close of business on the record date for the special meeting, which was August 9, 2007, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 47,040,596 shares of our common stock outstanding. Each share of common stock outstanding on the record date is entitled to one vote for each matter to be voted on at the special meeting.

The holders of a majority of the shares of our common stock that were outstanding on the record date, present in person or represented by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of our common stock held in treasury by us or by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum, and may not vote at the special meeting. In accordance with Delaware law, abstentions and properly executed broker non-votes will be counted as shares present and entitled to vote for the purposes of determining a quorum.

Required Vote

Each share of our common stock that was outstanding on the record date for the special meeting entitles the holder to one vote at the special meeting. Completion of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Because the vote is based on the number of shares of our outstanding common stock rather than on the number of votes cast, failure to vote your shares, and votes to abstain, will have the same effect as votes against adoption of the merger agreement. Accordingly, the Chaparral board of directors urges you to complete, date, sign and return the enclosed proxy card, or to submit your proxy by telephone or the internet, as outlined on the enclosed proxy card, or, in the event that you hold your shares through a broker or other nominee, to vote by following the separate voting instructions received from your broker or nominee.

Voting By Proxy; Revocability of Proxy

Each copy of this document mailed to our stockholders is accompanied by a proxy card and a self-addressed envelope.

If you are a registered stockholder, that is, if you are a “holder of record,” you may submit your proxy in any of the following three ways:

•	by completing, dating, signing and returning the enclosed proxy card by mail;

•	by appointing a proxy to vote your shares by telephone or on the internet, as outlined on the enclosed proxy card; or

•	by appearing and voting in person by ballot at the special meeting.

Whether or not you plan to attend the special meeting, you should submit your proxy as described above as promptly as possible. Submitting your proxy before the special meeting will not preclude you from voting in person at the special meeting should you decide to attend.

If you hold your shares of Chaparral common stock in a stock brokerage account or through a bank, brokerage firm or nominee, or in other words in “street name,” you must vote in accordance with the instructions on the voting instruction card that your bank, brokerage firm or nominee provides to you. You should instruct your bank, brokerage firm or nominee as to how to vote your shares, following the directions contained in the voting instruction card. If you hold shares in “street name,” you may submit voting instructions by telephone or on the internet, as outlined on the enclosed proxy card, if the firm holding your shares offers these voting methods. Please refer to the voting instructions provided by your bank, brokerage firm or nominee for information.

If you vote your shares of our common stock by signing a proxy, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your signed proxy card, your shares of our common stock will be voted FOR the adoption of the merger agreement and FOR the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to adopt the merger agreement. If you submit your proxy by telephone or internet, as outlined on the enclosed proxy card, your shares will be voted at the special meeting as instructed in such submission.

You may revoke your proxy at any time before the proxy is voted at the special meeting. If you are a holder of record, you may revoke your proxy prior to the vote at the special meeting in any of three ways:

•	by delivering a written revocation dated after the date of the proxy that is being revoked to Chaparral Steel Company, 300 Ward Road, Midlothian, Texas 76065, Attention: Secretary;

•	by delivering a proxy dated later than your original proxy relating to the same shares to our Secretary by mail, telephone or on the internet, as outlined on the enclosed proxy card; or

•	by attending the special meeting and voting in person by ballot.

Simply attending the special meeting will not constitute revocation of a proxy. If your shares are held in “street name” by your bank, brokerage firm, or other nominee, you should follow the instructions of your bank, brokerage firm or other nominee regarding revocation or change of voting instructions. If your bank, brokerage firm or other nominee allows you to submit voting instructions by telephone or on the internet, you may be able to change your vote by telephone or on the internet, as outlined on the enclosed proxy card.

Abstaining from Voting

If you abstain from voting by checking the box on the proxy card marked ABSTAIN, it will have the following effects:

•	Your shares will be counted as present for determining whether or not there is a quorum at the special meeting.

•

Because the merger agreement must be adopted by a majority of the shares of our outstanding common stock rather than of the number of votes cast, abstentions will have the same effect as votes AGAINST adoption of the merger agreement.

•	Abstentions will not be counted in determining whether or not any proposal to adjourn or postpone the special meeting is approved.

A broker non-vote generally occurs when a broker, bank or other nominee holding shares on your behalf does not vote on a proposal because the nominee has not received your voting instructions and lacks discretionary power to vote the shares. Broker non-votes count for the purpose of determining whether a quorum is present, but will not count as votes cast on a proposal. As a result, broker non-votes will have the effect of a vote AGAINST the adoption of the merger agreement. Broker non-votes will have no effect on the vote for the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies.

Voting in Person

If you submit a proxy or voting instructions you do not need to vote in person at the special meeting. However, we will pass out written ballots to any stockholder of record or authorized representative of a stockholder of record who wants to vote in person at the special meeting rather than by proxy. Voting in person will revoke any proxy previously given. If you hold your shares through a broker, bank or other nominee, you must obtain a legal proxy from your broker, bank or nominee authorizing you to vote your shares in person, which you must bring with you to the special meeting.

To be admitted to the meeting, you will need to bring proof of identification. Please note that if you hold shares in “street name” (that is, through a broker, bank or other nominee) and would like to attend the special meeting and vote in person, you will need to bring an account statement or other acceptable evidence of ownership of our common stock as of the close of business on August 9, 2007.

Shares Owned by Chaparral Directors and Executive Officers

As of the record date, our executive officers and directors beneficially owned an aggregate of approximately 895,002 shares of our common stock, entitling them to exercise less than 1% of the voting power of our common stock entitled to vote at the special meeting. All of our executive officers and directors have indicated that they intend to vote FOR the adoption of the merger agreement at the special meeting.

Solicitation of Proxies

Chaparral is soliciting proxies for our special meeting from our stockholders. We will pay the costs of soliciting proxies for the special meeting. In addition to this mailing, our officers, directors and employees may solicit proxies by telephone, by mail, on the internet, as outlined on the enclosed proxy card, or in person. However, they will not be paid any additional amounts for soliciting proxies. We have also engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies and to verify records relating to the solicitation. MacKenzie Partners, Inc. will receive a fee of approximately $20,000 and will be reimbursed for certain expenses, and we will indemnify MacKenzie Partners, Inc. against certain losses arising out of its proxy solicitation services on our behalf. We and our proxy solicitors will also request that individuals and entities holding Chaparral shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and we will reimburse those holders for their reasonable expenses in performing those services.

Other Business; Adjournments

We are not aware of any other business to be acted upon at the special meeting. If, however, other matters are properly brought before the special meeting, your proxies will have discretion to vote or act on those matters according to their best judgment, and intend to vote the shares as the Chaparral board of directors may recommend.

The special meeting may be adjourned from time to time, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting. In addition, if the adjournment of the special meeting is for more than 30 days or if after the adjournment a new record date is fixed for an adjourned meeting, notice of the adjourned meeting must be given to each stockholder of record entitled to vote at such special meeting. If a quorum is not present at the special meeting, stockholders may be asked to vote on a proposal to adjourn the special meeting to solicit additional proxies. If a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to approve the adoption of the merger agreement, holders of common stock may also be asked to vote on a proposal to approve the adjournment of the special meeting to permit further solicitation of proxies.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact MacKenzie Partners, Inc., at 105 Madison Avenue, New York, NY 10016, or by telephone at (800) 322-2885, or by email at proxy@mackenziepartners.com.

THE MERGER

Background of the Merger

Since being spun off from Texas Industries, Inc. in July 2005, our board of directors has, from time to time, reviewed and evaluated our business, strategies, performance, objectives and prospects in the context of developments in the steel industry and in the markets in which we operate with a view toward enhancing long-term stockholder value.

At a board meeting, on April 11, 2007, in light of the conditions in the steel industry, including consolidation among steel producers, our board of directors discussed the possibility of exploring strategic alternatives and concluded that it would be in the best interests of Chaparral and our stockholders to explore a range of strategic alternatives. Chaparral retained Goldman Sachs as its financial advisor and Wachtell, Lipton, Rosen & Katz (which we refer to as Wachtell Lipton) as its legal counsel with respect to its exploration of strategic alternatives.

On April 25, 2007, we publicly announced the fact that our board of directors had initiated a review of strategic alternatives and had retained Goldman Sachs to assist in this review.

Beginning on April 25, 2007, representatives of Goldman Sachs, at our board of directors’ request, contacted numerous parties that we and Goldman Sachs believed might be interested in seriously pursuing an acquisition of our company. Representatives of Goldman Sachs also responded to inquiries that it received from prospective acquirors. In all, representatives of Goldman Sachs had contact with a total of 31 third parties. In all cases where requested, representatives of Goldman Sachs provided the third party with an informational memorandum containing certain publicly available information.

Beginning on May 14, 2007, in all cases where requested by a third party, we sent letters requesting the submission of a preliminary, non-binding indication of interest on May 30, 2007. In all, five parties were provided the letter.

On May 24, 2007, our board of directors and management had an update call with representatives of Goldman Sachs and Wachtell Lipton to discuss the status of the bid process.

On May 30, 2007, we received preliminary, non-binding indications of interest from three parties, Gerdau, Company A and Company B. Gerdau, Company A and Company B each submitted an indication of interest for an acquisition of all of our common stock. Gerdau’s indication of interest was for a price range from $61 to $66 per share in cash or cash and some amount of Gerdau’s common stock. Company A’s indication of interest was for a price range from $70 to $75 per share in cash. Company B’s indication of interest was for a price range from $60 to $70 per share in either cash or a combination of cash and Company B common stock.

Based on their indications of interest, we invited each of Gerdau, Company A and Company B to continue further due diligence on us.

In early June 2007, we executed confidentiality agreements with Gerdau, Company A and Company B. These parties were then given access to an online data room, which included confidential information, and to certain of our personnel to provide such parties additional information about us and our operations and to assist these parties in completing their due diligence investigations of our company.

During the rest of June, Gerdau, Company A and Company B continued to conduct due diligence. Our management made presentations about our business and hosted visits to our facilities in Midlothian, Texas and in Dinwiddie County, Virginia for each of Gerdau, Company A and Company B. Each party was provided with access to management for ongoing due diligence during such period.

On June 4, 2007 and June 19, 2007, our board of directors and management had update calls with representatives of Goldman Sachs and Wachtell Lipton to discuss the status of the bid process, including the status of discussions with the three parties.

During the week of June 21, 2007, we provided the three parties with a proposed form of merger agreement and during the week of June 28, 2007, we provided the three parties with corresponding disclosure schedules.

On June 18, 2007, a letter was sent to each of Gerdau, Company A and Company B which requested that definitive proposals be submitted on July 9, 2007. The letter noted that each definitive proposal should confirm the completion of due diligence, be fully financed and be accompanied by a merger agreement in a form the bidder would be willing to execute.

During the week of July 2, 2007, Gerdau, Company A and Company B each submitted mark-ups to our proposed form of the merger agreement.

During the rest of the week of July 2, 2007 and into the following week, our legal and financial advisors engaged in discussions with Gerdau, Company A and Company B and their respective advisors about the merger agreement and related disclosure schedules.

On July 6, 2007, Company B’s financial advisors communicated to representatives of Goldman Sachs that Company B had decided not to further pursue a possible transaction with Chaparral. Gerdau and Company A continued to have discussions with our legal and financial advisors and continued to conduct due diligence.

On July 9, 2007, the bid deadline, Gerdau submitted a bid for Chaparral at a price of $82 per share in cash.

On the same day, a few hours before the bid deadline, Company A’s financial advisors called our financial advisors to inform them Company A would require additional time to complete its internal process with respect to submitting a definitive proposal to acquire Chaparral. Representatives of Goldman Sachs encouraged them to submit a proposal prior to the board of directors meeting scheduled for July 10, 2007.

On July 10, 2007, our board of directors held an in-person meeting in Dallas, Texas (with one director attending telephonically) to review the status and results of the exploration of strategic alternatives. Representatives of Goldman Sachs and Wachtell Lipton discussed with our board of directors the material features of Gerdau’s bid package in detail. In addition, they provided an update on the status of discussions with Company A, including Company A’s request for additional time, which had been communicated to representatives of Goldman Sachs by Company A’s financial advisor. They noted that Company A was a large, acquisitive steel company with extensive financial resources that had provided the highest preliminary, non-binding indication of interest of any prospective acquiror and that Company A’s financial advisors had communicated that Company A’s request for additional time related to Company A’s internal process. Representatives of Goldman Sachs further noted that there could be no assurances that Company A would bid and if they did bid that their bid price would be higher than Gerdau’s bid price. Representatives of Goldman Sachs also discussed with our board of directors the process and an analysis of the financial terms of the proposed transaction with Gerdau. A representative of Wachtell Lipton then discussed the status of the merger agreement drafts received from Gerdau and Company A’s legal advisors, and advised us that the Gerdau merger agreement was essentially finalized and offered a high degree of certainty, while several issues remained to be resolved with Company A.

Our board of directors considered whether they should give Company A additional time to submit a bid and the risks and potential benefits of doing so.

Following this discussion, our board of directors instructed Goldman Sachs to communicate with Gerdau: that our board of directors had adjourned without making a decision and would reconvene at 4 p.m., Eastern Time and that it was likely our board of directors would make a decision at that meeting; that Gerdau needed to have completely finalized the merger agreement by the time of the reconvened board of directors meeting; that if Gerdau had not put forward its highest price, Gerdau should consider this an opportunity to do so; and that our legal advisors would call Gerdau’s legal advisors, Simpson Thacher & Bartlett LLP, to finalize the remaining details of the merger agreement. Our board of directors also instructed Goldman Sachs to communicate with Company A’s financial advisors that our board of directors had adjourned without making a decision and would reconvene at 4 p.m., Eastern Time and that Company A would have a final opportunity to submit a bid but would need to provide its proposal to Goldman Sachs by the time of the reconvened board meeting.

During the recess, representatives of Wachtell Lipton and Simpson Thacher & Bartlett LLP finalized the remaining details of the merger agreement.

At the reconvened board of directors meeting, representatives of Goldman Sachs updated our board of directors regarding the discussions it had since the adjournment of the meeting. Representatives of Goldman Sachs noted that Gerdau had increased its bid by $4.00 a share in cash to $86 per share in cash, on the condition that our board of directors approve a transaction and exchange signature pages by 4:30 p.m., Eastern Time. In addition, the Goldman Sachs representatives noted that they had communicated with Company A’s financial advisors that they had a final opportunity to bid but that Goldman Sachs did not receive a proposal from Company A. Representatives of Goldman Sachs then presented to our board of directors a revised financial analysis with respect to Gerdau’s increased bid. This analysis is summarized below under the caption “The Merger—Opinion of Our Financial Advisor” beginning on page 21. Our board of directors discussed the $86.00 per share in cash offer by Gerdau and determined that it was sufficiently attractive that the Company should not delay to give Company A additional time. Our board of directors noted that the confidentiality and standstill agreement signed by Company A did not prevent them from making a proposal after announcement of a transaction between us and a third party, and that the termination fee agreed to by Gerdau was not preclusive.

At the request of our board of directors, Goldman Sachs then delivered to our board of directors its oral opinion, which opinion was subsequently confirmed in a written opinion dated July 10, 2007, that, as of July 10, 2007 and based upon and subject to the factors and assumptions therein, the $86.00 per share in cash to be received by holders of Chaparral common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

Following the updated presentation by Goldman Sachs and the delivery of its opinion, our board of directors formally considered the proposed transaction with Gerdau, including the positive and negative factors described below in the section entitled “The Merger—Reasons for the Merger; Recommendation of Our Board of Directors” beginning on page 19. Our board of directors then unanimously approved the merger agreement and the merger and declared their advisability, directed that the merger agreement and the merger be submitted to Chaparral stockholders for adoption and approval and recommended that Chaparral stockholders adopt and approve the merger agreement and the merger.

Thereafter, on July 10, 2007, we, Gerdau, Merger Sub and Gerdau S.A. executed the merger agreement and Gerdau S.A. executed the guaranty. Gerdau and we each issued a press release at that time.

Reasons for the Merger; Recommendation of Our Board of Directors

At its meeting on July 10, 2007, the board of directors of Chaparral unanimously determined that the merger agreement is advisable and fair to, and in the best interests of Chaparral and its stockholders and approved the merger agreement and the transactions contemplated thereby, including the merger. Accordingly, the Chaparral board of directors unanimously recommends that Chaparral stockholders vote FOR the adoption of the merger agreement at the special meeting and FOR the adjournment or postponement of the meeting, if necessary or appropriate, to solicit additional proxies.

In reaching its decision to approve the merger agreement and to recommend that Chaparral stockholders vote to adopt the merger agreement, the Chaparral board of directors considered a number of factors, including the following material factors:

•

our board’s understanding of and familiarity with, and discussions with our management regarding, the business, operations, management, financial condition, earnings and prospects of Chaparral (as well as the risks involved in achieving those prospects and the risks and benefits of remaining independent, including those risks described below);

•	our board’s knowledge of the nature of the steel industry, and of the current and prospective competitive, economic, regulatory and operational environment in the North American steel industry;

•	the fact our board ran a full public auction for a proposed sale of the company;

•

our board’s understanding of, and discussions with management regarding, the projected future performance of Chaparral, including management’s view that they did not believe there existed viable means of stimulating significant company growth without pursuing major capital investment (in a new plant, for example) or significant acquisitions;

•

our board’s belief that the merger was more favorable to our stockholders than the potential value that might result from other alternatives available to us, including continuing to operate Chaparral as a stand-alone entity in the ordinary course of business and the alternatives of pursuing other strategic initiatives, in each case given the potential rewards, risks and uncertainties associated with those alternatives, as reviewed with its financial and legal advisors;

•

the historical trading prices of our common stock, including the fact that the price of our common stock has increased 683.4% since it commenced trading on July 22, 2005 in connection with our spin off from Texas Industries, Inc., the fact that the per share cash merger consideration of $86.00 represents a premium of 13.6% over the $75.69 per share, which was the closing sales price of our common stock on the Global Select Market System of Nasdaq on July 10, 2007 (the last full trading day before the announcement of the merger agreement) and a premium of 58.2% over the 3 month average prior to the April 25, 2007 announcement of our retaining Goldman Sachs to assist in our review of strategic alternatives;

•

the review by our board of directors with our management and legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement, which our board concluded were on the whole reasonable, customary and advantageous to our stockholders;

•

the fact that the merger consideration consists solely of cash, is not subject to any financing condition and Gerdau S.A.’s guaranty of the performance by Gerdau and Merger Sub of their obligations under the merger agreement, providing Chaparral stockholders with immediate liquidity and certainty of value;

•

the financial presentation and opinion of Goldman Sachs delivered to our board of directors that, as of July 10, 2007 and based upon and subject to the factors and assumptions set forth therein, the $86.00 per share in cash to be received by holders of Chaparral common stock pursuant to the merger agreement was fair from a financial point of view to such holders;

•

the ability of our board, pursuant to the terms of the merger agreement, to evaluate non-solicited takeover proposals that may arise prior to the effective date of the merger, and in certain circumstances to terminate the merger agreement and accept a superior proposal, consistent with our board’s fiduciary obligations subject to payment to Gerdau of a termination fee equal to $95 million;

•

the fact that the merger agreement provides a high likelihood of completion and that Gerdau must pay to us a non-clearance termination fee of $225 million if the merger is not completed in certain circumstances relating to regulatory matters, as more fully described below under “The Merger Agreement—Termination Fees—Fees Payable by Gerdau”;

•

the likelihood that the merger will be completed, including the reasonableness of the conditions to the merger, the likelihood that the regulatory and stockholder approvals necessary to complete the merger will be obtained; and

•	the fact that the merger agreement must be approved by the Chaparral stockholders and the availability of appraisal rights under Delaware law for dissenting stockholders.

The Chaparral board also considered potential negative factors or risks relating to the merger, including the following material risks and factors, but found that these potential risks were outweighed by the expected benefits of the merger:

•

the fact that the all-cash merger consideration would not allow our stockholders to participate in any future growth of Chaparral’s business, and would generally be taxable to our stockholders upon completion of the merger;

•	the regulatory approvals required to complete the merger, and the uncertainties associated with obtaining those approvals, which could result in the failure of the merger to be consummated;

•	the risks and costs to Chaparral if the merger does not close, including the diversion of management and employee attention, the effect on relationships with customers, suppliers and employees;

•

the restrictions on the conduct of our business prior to the completion of the merger, requiring the Company to conduct its business in the ordinary course, consistent with its past practices, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger; and

•	the requirement that we must pay Gerdau a $95 million termination fee in certain circumstances, as more fully described below under “The Merger Agreement—Termination Fees—Fees Payable by Chaparral.”

Our board also considered the interests that certain executive officers and directors of Chaparral may have with respect to the merger in addition to their interests as stockholders of Chaparral generally, as described in the section below entitled “—Interests of Chaparral’s Directors and Executive Officers in the Merger.”

The foregoing discussion addresses the material information and factors considered by the Chaparral board of directors in its consideration of the merger. In view of the variety of factors, the amount of information considered and the complexity of these matters, our board of directors did not find it practicable to, and did not attempt to, rank, quantify, make specific assessments of, or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of our board of directors may have given different weights to different factors. Our board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support, its determination.

Opinion of Our Financial Advisor

Goldman Sachs rendered its opinion to Chaparral’s board of directors that, as of July 10, 2007 and based upon and subject to the factors and assumptions set forth therein, the $86.00 per share in cash to be received by the holders of Chaparral common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated July 10, 2007, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided its opinion for the information and assistance of Chaparral’s board of directors in connection with its consideration of the merger. The Goldman Sachs opinion is not a recommendation as to how any holder of Chaparral common stock should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Chaparral for the two fiscal years ended May 31, 2006;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Chaparral;

•	certain communications from Chaparral to its stockholders; and

•	certain internal financial analyses and forecasts for Chaparral prepared by its management.

Goldman Sachs also held discussions with members of the senior management of Chaparral regarding their assessment of the past and current business operations, financial condition and future prospects of Chaparral. In addition, Goldman Sachs reviewed the reported price and trading activity for Chaparral common stock, compared certain financial and stock market information for Chaparral with similar information for certain other companies the securities of which are publicly traded, and reviewed the financial terms of certain recent business combinations in the steel industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, accounting, tax and other information provided to, discussed with or reviewed by it. In that regard, Goldman Sachs assumed with the consent of Chaparral’s board of directors that the internal financial analyses and forecasts for Chaparral prepared by its management were reasonably prepared on a basis reflecting the best then currently available estimates and judgments of the management of Chaparral. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Chaparral or any of its subsidiaries, nor was any evaluation or appraisal of the assets or liabilities of Chaparral or any of its subsidiaries furnished to Goldman Sachs. Goldman Sachs’ opinion does not address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion does not address the underlying business decision of Chaparral to engage in the merger or the relative merits of the merger as compared to any strategic alternatives that may be available to Chaparral. Goldman Sachs’ opinion was necessarily based on economic, monetary market and other conditions as in effect on, and the information made available to it as of, the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events which occurred after the date of its opinion.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the board of directors of Chaparral in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 10, 2007, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis

Goldman Sachs reviewed the historical trading prices for Chaparral common stock for the period starting July 22, 2005 through July 10, 2007 and historical trading volumes for the three month period ended July 10, 2007. Goldman Sachs analyzed the consideration to be received by holders of Chaparral common stock pursuant to the merger agreement in relation to the 52-week closing high and low Chaparral common stock price, as well as the one-, three- and six-month average closing market prices of Chaparral common stock prior to the April 25, 2007 announcement by Chaparral that it had initiated a review of strategic alternatives. Goldman Sachs also analyzed the consideration to be received by holders of Chaparral common stock pursuant to the merger agreement in relation to the closing price of Chaparral common stock on July 10, 2007, the day of the announcement of the merger agreement, and on April 24, 2007, the day before Chaparral announced that it had initiated a review of strategic alternatives.

These analyses indicated that the price per share to be paid to Chaparral stockholders pursuant to the merger agreement represented:

•	a premium of 13.6% based on the latest 52-week closing high market price of $75.72 per share of Chaparral common stock;

•	a premium of 163.6% based on the latest 52-week closing low market price of $32.63 per share of Chaparral common stock;

•	a premium of 39.9% based on the one-month average closing market price prior to the announcement by Chaparral of a review of strategic alternatives of $61.46 per share of Chaparral common stock;

•	a premium of 58.2% based on the three-month average closing market price prior to the announcement by Chaparral of a review of strategic alternatives of $54.36 per share of Chaparral common stock;

•	a premium of 74.2% based on the six-month average closing market price prior to the announcement by Chaparral of a review of strategic alternatives of $49.38 per share of Chaparral common stock;

•	a premium of 13.6% based on the closing price of July 10, 2007, the day of the announcement of the merger agreement, of $75.69 per share of Chaparral common stock; and

•	a premium of 34.4% based on the closing price on April 24, 2007, the day prior to the announcement by Chaparral of a review of strategic alternatives, of $63.97 per share of Chaparral common stock.

Premium Comparison of Selected Transactions

Goldman Sachs analyzed certain publicly available information relating to selected transactions involving companies in the steel industry. Using this information, Goldman Sachs calculated the premiums paid in such transactions, defined as the difference between the price paid to the holders of the shares of the acquired company in the relevant transaction compared to the market price for the shares of the acquired company on the day prior to the announcement of the transaction or the day prior to the disclosure of a potential transaction.

The following table sets forth the results of this analysis:

Selected Transactions (Acquiror / Target)	Announcement Date	Premium Paid
SSAB Svenskt Stal AB / IPSCO Inc.	May 2007	22%
Essar Global Limited / Algoma Steel Inc.	April 2007	52%
Tata Steel / Corus Group plc	January 2007	55%
Evraz Group S.A. / Oregon Steel Mills, Inc.	November 2006	11%
Mittal Steel Company NV / Arcelor S.A.	June 2006	82%
Arcelor S.A. / Dofasco Inc.	January 2006	61%
Ispat International NV / International Steel Group Inc.	October 2004	42%

Goldman Sachs also analyzed certain publicly available information relating to transactions in the last five years valued over $250 million involving a U.S. company as the target. Using this information, Goldman Sachs calculated the average premiums paid in such transactions, defined as the difference between the price paid to holders of the shares of the acquired company in the relevant transaction compared to the market price for the shares four weeks prior to the announcement of the transaction.

The following table sets forth the results of this analysis:

Year	Average Premium
2002	25%
2003	29%
2004	26%
2005	27%
2006	26%
2007 (year to date)	25%

Selected Companies Analysis

Goldman Sachs reviewed and compared certain financial information for Chaparral to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the mini mill and integrated steel production industries:

Mini Mill Industry

•	Commercial Metals Company

•	Gerdau Ameristeel Corporation

•	Nucor Corporation

•	Steel Dynamics, Inc.

Integrated Steel Production Industry

•	AK Steel Corporation

•	Arcelor Mittal

•	Gerdau, S.A.

•	Stelco Inc.

•	United States Steel Corporation

Although none of the selected companies is directly comparable to Chaparral, the companies included were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Chaparral.

Goldman Sachs also calculated and compared various financial multiples and ratios for Chaparral and the selected companies based on financial data and market prices as of July 10, 2007. The multiples and ratios of Chaparral were based on estimates provided by Chaparral’s management and estimates provided by Institutional Brokers Estimate System, referred to as IBES (a data service that compiles estimates issued by securities research analysts) and the multiples and ratios for each of the selected companies were based on IBES estimates. With respect to Chaparral and the selected companies, Goldman Sachs calculated:

•

Enterprise value, which is the diluted market value of common equity plus the book value of debt, less cash, as a multiple of estimated calendar year 2007 earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA;

•	Enterprise value as a multiple of estimated calendar year 2008 EBITDA;

•	the ratio of price to estimated calendar year 2007 earnings per share, which we refer to as EPS; and

•	the ratio of price to estimated calendar year 2008 EPS.

The following table sets forth the multiples described above for Chaparral:

Company	Enterprise Value/EBITDA (Calendar Year 2007 Estimate)	Enterprise Value /EBITDA (Calendar Year 2008 Estimate)	Price/EPS (Calendar Year 2007 Estimate)	Price/EPS (Calendar Year 2008 Estimate)
Chaparral (IBES)	8.1x	8.5x	14.7x	15.9x
Chaparral (Management)	7.4x	6.9x	12.3x	11.4x

The following table sets forth the multiples described above for selected publicly traded companies in the mini mill industry:

Company	Enterprise Value/EBITDA (Calendar Year 2007 Estimate)	Enterprise Value /EBITDA (Calendar Year 2008 Estimate)	Price/EPS (Calendar Year 2007 Estimate)	Price/EPS (Calendar Year 2008 Estimate)

Commercial Metals Company	6.3x	5.9x	10.8x	9.8x
Gerdau Ameristeel Corporation	5.6x	6.2x	9.6x	10.4x
Nucor Corporation	6.1x	6.0x	11.8x	11.4x
Steel Dynamics, Inc.	6.1x	6.0x	10.9x	10.0x
Median	6.1x	6.0x	10.8x	10.2x

The following table sets forth the multiples described above for selected publicly traded companies in the integrated steel production industry:

Company	Enterprise Value/EBITDA (Calendar Year 2007 Estimate)	Enterprise Value /EBITDA (Calendar Year 2008 Estimate)	Price/EPS (Calendar Year 2007 Estimate)	Price/EPS (Calendar Year 2008 Estimate)

AK Steel Corporation	6.9x	7.7x	13.2x	14.1x
Arcelor Mittal	6.6x	6.0x	9.6x	8.5x
Gerdau, S.A.	6.6x	6.2x	13.3x	11.4x
Stelco, Inc.	8.2x	5.8x	10.0x	12.3x
United States Steel Corporation	6.6x	6.2x	8.0x	7.1x
Median	6.6x	6.2x	10.0x	11.4x

Goldman Sachs calculated the enterprise value of Chaparral as a multiple of estimated fiscal year 2007 EBITDA and estimated fiscal year 2008 EBITDA, respectively, based on the $86.00 per share to be received by holders of Chaparral common stock pursuant to the merger agreement. Goldman Sachs performed the analyses for Chaparral based on forecasts prepared by Chaparral’s management and IBES estimates. The following table presents the results of these analyses:

	Fiscal Year 2007 Estimate Enterprise Value/EBITDA	Fiscal Year 2008 Estimate Enterprise Value /EBITDA
Chaparral (IBES)	9.2x	9.3x
Chaparral (Management)	8.6x	8.4x

Goldman Sachs also calculated the ratio of price to estimated fiscal year 2008 EPS, which we refer to as P/E, based on the $86.00 per share to be received by holders of Chaparral common stock pursuant to the merger agreement. Goldman Sachs performed the analyses for Chaparral based on forecasts prepared by Chaparral’s management and IBES estimates. The following table presents the results of these analyses:

Fiscal Year 2008 Estimate P/E
Chaparral (IBES)	16.9x
Chaparral (Management)	13.0x

Selected Transactions Analysis

Goldman Sachs analyzed certain publicly available information relating to the following selected transactions involving companies in the steel industry:

•	SSAB Svenskt Stal AB SSAB / IPSCO Inc. (May 2007)

•	Ternium S.A. / Grupo Imsa SA de CV (April 2007)

•	Essar Global Limited / Algoma Steel Inc. (April 2007)

•	Tata Steel / Corus Group plc (January 2007)

•	Arcelor Mittal / Sicartsa (Grupo Villacero) (December 2006)

•	Grupo Alfonso Gallardo / Stahlwerk Thuringen GmbH (Arcelor Mittal) (December 2006)

•	Evraz Group S.A. / Oregon Steel Mills, Inc. (November 2006)

•	Mittal Steel Company NV / Arcelor S.A. (June 2006)

•	Arcelor S.A. / Dofasco Inc.—Steel Operations (January 2006)

•	Arcelor S.A. / Dofasco Inc. (January 2006)

•	Mittal Steel Company NV / KryvorizhStal (October 2005)

•	Steel Dynamics, Inc. / Roanoke Electric Steel Corporation (October 2005)

•	Oyak Yardimlasma Kurumu (OYAK) / Eregli Demir ve Celik Fabrikalari TAS (Erdemir) (October 2005)

•	The Techint Group / Hylsamex SA de CV (May 2005)

•	Nucor Corporation/ Marion Steel Company (April 2005)

•	Ispat International NV / International Steel Group Inc.(October 2004)

For each of the selected transactions, Goldman Sachs calculated the enterprise value as a multiple of EBITDA over the latest twelve month, which we refer to as LTM, period prior to the transaction and for the first fiscal year, which we refer to as FY1, following the transaction. For the proposed merger, Goldman Sachs calculated the enterprise value as a multiple of LTM EBITDA and estimated FY1 EBITDA based upon information provided by the management of Chaparral as of May 2007, and also based upon the most current publicly available information as of February 2007. For the selected transactions, the projected estimates for EBITDA (FY1) are based upon information obtained from IBES or Wall Street Research. In addition, Goldman Sachs calculated the enterprise value as a multiple of production for the proposed merger and for the selected transactions, using tons of steel shipped as a measure of production. For the proposed merger, Goldman Sachs derived these calculations based upon information provided by the management of Chaparral as of May 2007, and also based upon the most current publicly available information as of February 2007. For the selected transactions, these calculations were based upon the most current publicly available information available at the time of the transaction. While none of the companies that participated in the selected transactions are directly comparable to Chaparral, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Chaparral’s results, market size and product profile.

The following table presents the results of this analysis:

Enterprise Value as a Multiple of:	Selected Transactions			Proposed Transaction (Based on Management Estimates)	Proposed Transaction (Based on Publicly Available Info as of February 2007)
	Range	Median	Mean
LTM EBITDA	3.1x – 9.0x	6.8x	6.4x	8.6x	9.2x
FY1 EBITDA	4.0x – 8.6x	6.6x	6.8x	8.4x	9.4x
Tons Shipped	$143 – $1,849	$752	$777	$1,796	$1,822

Discounted Cash Flow Analysis

Goldman Sachs performed an illustrative discounted cash flow analysis on Chaparral using Chaparral’s management projections. Goldman Sachs calculated indications of net present value of unlevered free cash flows, meaning unlevered net income plus depreciation and amortization less the sum of capital expenditures and changes in working capital, for Chaparral for the years 2008 through 2012 using discount rates ranging from 10% to 14%. Goldman Sachs calculated implied prices per share of the Chaparral common stock using illustrative terminal values in the year 2012 based on multiples ranging from 5.0x EBITDA to 7.0x EBITDA. These illustrative terminal values were then discounted to calculate implied indications of present values using discount rates ranging from 10% to 14%. In conducting the discounted cash flow analyses, Goldman Sachs used a range of discount rates derived by utilizing a weighted average cost of capital analysis based on certain financial metrics for Chaparral and selected companies which exhibited similar business characteristics to Chaparral or one of its business units. The applied discount rates were based upon Goldman Sachs’ judgment of an illustrative range based upon the above analysis. Goldman Sachs selected exit multiples in order to calculate the terminal value based upon several factors, including analyses of Chaparral’s LTM EBITDA multiple and the LTM EBITDA multiple of selected companies which exhibited similar business characteristics to Chaparral or one of its business units. The following table presents the results of this analysis:

Illustrative Per Share Value Indications
Chaparral	$55.20 - $78.44

Goldman Sachs also performed an illustrative discounted cash flow analysis on Chaparral using the methodology described above, but using the perpetuity growth method instead of the exit year multiple method to determine terminal value, Goldman Sachs applied nominal perpetuity growth rates after 2012 ranging from 2.0% to 4.0% growth in unlevered free cash flows to arrive at illustrative terminal values. The following table presents the results of this analysis:

Illustrative Per Share Value Indications
Chaparral	$57.52 - $107.10

Goldman Sachs also performed an illustrative discounted cash flow sensitivity analysis on Chaparral using the same exit year multiple methodology described above, but assuming a 12.0% nominal discount rate and realized EBITDA per ton for steel shipments ranging from $50 below to $50 above Chaparral management estimates. The following table presents the results of this analysis:

Illustrative Per Share Value Indications
Chaparral	$45.04 - $89.97

Goldman Sachs also performed an illustrative discounted cash flow sensitivity analysis on Chaparral using the same perpetuity growth methodology described above, but assuming a 12.0% nominal discount rate and realized EBITDA per ton for steel shipments ranging from $50 below to $50 above Chaparral management estimates. The following table presents the results of this analysis:

Illustrative Per Share Value Indications
Chaparral	$51.61 - $100.86

Present Value of Future Share Price Analysis

Goldman Sachs performed an illustrative analysis of the implied present value of the future per share price of Chaparral common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future EPS or EBITDA and its assumed price to future EPS or EBITDA multiples. For this analysis, Goldman Sachs used the estimates for Chaparral prepared by Chaparral’s management for each of the fiscal years 2008 to 2012. Goldman Sachs’

calculations assumed, with the consent of Chaparral’s management, that Chaparral would use any cash on its balance sheet in excess of $100 million to repurchase shares of Chaparral common stock in the fiscal years 2008 through 2012.

Goldman Sachs first calculated the implied values per share of the Chaparral common stock, including the present value of dividends paid per share of Chaparral common stock, for each of the fiscal years 2008 to 2012, by applying price to trailing EBITDA multiples ranging from 4.5x to 6.5x to EBITDA estimates for each of the fiscal years 2007 to 2011, and then calculated the present value of these share prices using a nominal equity discount rate of 14.2%. This analysis resulted in a range of implied present values of $48.74 to $80.93 per share of Chaparral common stock. Goldman Sachs also calculated the implied values per share of the Chaparral common stock, including the present value of dividends paid per share of Chaparral common stock, for each of the fiscal years 2008 to 2012, by applying price to trailing EPS multiples ranging from 8.0x to 12.0x to EPS estimates for each of the fiscal years 2008 to 2012, and then calculated the present value of these share prices using a nominal equity discount rate of 14.2%. This analysis resulted in a range of implied present values of $58.76 to $86.58 per share of Chaparral common stock.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Chaparral, Gerdau or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to Chaparral’s board of directors as to the fairness from a financial point of view to the holders of Chaparral common stock of the $86.00 per share in cash to be received by such holders pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Chaparral, Gerdau, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arms’-length negotiations between Chaparral and Gerdau and was approved by Chaparral’s board of directors. Goldman Sachs provided advice to Chaparral during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Chaparral or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to Chaparral’s board of directors was one of many factors taken into consideration by Chaparral’s board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. Goldman Sachs has acted as financial advisor to Chaparral in connection with, and has participated in certain of the negotiations leading to, the merger contemplated by the merger agreement. Goldman Sachs has provided certain investment banking and other financial services to Gerdau and Gerdau, S.A. from time to time. Goldman Sachs and its affiliates also may provide investment banking and other financial services to Chaparral, Gerdau, Gerdau, S.A., and their respective affiliates in the future. In connection with the above-described investment banking and other financial services, Goldman Sachs has received, and may receive, compensation.

Goldman Sachs and its affiliates engage for their own accounts or the accounts of third parties in securities trading, investment management, principal investment, financial planning and benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may provide such services to Chaparral, Gerdau, Gerdau, S.A., and their respective affiliates, and may at any time hold long or short positions, and actively trade or effect transactions in, the equity, debt, or other securities and financial instruments (including bank loan and other obligations) of Chaparral, Gerdau, Gerdau, S.A., and their respective affiliates.

The board of directors of Chaparral selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement, dated April 24, 2007, Chaparral engaged Goldman Sachs to act as its financial advisor in connection with the merger. Pursuant to the terms of this engagement letter, Chaparral has agreed to pay Goldman Sachs a transaction fee of 0.64% of the aggregate consideration paid by Gerdau, the principal portion of which is payable upon consummation of the merger. In addition, Chaparral has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders

The following discussion is a summary of the material U.S. federal income tax consequences of the merger to “U.S. holders” (as defined below) of Chaparral common stock whose shares are converted into the right to receive cash in the merger. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, U.S. Treasury regulations promulgated thereunder, judicial authorities and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change, possibly with retroactive effect.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons with respect to all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

Holders of our common stock who are not U.S. holders may be subject to different tax consequences than those described below and are urged to consult their tax advisors regarding their tax treatment under U.S. and non-U.S. tax laws.

The following does not purport to consider all aspects of U.S. federal income taxation of the merger that might be relevant to U.S. holders in light of their particular circumstances, or those U.S. holders that may be subject to special rules (for example, dealers in securities or currencies, brokers, banks, financial institutions, insurance companies, mutual funds, tax-exempt organizations, stockholders subject to the alternative minimum tax, partnerships or other flow-through entities and their partners or members, persons whose functional currency is not the U.S. dollar, stockholders who hold our stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, stockholders that acquired our common stock pursuant to the exercise of an employee stock option or otherwise as compensation, or U.S. holders who exercise statutory appraisal rights), nor does it address the U.S. federal income tax consequences to U.S. holders that do not hold our common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, the discussion does not address any aspect of foreign, state, local, estate, gift, alternative minimum or other tax law that may be applicable to a U.S. holder.

The tax consequences to U.S. holders that hold our common stock through a partnership or other pass-through entity, generally, will depend on the status of the partner and the activities of the partnership. Partners in a partnership or other pass-through entity holding our common stock should consult their tax advisors.

This summary of the material U.S. federal income tax consequences of the merger is for general information only and is not tax advice. Stockholders are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement. The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the stockholder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such shares is more than 12 months at the time of the consummation of the merger. Long-term capital gains of individuals are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to certain limitations.

Backup Withholding and Information Reporting. A stockholder may be subject to backup withholding at the applicable rate (currently 28 percent) on the cash payments to which such stockholder is entitled pursuant to the merger, unless the stockholder properly establishes an exemption or provides a taxpayer identification number and otherwise complies with the backup withholding rules. Each stockholder should complete and sign the substitute Internal Revenue Service, which we refer to as the IRS, Form W-9 included as part of the letter of transmittal that will be sent to stockholders promptly following completion of the merger and return it to the paying agent, to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption applies and is established in a manner satisfactory to the paying agent. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowable as a refund or a credit against a stockholder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Governmental and Regulatory Approvals

Under the provisions of the HSR Act, the merger may not be completed until the expiration or earlier termination of a 30-day waiting period following the filing of notification and report forms with the Antitrust Division and the FTC by Chaparral and the ultimate parent entity of Gerdau, unless a request for additional information and documentary material is received from the Antitrust Division or the FTC. If, within the initial 30-day waiting period, either the Antitrust Division or the FTC issues a request for additional information and documentary material concerning the merger, then the waiting period will be extended until the 30th calendar day after the date of substantial compliance with the request by both parties, unless earlier terminated by the Antitrust Division or the FTC or further extended by court order or with the consent of Chaparral and Gerdau. Chaparral and the ultimate parent entity of Gerdau filed their respective notification and report forms with the Antitrust Division and the FTC under the HSR Act on July 23, 2007.

The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the Antitrust Division, the FTC or a state attorney general could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of Chaparral or Gerdau or their subsidiaries. Private parties may also bring legal actions under the antitrust laws under certain circumstances.

On August 7, 2007, Chaparral and Gerdau filed a pre-merger notification with the German Bundeskartellamt, the German federal agency with responsibility for antitrust review of transactions. Under German law, Chaparral and Gerdau are not permitted to complete the merger until expiration or termination of a 30-day waiting period. At any time before or after the merger and the exchange of shares, the Bundeskartellamt could take whatever action under German law it deems necessary or desirable in the public interest, including seeking to enjoin the merger or the exchange of shares, or seeking a divestiture of shares or assets.

On July 27, 2007, the parties submitted a notice of the transaction to the Committee on Foreign Investment in the United States, which we refer to as CFIUS, in accordance with the regulations implementing the Exon-Florio Amendment to the Defense Production Act of 1950, which is referred to as the Exon-Florio Amendment. The Exon-Florio Amendment empowers the President of the United States to prohibit or suspend an acquisition of, or investment in, a U.S. company by a “foreign person” if the President of the United States, after investigation, finds credible evidence that the foreign person might take action that threatens to impair the national security of the United States and that other provisions of existing law, other than the International Emergency Economic Powers Act, do not provide adequate and appropriate authority to protect the national security. By a 1988 executive order, the President of the United States delegated to CFIUS the authority to receive notices of proposed transactions, determine when an investigation is warranted, conduct investigations and submit recommendations to the President of the United States to suspend or prohibit the completion of transactions or to require divestitures of completed transactions.

A party or parties to a transaction may, but are not required to, submit to CFIUS a voluntary notice of the transaction. CFIUS has 30 calendar days from the date of submission to decide whether to initiate an investigation. If CFIUS declines to investigate, it sends a letter advising the parties that CFIUS has determined not to conduct an investigation and that CFIUS has concluded its review of the transaction, and the review process is complete. If CFIUS decides to investigate, it has 45 calendar days in which to prepare a recommendation to the President of the United States, who must then decide within 15 calendar days whether to block the transaction or, in the case of a completed transaction, seek a divestiture.

Although Chaparral and Gerdau do not believe an investigation of, or recommendation to block, the merger by CFIUS is warranted under the standards of the Exon-Florio Amendment, CFIUS and the President of the United States have considerable discretion to conduct investigations and block transactions under the Exon-Florio Amendment.

While we believe that we will receive the requisite approvals and clearances for the merger, there can be no assurance that a challenge to the merger on antitrust or Exon-Florio grounds will not be made or, if a challenge is made, of the result of such challenge. Similarly, there can be no assurance that Chaparral and Gerdau will obtain the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions to the completion of the merger or require changes to the terms of the merger. These conditions or changes could result in the conditions to the merger not being satisfied prior to March 31, 2008, the outside date (see “The Merger Agreement—Termination”), or at all. Under the terms of the merger agreement, we and Gerdau agreed to use best efforts to resolve any objections that may be asserted by any governmental entity with respect to the merger agreement and agreed not to engage in any action or transaction that would materially delay or materially impair the ability of a party to consummate the merger, and to use best efforts to prevent the entry of any injunction or other order that would adversely affect the ability of the parties to complete the merger. See “Merger Agreement—Agreement to Take Further Action and to Use Reasonable Best Efforts.”

Interests of Chaparral’s Directors and Executive Officers in the Merger

Some of the directors and executive officers of Chaparral may have financial interests in the merger and other arrangements that are different from, or are in addition to, the interests of stockholders of Chaparral generally. These interests and arrangements may create potential conflicts of interest. The Chaparral board was aware of these potential conflicts of interest and considered them, among other matters, in approving the merger agreement and recommending that Chaparral stockholders vote in favor of approving and adopting the merger agreement.

Stock Options, Restricted Stock, Deferred Stock and Common Stock Equivalents.

At the effective time of the merger, each outstanding and unexercised option to purchase shares of Chaparral common stock, whether or not vested, will vest, automatically be cancelled and be converted into the right to receive an amount in cash (less any applicable withholding of taxes) equal to the product of (1) the number of shares of Chaparral common stock subject to the option times (2) the excess of $86.00 over the per share exercise price of the option.

The merger agreement also provides that, immediately prior to the effective time of the merger, each restricted share of Chaparral common stock subject to vesting conditions will vest in full and be converted into the right to receive the per share merger consideration.

In addition, the merger agreement provides that, immediately following the effective time of the merger, each deferred stock award or common stock equivalent award measured by the value of a number of shares of Chaparral common stock will automatically be converted into a vested right to receive the merger consideration payable with respect to such number of shares of Chaparral common stock, payable on a deferred basis in accordance with the terms underlying such deferred shares.

We estimate the amounts that will be payable in settlement of stock options, restricted stock, deferred stock and common stock equivalents held by our chief executive officer, chief financial officer, each of our other three most highly compensated executive officers for fiscal year 2007 and one individual, Mr. Timothy J. Bourcier, who served as an executive officer for a portion of fiscal year 2007 and would have been included among such group of three most highly compensated officers if he had been serving as an executive officer at the end of fiscal year 2007, is as follows: Tommy A. Valenta, $74,085,362, J. Celtyn Hughes, $8,045,581, William H. Dickert, Jr., $10,097,958, Robert E. Crawford, Jr., $3,195,139, Daniel W. Brock, $2,766,129 and Timothy J. Bourcier, $8,727,105. We estimate the aggregate amount that will be payable to all directors and executive officers as a group (including the executive officers named in the immediately preceding sentence) in settlement of stock options, restricted stock, deferred stock and common stock equivalents to be $132,407,278.

Change of Control Arrangements

Chaparral has entered into an Employment Agreement with Mr. Valenta and Amended and Restated Change of Control Agreements with six other executive officers. For purposes of this section, we refer to Mr. Valenta’s Employment Agreement, along with the Amended and Restated Change of Control Agreements, as the change of control agreements.

Consummation of the merger will constitute a change of control for purposes of the change of control agreements. The occurrence of a change of control results in certain terms of employment and severance protections taking effect, although no severance benefits are actually payable unless there is a subsequent qualifying termination of employment.

Each change of control agreement requires Chaparral or its successor to provide to the applicable executive severance benefits, as described below, if, with respect to the covered executives other than Mr. Valenta, during the two year period following a change of control of Chaparral, Chaparral or its successor terminates the executive’s employment without cause (as described in the agreement) or if the executive terminates his or her employment for good reason (as described in the agreement). Mr. Valenta is entitled to the benefits described below if Chaparral terminates his employment without cause (as described in his employment agreement) at any time (irrespective of the occurrence of a change of control) or if Mr. Valenta terminates his employment for good reason (as described in his employment agreement) during the one year period following a change of control.

Subject to compliance with a covenant not to compete with Chaparral or solicit its employees during the three year period following termination of employment, the severance benefits under the change of control agreements would include the following for the covered individuals other than Mr. Bourcier (whose arrangement is described below):

•

continued payment of base salary for three years for Mr. Valenta and for two years for the other executives, such payments to be made in equal installments based on Chaparral’s normal payroll practices, subject to an initial six month delay to the extent required by law;

•

payment of an amount equal to the executive’s highest annual incentive compensation during the last three fiscal years preceding the termination of employment, multiplied by a factor of three for Mr. Valenta and a factor of two for the other executives, such payments to be made in equal installments based on Chaparral’s normal payroll practices, subject to an initial six month delay to the extent required by law; and

•	continued medical benefits for three years for Mr. Valenta and for two years for the other executives.

Each agreement (other than the agreement with Mr. Bourcier) also provides that the applicable executive is generally entitled to a “gross-up” payment to make the executive whole for any federal excise tax imposed on change of control or severance payments or benefits received by the executive.

For Mr. Bourcier only, the change of control agreement provides that in the event of a qualifying termination of employment following the completion of the merger, Chaparral will pay to Mr. Bourcier a lump sum (subject to a six month delay to the extent required by law) in an amount equal to:

•	his base salary from the date of termination through the two year anniversary of the completion of the merger; and

•

an amount equal to up to two times Mr. Bourcier’s incentive compensation from the fiscal year preceding the change of control; provided that the two times incentive compensation payment will be subject to reduction for each incentive compensation payment that Mr. Bourcier receives following the completion of the merger.

In addition, Mr. Bourcier will be entitled to continued medical benefits for two years following the termination of his employment. If the change of control severance payments or benefits that Mr. Bourcier is entitled to would result in application of any federal excise tax, and a reduction in the amount of the severance payments to an amount below the amount that triggers the federal excise tax would yield a greater after-tax benefit to Mr. Bourcier, Mr. Bourcier will receive the reduced amount of the severance payments.

Assuming the merger is completed on September 30, 2007 and that thereafter each executive officer’s employment is terminated on that date by Chaparral without cause or voluntarily terminated on that date by the executive officer for good reason, the estimated cost of the cash severance benefits described in the first two bulleted items above with respect to the named executive officers would be as follows: Tommy A. Valenta, $15,930,000, J. Celtyn Hughes, $4,519,376, William H. Dickert, Jr. , $4,586,750, Robert E. Crawford, Jr., $2,252,400, Daniel W. Brock, $1,541,600 and Timothy J. Bourcier, $1,632,999. The estimated aggregate cost of the cash severance benefits that would be payable to all executive officers (including the executive officers named in the immediately preceding sentence) based upon the foregoing scenario would be $33,626,325.

Indemnification and Insurance. The Chaparral directors and officers are entitled under the merger agreement to continued indemnification and insurance coverage. See “The Merger Agreement—Other Covenants and Agreements.”

Appraisal Rights

Under Section 262 of the DGCL, any holder of our common stock who does not wish to accept the merger consideration may dissent from the merger and elect to exercise appraisal rights. A stockholder who exercises appraisal rights may ask the Delaware Court of Chancery to determine the fair value of his, her or its shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) and may ask to receive payment of fair value in cash, together with a fair rate of interest, if any, provided that the stockholder complies with the provisions of Section 262 of the DGCL.

Holders of record of Chaparral common stock who do not vote in favor of the adoption of the merger agreement, and who otherwise comply with the applicable provisions of Section 262 of the DGCL, will be entitled to exercise appraisal rights under Section 262 of the DGCL in connection with the merger. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker, bank or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is reprinted in its entirety as Annex C and incorporated into this proxy statement by reference. All references in Section 262 of the DGCL and in this summary to a “stockholder” or “holder” are to the record holder of the shares of Chaparral common stock as to which appraisal rights are asserted.

Holders of shares of Chaparral common stock who follow the procedures set forth in Section 262 of the DGCL will be entitled to have their Chaparral common stock appraised by the Delaware Court of Chancery and to receive, in lieu of the consideration that they would otherwise receive in the merger, payment in cash of the “fair value” of the shares of Chaparral common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by that court. Under Section 262 of the DGCL, when a proposed merger of a Delaware corporation is to be submitted for adoption at a meeting of its stockholders, the corporation, not less than twenty days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date for that meeting with respect to shares for which appraisal rights are available, that appraisal rights are so available, and must include in this required notice a copy of Section 262 of the DGCL.

This proxy statement constitutes the required notice to the holders of the shares of Chaparral common stock in respect of the merger, and Section 262 of the DGCL is attached to this proxy statement as Annex C. Any Chaparral stockholder who wishes to exercise his, her or its appraisal rights in connection with the merger or who wishes to preserve the right to do so should review the following discussion and Annex C carefully, because failure to timely and properly comply with the procedures specified in Annex C will result in the loss of appraisal rights under the DGCL.

A holder of Chaparral common stock wishing to exercise appraisal rights must not vote in favor of the adoption of the merger agreement, and must deliver to Chaparral before the taking of the vote on the adoption of the merger agreement at the special meeting a written demand for appraisal of his, her or its Chaparral common stock. This written demand for appraisal must be separate from any proxy or ballot abstaining from the vote on the adoption of the merger agreement or instructing or effecting a vote against the adoption of the merger agreement. This demand must reasonably inform Chaparral of the identity of the stockholder and of the stockholder’s intent thereby to demand appraisal of his, her or its shares in connection with the merger. A holder of Chaparral common stock wishing to exercise appraisal rights must be the record holder of the shares of Chaparral common stock on the date the written demand for appraisal is made and must continue to hold the shares of Chaparral common stock through the effective date of the merger. Accordingly, a holder of Chaparral common stock who is the record holder of Chaparral common stock on the date the written demand for appraisal is made, but who thereafter transfers the shares of Chaparral common stock prior to consummation of the merger, will lose any right to appraisal in respect of the shares of Chaparral common stock.

A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote AGAINST adoption of the merger agreement, or abstain from voting on the adoption of the merger agreement.

Only a holder of record of Chaparral common stock on the date of the making of a demand for appraisal will be entitled to assert appraisal rights for the shares of Chaparral common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, and must state that the person intends to demand appraisal of the holder’s shares. If the shares of Chaparral common stock are held of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depository or other nominee, execution of the demand should be made in that capacity, and if the Chaparral common stock is held of record by more than one holder as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint holders. An authorized agent, including an agent for one or more joint holders, may execute a demand for appraisal on behalf of a holder of record. The agent, however, must identify the record holder or holders and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record holder or holders. A record holder such as a broker who holds Chaparral common stock as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of Chaparral common stock held for one or more beneficial owners while not exercising appraisal rights with respect to the Chaparral common stock held for other beneficial owners. In this case, the written demand should set forth the number of shares of Chaparral common stock as to which appraisal is sought. When no number of shares of Chaparral common stock is expressly mentioned, the demand will be presumed to cover all Chaparral common stock in brokerage accounts or other nominee forms held by such record holder, and those who hold shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights under Section 262 of the DGCL are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver a written demand to: Chaparral Steel Company, 300 Ward Road, Midlothian, Texas 76065, Attention: Secretary.

If we complete the merger, we will give written notice of the effective time of the merger within ten days after the effective time of the merger to each of our former stockholders who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not thereafter, the surviving corporation or any former Chaparral stockholder who has complied with the statutory requirements summarized above may file a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the case of a petition filed by the stockholder, demanding a determination of the fair value of the shares of Chaparral common stock that are entitled to appraisal rights. None of Gerdau, Chaparral or the surviving corporation is under any obligation to, and none of them has any present intention to, file a petition with respect to the appraisal of the fair value of the shares of Chaparral common stock, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation or Gerdau will initiate any negotiations with respect to the fair value of such shares. Accordingly, it is the obligation of Chaparral stockholders wishing to assert appraisal rights to take all necessary action to perfect and maintain their appraisal rights within the time prescribed in Section 262 of the DGCL.

Within 120 days after the effective date of the merger, any former Chaparral stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation or its successor a statement setting forth the aggregate number of shares of Chaparral common stock not voted in favor of adopting the merger agreement, and with respect to which demands for appraisal have been received and the aggregate number of former holders of these shares of Chaparral common stock. These statements must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after expiration of the period for delivery of demands for appraisal under Section 262 of the DGCL, whichever is later.

If a petition for an appraisal is filed timely with the Delaware Court of Chancery by a former Chaparral stockholder and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within twenty days of service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all former Chaparral stockholders who have demanded appraisal of their shares of Chaparral common stock and with whom agreements as to value have not been reached. After notice to such former Chaparral stockholders as required by the Delaware Court of Chancery, the Delaware Court of Chancery shall conduct a hearing on such petition to determine those former Chaparral stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the former Chaparral stockholders who demanded appraisal of their shares of Chaparral common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding. If any former stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to that former stockholder.

After determining which, if any, former Chaparral stockholders are entitled to appraisal, the Delaware Court of Chancery will appraise their shares of Chaparral common stock, determining their “fair value,” exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Chaparral stockholders considering seeking appraisal should be aware that the fair value of their shares of Chaparral common stock as determined under Section 262 of the DGCL could be more than, the same as or less than the value of the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares of Chaparral common stock, and that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to fair value under Section 262 of the DGCL.

In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

In addition, Delaware courts have decided that a stockholder’s statutory appraisal remedy may or may not be a dissenter’s exclusive remedy, depending on the factual circumstances.

The costs of the appraisal action may be determined by the Delaware Court of Chancery and levied upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a former Chaparral stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any former Chaparral stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, be charged pro rata against the value of all of the shares of Chaparral common stock entitled to appraisal.

Any holder of Chaparral common stock who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the consummation of the merger, be entitled to vote the shares of Chaparral common stock subject to this demand for any purpose or be entitled to the payment of dividends or other distributions on those shares of Chaparral common stock (except dividends or other distributions payable to holders of record of Chaparral common stock as of a record date prior to the effective date of the merger).

If any stockholder who properly demands appraisal of his, her or its Chaparral common stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in Section 262 of the DGCL, that stockholder’s shares of Chaparral common stock will be deemed to have been converted into the right to receive the merger consideration payable in the merger in respect of those shares (without interest). A Chaparral stockholder will fail to perfect, or effectively lose or withdraw, his, her or its right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective date of the reorganization merger, or if the stockholder delivers to Chaparral or the surviving corporation, as the case may be, a written withdrawal of their demand for appraisal. Any attempt to withdraw an appraisal demand in this matter more than 60 days after the effective date of the merger will require the written approval of the surviving corporation and, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any holder absent court approval.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of these rights, in which event the shares held by the Chaparral stockholder will be deemed to have been converted into the right to receive the merger consideration payable in the merger in respect of those shares (without interest).

Any stockholder wishing to exercise appraisal rights is urged to consult with legal counsel prior to attempting to exercise such rights.

THE MERGER AGREEMENT

The following summary of the terms of the merger agreement does not purport to be complete and is subject to, and qualified in its entirety by, reference to the full text of the merger agreement, a copy of which is attached to this proxy statement as Annex A. This summary may not contain all of the information about the merger that is important to you. We encourage you to read carefully the merger agreement in its entirety.

The merger agreement has been filed to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about Chaparral. The representations, warranties and covenants contained in the merger agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the merger agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the merger agreement and should not consider the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Chaparral or Gerdau or any of their respective subsidiaries or affiliates.

The Merger

The merger agreement provides for the merger of Merger Sub with and into Chaparral upon the terms, and subject to the conditions, of the merger agreement. As the surviving corporation, Chaparral will continue to exist following the merger, except that the name of the surviving corporation will be “GCV Inc.” Upon consummation of the merger, the directors of Merger Sub will be the initial directors of the surviving corporation and the officers of Chaparral will be the initial officers of the surviving corporation.

Effective Time

The effective time of the merger will occur at the time we file the articles of merger with the Secretary of State of the State of Delaware on the closing date of the merger (or such later time as Gerdau and Chaparral may agree and as provided in the articles of merger). The closing date will occur within two days of the date following the satisfaction or waiver of the conditions described under “—Conditions to the Merger” beginning on page 48.

Merger Consideration

Each share of Chaparral common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive $86.00 in cash, without interest, which we refer to as the merger consideration, and less any applicable withholding taxes (other than shares held by Gerdau or Merger Sub or any wholly owned subsidiary of Gerdau or Merger Sub, other than shares held in treasury of Chaparral or by any wholly owned subsidiary of Chaparral and other than shares as to which a Chaparral stockholder has validly demanded and perfected appraisal rights under Delaware law).

After the merger is effective, each holder of any shares of Chaparral common stock (other than the excepted shares described above) will no longer have any rights with respect to the shares, except for the right to receive the merger consideration.

Treatment of Stock Options, Restricted Stock, Deferred Stock and Common Stock Equivalents

At the effective time of the merger, each outstanding and unexercised option to purchase shares of Chaparral common stock, whether or not vested, will vest, automatically be cancelled and be converted into the right to receive an amount in cash (less any applicable withholding of taxes) equal to the product of (1) the number of shares of Chaparral common stock subject to the option times (2) the excess of $86.00 over the per share exercise price of the option.

The merger agreement also provides that, immediately prior to the effective time of the merger, each restricted share of Chaparral common stock subject to vesting conditions will vest in full and be converted into the right to receive the per share merger consideration.

In addition, the merger agreement provides that, immediately following the effective time of the merger, each deferred stock award or common stock equivalent award measured by the value of a number of shares of Chaparral common stock will automatically be converted into a vested right to receive the merger consideration payable with respect to such number of shares of Chaparral common stock, payable on a deferred basis in accordance with the terms underlying such deferred shares.

Exchange and Payment Procedures

At or prior to the effective time of the merger, Gerdau will deposit, or will cause to be deposited, with a U.S. bank or trust company chosen by Gerdau and approved in advance by us as being reasonably acceptable, cash equal to the aggregate merger consideration to which holders of Chaparral common stock will be entitled at the effective time. As soon as practicable after the effective time of the merger, this bank or trust company, which we refer to as the paying agent, will mail a letter of transmittal and instructions to you and the other stockholders. The letter of transmittal and instructions will tell you how to surrender your common stock certificates, or shares you may hold represented by book entry, in exchange for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates (or book-entry shares) to the paying agent, together with a duly completed and executed letter of transmittal and any other documents as may be required by the letter of transmittal. The merger consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer. In addition, the person who surrenders such certificate must either pay any transfer or other applicable taxes or establish to the satisfaction of the surviving corporation that such taxes have been paid or are not applicable.

No interest will be paid or will accrue on the cash payable upon surrender of the certificates (or book-entry shares). The paying agent will be entitled to deduct, withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum that is withheld and paid to a taxing authority by the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.

At the effective time of the merger, our stock transfer books will be closed and there will be no further transfers on our stock transfer books of shares of Chaparral common stock that were outstanding immediately prior to the effective time of the merger other than to settle transfers of such shares that occurred before the effective time of the merger. If, after the effective time of the merger, certificates are presented to the surviving corporation for transfer, they will be cancelled and exchanged for the merger consideration.

Any portion of the merger consideration deposited with the paying agent that remains undistributed to former holders of our common stock for one year after the effective time of the merger will be delivered to Gerdau. Former holders of our common stock who have not complied with the above-described exchange and payment procedures will thereafter only look to Gerdau for payment of the merger consideration. None of Chaparral, Gerdau, the paying agent or any other person will be liable to any former holders of Chaparral common stock for any cash delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to make an affidavit of the loss, theft or destruction, and if reasonably required by Gerdau, post a bond in such amount as Gerdau may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to that certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Guaranty

Gerdau S.A. has provided a guaranty in favor of Chaparral with respect to the performance by Gerdau and Merger Sub of their obligations under the merger agreement.

Representations and Warranties

The merger agreement contains customary representations and warranties of Chaparral, Gerdau, Merger Sub and Gerdau S.A., which are subject to materiality and knowledge qualifications in many respects, and expire at the effective time of the merger.

The representations and warranties by Chaparral, Gerdau and Merger Sub contained in the merger agreement relate to, among other things:

•	organization, good standing and qualification to do business;

•	capital structure;

•	corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	enforceability of the merger agreement;

•	the absence of conflicts with or defaults under governing documents, applicable laws or certain agreements as a result of entering into the merger agreement and the consummation of the merger;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the merger agreement;

•	investigations, legal proceedings and governmental orders;

•	compliance with applicable legal requirements;

•	the absence of undisclosed brokers’ fees; and

•

the accuracy of the information supplied for inclusion in this proxy statement and other filings made with the SEC in connection with the merger and the other transactions contemplated by the merger agreement.

The merger agreement also includes additional representations and warranties of Chaparral related to:

•	Chaparral’s capitalization, including in particular the number of shares of Chaparral common stock, stock options and other equity-based interests;

•	our SEC filings since July 29, 2005, including financial statements contained therein;

•	the absence of certain changes relating to us or our subsidiaries since June 1, 2006;

•	the absence of undisclosed liabilities;

•	tax matters;

•	matters relating to our and our subsidiaries’ employee benefit plans;

•	employment and labor matters affecting us or our subsidiaries;

•	material contracts and performance of obligations thereunder;

•	our ownership of, leasehold interest in or right to use all the properties and assets necessary for conduct of our business;

•	the existence of proper permits and lack of violations in respect of environmental matters related to our business;

•	state takeover statutes and our rights agreement;

•	insurance coverage;

•	intellectual property; and

•	the receipt by the board of directors of a fairness opinion from Goldman, Sachs & Co.

The merger agreement also includes additional representations and warranties of Gerdau and Merger Sub related to:

•	information relating to the formation, ownership and lack of prior operations of Merger Sub; and

•	validity of financing commitments.

Many of Chaparral’s representations and warranties are qualified by a “Company Material Adverse Effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, has or is reasonably expected to have a Company Material Adverse Effect). “Company Material Adverse Effect” means:

•	any change, event, development or effect that prevents, or is reasonably likely to prevent Chaparral from consummating the merger and the other transactions contemplated by the merger agreement; or

•	a material adverse effect on the business, condition (financial or otherwise) or continuing results of operations of Chaparral and its subsidiaries taken as a whole.

A “Company Material Adverse Effect” does not include:

•

changes in conditions affecting the steel industry generally or the United States or global economy, unless such changes have a materially disproportionate impact on Chaparral and its subsidiaries, taken as a whole;

•

general political, economic or business conditions or changes therein (including the commencement, continuation or escalation of a war or other material international or national calamity or acts of terrorism);

•	earthquakes, hurricanes, other natural disasters or acts of God, unless such changes have a materially disproportionate impact on Chaparral and its subsidiaries, taken as a whole;

•	general financial or capital market conditions, including interest rates, or changes therein;

•	any changes in applicable law, rules, regulations, or GAAP or other accounting standards, or authoritative interpretations thereof, after the date of the merger agreement;

•

the negotiation, execution, announcement or performance of the merger agreement or the performance or consummation of the transactions contemplated by the merger agreement, any litigation resulting therefrom, or the impact thereof on relationships, contractual or otherwise, with customers, suppliers, lenders, investors or employees;

•	any action or omission required pursuant to the terms of the merger agreement, or pursuant to the express written request of Gerdau, or any action otherwise taken by Gerdau or Merger Sub; or

•

a decrease in the market price of the shares of Chaparral common stock; provided that the exception in this clause will not prevent or otherwise affect a determination that any change or effect underlying such a decrease in market price has resulted in, or contributed to, a Company Material Adverse Effect.

The merger agreement also contains various representations and warranties made by Gerdau, S.A. that are subject, in some cases, to specified exceptions and qualifications. The representations and warranties relate to, among other things:

•	its valid existence and good standing;

•	its corporate or other power and authority to enter into the guaranty;

•	the required consents and approvals of governmental entities in connection with the transactions contemplated by the guaranty; and

•	the absence of any violation of or conflict with its governing documents, applicable law or certain agreements as a result of entering into the guaranty.

Some of Gerdau’s and Merger Sub’s representations and warranties are qualified by a “Gerdau Material Adverse Effect” standard. For the purposes of the merger agreement, “Gerdau Material Adverse Effect” means any material adverse effect on the ability of Gerdau to timely consummate the merger and the other transactions contemplated by the merger agreement.

Conduct of Our Business Pending the Merger

Under the merger agreement, we agreed that, subject to certain exceptions or unless Gerdau gives its prior written consent (which consent will not be unreasonably withheld, conditioned or delayed), between July 10, 2007 and the effective time of the merger, Chaparral will and will cause its subsidiaries to (1) conduct its business in the ordinary course consistent with past practice; and (2) use commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present executive officers and key employees and preserve its relationships with persons having significant business dealing with it.

We also agreed that, between July 10, 2007 and the effective time of the merger, subject to certain exceptions or unless Gerdau gives its prior written consent (which consent will not be unreasonably withheld, conditioned or delayed), Chaparral will not, and will cause each of its subsidiaries not to:

•	cause or permit any amendment, modification, alteration or rescission of its certificate of incorporation, bylaws or other charter or organizational documents;

•

declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock or the capital stock of its subsidiaries (other than dividends or distributions by any wholly owned subsidiary to Chaparral or another wholly owned subsidiary thereof and quarterly dividends with record and payment dates consistent with past practice in an amount not to exceed $0.10 per share of Chaparral common stock) or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in subordination for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or any of its subsidiaries and the acceptance of shares of Chaparral common stock in payment of the exercise price or withholding taxes in connection with the exercise of Chaparral options, the lapse of restrictions on Chaparral restricted shares or the settlement of deferred shares;

•

issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (1) the issuance of shares of Chaparral common stock pursuant to the exercise of options or settlement of deferred shares outstanding as of the date of the merger agreement or as may be granted after the date of the merger agreement as permitted by the merger agreement, (2) issuances of shares of Chaparral common stock in the ordinary course of business consistent with past practice pursuant to the Chaparral benefit plans, (3) the sale of shares of Chaparral common stock pursuant to the exercise of options if necessary to effectuate an optionee direction upon exercise or for withholding of taxes, (4) the grant of equity compensation awards in the ordinary course of business consistent with past practice in accordance with Chaparral’s customary schedule or (5) pursuant to certain disclosed agreements existing as of the date of the merger agreement;

•

sell, transfer, deliver, lease, license, sublicense, mortgage, pledge, encumber or otherwise dispose (in whole or in part), or create, incur, assume or subject any lien, other than permitted liens, on, any properties, assets, securities, properties, interests, businesses or rights (including any intellectual property) of Chaparral or any of its subsidiaries which are material, individually or in the aggregate, to its business and the business of its subsidiaries (taken as a whole), except in the ordinary course of business consistent with past practice;

•

other than in the ordinary course of business consistent with past practice, (1) incur any indebtedness for borrowed money or (2) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any third party in each case in excess of $25 million in the aggregate;

•

make any capital expenditures, capital additions or capital improvements except in the ordinary course of business consistent with past practice that do not exceed individually or in the aggregate $42 million;

•	other than in the ordinary course of business consistent with past practice, enter into any material contract;

•

except as required by existing written agreements or Chaparral benefit plans, (1) grant or increase the compensation or other benefits payable or provided to our present or former employees, directors or officers, (2) increase benefits payable under any existing severance or termination pay policies or employment agreements, (3) enter into any employment, deferred compensation, change of control, severance or retention agreement with any present or former employee, director or officer of Chaparral, (4) establish, adopt, enter into or amend (except as required by applicable law) any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in the case of any employee benefit plan, trust, fund, policy or arrangement, as would not result in any material current or future increase in cost to Chaparral; other than in the case of clauses (1) through (4) in the ordinary course of business consistent with past practice, or (5) grant any equity or equity-based awards;

•

except as otherwise authorized by the preceding bullet, enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer or employee of Chaparral or any of its subsidiaries who is compensated at a salary or rate of compensation of $150,000 or more per year;

•

acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any person or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to Chaparral and its subsidiaries (taken as a whole);

•	make any material change to our financial accounting methods or practices, except as may be required by GAAP, Regulation S-X or other rule or regulation promulgated by the SEC;

•

other than in the ordinary course of business consistent with past practice, make or change any material election in respect of taxes, adopt or change in any material respect any accounting method in respect of taxes, settle or comprise any material claim or assessment in respect of taxes, file any amended tax return that is reasonably likely to result in a material increase in a tax liability, enter into any closing agreement with respect to any material tax or surrender any right to claim a material tax refund;

•

enter into any agreement or arrangement that by its terms limits or otherwise restricts in any material respect Chaparral, any of its subsidiaries or any successor thereto or that would, after the effective time of the merger, by its terms limit or restrict in any material respect Chaparral, any of its subsidiaries, Merger Sub or any of their respective affiliates, from engaging or competing in any line of business, in any location or with any person;

•

other than in the ordinary course consistent with past practice (except as provided in the next bullet below), (1) enter into any material agreement, (2) modify or amend in any material respect, transfer or terminate any material contract or waive, release or assign any material rights or claims thereto or thereunder, (3) enter into or extend any lease with respect to Chaparral’s real property, or (4) modify, amend, transfer in any way or terminate any intellectual property agreements or confidentiality agreement with any third party, or waive, release or assign any material rights or claims thereto or thereunder, in each of cases (1) through (4), if the effect of such action would be materially adverse to Chaparral and its subsidiaries taken as a whole;

•

pay, discharge, satisfy or settle any litigation or waive, assign or release any material rights or claims except, in the case of litigation, any litigation which settlement would not: (1) impose any injunctive or similar order on Chaparral or any of its subsidiaries or restrict in any way the business of Chaparral or any of its subsidiaries or (2) exceed $1,000,000 in cost or value to Chaparral or any of its subsidiaries;

•	effectuate a “plant closing” or “mass layoff” as those terms are defined in the WARN without complying with the notice requirements and all other provisions of WARN; or

•	take, or agree in writing, to take any of the actions described in the bullets above.

No Solicitation of Transactions

We have agreed that between July 10, 2007 and the effective time of the merger, we and our subsidiaries (and our and our subsidiaries’ officers, directors, employees, accountants, counsel, financial advisors, agents and other representatives) will not directly or indirectly:

•

solicit or initiate, or take any action to facilitate or encourage, whether publicly or otherwise, the submission of any inquiries, proposals or offers or any other efforts or attempts that may reasonably be expected to lead to, any takeover proposal (as defined below);

•

enter into or participate in any discussions or negotiations regarding, or furnish to any person any confidential information or data with respect to, or take any other action to knowingly facilitate the making of, or otherwise cooperate in any way with, a takeover proposal or any inquiry that may reasonably be expected to lead to a takeover proposal; or

•

enter into any agreement in principle, letter of intent, term sheet or other similar instrument with respect to any takeover proposal or enter into any agreement or agreement in principle requiring Chaparral to abandon, terminate or fail to consummate the transactions contemplated by the merger agreement or breach its obligations under the merger agreement or propose or agree to do any of the foregoing.

A “takeover proposal” is defined in the merger agreement to mean any third party proposal or offer, whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction, to acquire:

•	beneficial ownership of assets that constitute 30% or more of the assets of Chaparral; or

•	30% or more of Chaparral common stock or outstanding voting power of Chaparral.

Prior to the effective time of the merger, if we have received any inquiry or takeover proposal not solicited in violation of the merger agreement, we may:

•	contact the third party making the inquiry or takeover proposal (or its advisors) for the purpose of clarifying such inquiry or takeover proposal and the material terms and conditions thereof;

•	furnish information concerning our business or assets to such third party so long as we enter into a customary confidentiality agreement with that third party; and

•

engage in discussions or negotiations with such third party if the third party has submitted a superior proposal (as defined below) or a takeover proposal that the Chaparral board of directors has determined in good faith, after consultation with its financial advisors, constitutes or is reasonably expected to lead to, a superior proposal.

We have agreed to promptly advise Gerdau of any takeover proposal or inquiry received by us with respect to any takeover proposal, and to promptly communicate to Gerdau the material terms and conditions of any such proposal or inquiry. We have also agreed to promptly provide to Gerdau any non-public information concerning Chaparral provided to any third party which was not previously provided to Gerdau and we have agreed to keep Gerdau reasonably informed of the status and details of any takeover proposal or inquiry.

Except as described in the following paragraph, neither the Chaparral board of directors nor any committee thereof will:

•

withdraw or modify its approval or recommendation of the merger agreement or the transactions contemplated by the merger agreement, including the merger, or postpone or adjourn the Chaparral stockholders’ meeting or amend our rights agreement;

•	approve or recommend, or propose publicly to approve or recommend, any takeover proposal; or

•	enter into any agreement with respect to any takeover proposal (other than a confidentiality agreement permitted pursuant to the merger agreement).

However, the Chaparral board of directors may take any of the actions described in the preceding paragraph if (1) the Chaparral board of directors determines in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with Chaparral’s directors’ fiduciary duties to the Chaparral stockholders, or (2) in case of the last two bullets in the preceding paragraph, if (A) Chaparral received a superior proposal which is pending at the time the Chaparral board of directors determines to take such action, (B) Chaparral provided Gerdau with three business days’ written notice advising Gerdau of the receipt of such a superior proposal which the board of directors intends to approve, recommend or accept, and which notice specifies the material terms and conditions of such superior proposal, (C) during the three business days notice period, Gerdau has not made a binding written offer that the Chaparral board of directors concludes in its good faith judgment, after consultation with its financial advisors, is at least as favorable to the Chaparral stockholders as such superior proposal, and (D) Chaparral considered in good faith any binding written offer made by Gerdau during such three business day notice period.

A “superior proposal” is defined in the merger agreement to mean any bona fide written proposal by a third party to acquire, directly or indirectly, more than 50% of the shares of Chaparral common stock then outstanding or 50% of Chaparral’s assets, not solicited in violation of the above provisions, and which:

•	the Chaparral board of directors determines in good faith to be more favorable to Chaparral’s stockholders than the transactions contemplated by the merger agreement; and

•	in the good faith judgment of the Chaparral board of directors, is reasonably likely to be consummated;

taking into consideration (with respect to both of the immediately preceding bullets), (1) after consultation with its financial advisors, (2) the likelihood of consummation of such transaction on the terms set forth therein and

(3) all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any proposal), regulatory or other aspects of such proposal.

These provisions will not prevent the Chaparral board of directors from making certain disclosures contemplated by the securities laws.

Conduct of Business of Gerdau and Merger Sub Pending the Merger

Under the merger agreement, each of Gerdau and Merger Sub agreed that between July 10, 2007 and the effective time of the merger, it will not and will not permit its subsidiaries, other affiliates or representatives to (1) take any action that is intended or reasonably expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue in any material respect at any time prior to the effective time, in any of the closing conditions to the merger not being satisfied, or in a violation of any provision of the merger agreement, except, in each case, as may be required by applicable laws, (2) take any action that would reasonably be expected to materially impede or delay the ability of the parties to obtain any necessary approvals of any governmental entity required for the transactions contemplated by the merger agreement or (3) agree to, or make any commitment to, take or authorize, any of the foregoing.

Stockholders’ Approval

The merger agreement requires us, as promptly as practicable, to take all action necessary under all applicable laws to call, give notice of and hold a meeting of the holders of our common stock to vote on a proposal to adopt the merger agreement. The merger agreement also requires us to have prepared and filed this proxy statement with the SEC and to use best efforts to cause this proxy statement to be mailed to Chaparral stockholders.

Gerdau and Merger Sub agreed to cause all shares of Chaparral common stock owned by Gerdau, Merger Sub or any other subsidiary or affiliate of Gerdau to be voted in favor of the adoption of the merger agreement and consummation of the merger at the Chaparral stockholders’ meeting.

Employee Benefits

The parties have agreed that, for a period of one year after the completion of the merger, the surviving corporation will:

•	provide our current employees with compensation and benefits that are no less favorable, in the aggregate, than those that we provide as of immediately prior to the effective time of the merger; and

•

provide employees who are terminated within one year of the completion of the merger with the same severance benefits as are currently provided under our existing severance plan or policy, without taking into account any reductions in compensation paid to employees taking effect after the effective time of the merger.

For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Gerdau and its subsidiaries providing benefits to any of our employees after the effective time of the merger, each Chaparral employee will be credited with his or her years of service with Chaparral and its subsidiaries and their respective predecessors before the effective time of the merger, to the same extent as such Chaparral employee was entitled, before the effective time of the merger, to credit for such service under any similar Chaparral employee benefit plan in which such Chaparral employee participated or was eligible to participate immediately prior to the effective time of the merger. The foregoing, however, will not apply with respect to:

•	benefit accrual under any defined benefit pension plan;

•	benefit accrual or eligibility under any post retirement health or welfare plan; or

•	to the extent that its application would result in a duplication of benefits with respect to the same period of service.

Immediately prior to the effective time of the merger, Chaparral will pay to each Chaparral employee participating in the Chaparral Steel Company Three Year Incentive Plan for the Three Consecutive Fiscal Year Periods Ending May 31, 2008 a pro rata incentive payment in respect of the then completed portion of the three year performance period, based on 140% of a Chaparral employee’s annual base salary as in effect immediately prior to the effective time of the merger. In addition, immediately prior to the effective time of the merger, Chaparral will pay to each Chaparral employee participating in any 2008 Chaparral incentive program a pro rata incentive payment in respect of the then completed portion of fiscal year 2008 based on the greater of the Chaparral employee’s award under such incentive program for fiscal year 2007 and the Chaparral employee’s entitlement under the 2008 Chaparral incentive program determined by Chaparral. Chaparral has agreed to continue to pay monthly and quarterly cash bonuses to Chaparral employees participating in the Chaparral Fiscal Year 2008 Production & Maintenance Incentive Plan (Texas) or Fiscal Year 2008 Production & Maintenance Incentive Plan (Virginia) in the ordinary course of business consistent with past practice.

Agreement to Take Further Action and to Use Reasonable Best Efforts

Each of the parties to the merger agreement agreed to use its reasonable best efforts to effect the transactions contemplated by the merger agreement and to fulfill and cause to be fulfilled the conditions to closing under the merger agreement. Subject to Chaparral’s solicitation right, each party agrees that, at the reasonable request of another party to the merger agreement, it will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting the consummation of the merger agreement and the transactions contemplated by the merger agreement. Subject to Chaparral’s solicitation right, no party to the merger agreement will take any action or fail to take any action, which action or failure to act is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Chaparral to consummate the merger agreement or the other transactions contemplated by the merger agreement.

The parties have agreed to use best efforts to obtain necessary governmental consents and approvals, including those required under the Exon-Florio Amendment, and to resolve any objections that may be asserted by any governmental entity. We have also agreed to use our reasonable best efforts to obtain necessary consents or waivers from third parties and to defend any lawsuit challenging the merger or the merger agreement. To the extent necessary to obtain antitrust approvals, Gerdau has agreed to sell, divest or dispose of any assets or businesses to the extent necessary to avoid an injunction or other order which would prevent or materially delay the closing (except that Gerdau may expressly condition such sale upon consummation of the merger), terminate any existing relationships and contractual obligations and amend or terminate licenses or other intellectual property agreements.

In connection with the efforts referenced in the preceding paragraph to obtain all requisite permits, consents, approvals, authorizations (including those required under the Exon-Florio Amendment) of all third parties and governmental entities, and expirations or terminations of applicable waiting periods for the transactions contemplated by the merger agreement under the HSR Act or other antitrust law, each of Gerdau, on the one hand, and Chaparral, on the other hand, agreed to (1) keep each other apprised of the status of matters relating to the completion of the merger and the other transactions contemplated by the merger agreement, including informing the other party of any communications to or from any governmental entity, (2) give each other an opportunity to review in advance any proposed written communication to a governmental entity, and (3) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party.

Financing Commitments; Cooperation

Gerdau has delivered to us a copy of an executed commitment letter, dated as of July 10, 2007, from JP Morgan, who is also acting in arranging and bookrunning roles. Pursuant to this letter and subject to the terms and conditions contained therein, JP Morgan has committed to provide approximately $4.4 billion in aggregate principal amount of debt financing to Gerdau. The obligations to fund the commitments under the debt commitment letter are not subject to any condition other than those set forth in the debt commitment letter.

We have agreed to use commercially reasonable efforts to assist Gerdau and Merger Sub in connection with the arrangement of any financing to be consummated prior to or contemporaneously with the merger closing; provided that such assistance does not (1) unreasonably interfere with the ongoing operations of Chaparral or any of our subsidiaries, (2) cause any representation or warranty in the merger agreement to be breached, (3) cause any condition to closing set forth in the merger agreement to fail to be satisfied or otherwise cause any breach of the merger agreement or any material agreement to which Chaparral or its subsidiaries is a party or (4) involve any binding commitment by or cost to Chaparral or any of its subsidiaries which commitment or cost is not conditioned on the merger closing and does not terminate without liability to Chaparral or any of its subsidiaries upon the termination of the merger agreement.

Other Covenants and Agreements

The merger agreement contains additional agreements among Chaparral, Gerdau and Merger Sub relating to, among other things:

•	the filing of this proxy statement with the SEC, and cooperation in preparing this proxy statement and in responding to any comments received from the SEC on those documents;

•	giving Gerdau and its advisors access to our officers, employees, agents, properties, offices, plants and other facilities and books and records;

•	consenting to the use of confidential information by Gerdau in connection with a public offering by Gerdau;

•	coordination of press releases and other public statements about the merger and the merger agreement;

•

indemnification and insurance of directors and officers, including maintaining, or providing a “tail” policy, to Chaparral’s directors’ and officers’ liability insurance with a claims period of six years following the effective time of the merger;

•	notices of certain events; and

•	actions necessary to exempt dispositions of equity securities by our directors and officers pursuant to the merger under Rule 16b-3 under the Exchange Act.

Conditions to the Merger

The obligations of the parties to complete the merger are subject to the satisfaction or waiver of the following conditions:

Stockholder Approval. The merger agreement must be adopted by the vote of holders of at least a majority of the votes of the outstanding shares of Chaparral common stock entitled to be cast at the close of business on the record date.

No Injunctions or Restraints. There must not be any temporary restraining order, preliminary or permanent injunction, other order issued by any court of competent jurisdiction or other legal restraint or prohibition in effect and preventing the consummation of the merger. There must also not be any statute, rule, regulation or order enacted, entered, or enforced which prevents or prohibits the consummation of the merger or results in any judgment or assessment of damages, directly or indirectly, which, individually or in the aggregate, have had or would be reasonably expected to have a Company Material Adverse Effect.

Governmental Approvals. The waiting period under the HSR Act (and any extension thereof) must have expired or been terminated and approvals, consents, registrations and permits required to be obtained from any governmental authority before the merger can be consummated under any other antitrust law must have been obtained (and reasonably satisfactory evidence thereof will have been delivered to each party), other than any such approvals, consents, registrations or permits the failure of which to obtain would not have, individually or in the aggregate, a Company Material Adverse Effect.

Representations and Warranties. The representations and warranties, in the case of Gerdau’s and Merger Sub’s obligations, of Chaparral, or in the case of Chaparral’s obligations, of Gerdau and Merger Sub, set forth in the merger agreement will be true and correct, in each case as of the date of July 10, 2007 and as of the effective date of the merger as though made on such date (except to the extent such representations and warranties are expressly made only as of a specific date, in which case as of such specific date), except where the failures to be so true and correct do not have, and would not reasonably be expected to have, individually or in the aggregate, in the case of Gerdau’s and Merger Sub’s obligations, a Company Material Adverse Effect, or in the case of Chaparral’s obligations, a Gerdau Material Adverse Effect.

Performance of Obligations. In the case of Gerdau’s and Merger Sub’s obligations, Chaparral must have performed, in all material respects, its covenants and agreements in the merger agreement and delivered to Gerdau a certificate to such effect signed by an executive officer of Chaparral. In the case of Chaparral’s obligations, Gerdau and Merger Sub must have performed, in all material respects, their covenants and agreements in the merger agreement and Gerdau must have delivered to Chaparral a certificate to such effect signed by an executive officer of Gerdau.

Termination

We and Gerdau may terminate the merger agreement by mutual written consent at any time before the completion of the merger (including after our stockholders have approved the merger agreement). In addition, either Gerdau or Chaparral may terminate the merger agreement at any time before the completion of the merger:

•

if the merger has not been completed by March 31, 2008, which we refer to as the outside date, so long as the party seeking to terminate has not breached in any material respect its obligations under the merger agreement in any manner that has caused the failure to consummate the merger on or before such date;

•	if any governmental entity issues any final, non-appealable order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the merger; or

•	if the merger agreement has been submitted to our stockholders for approval and the required vote has not been obtained.

In addition, we may terminate the merger agreement at any time before the effective date of the merger if:

•

Gerdau or Merger Sub has breached any of its representations, warranties or obligations under the merger agreement to an extent that the representations and warranties of Gerdau are not true and correct in all material respects, in each case as of July 10, 2007 and as of the effective time as though made on such date (except to the extent made only as of an earlier date, in which case as of such earlier date), so long as (1) the breach will not have been cured within 30 days’ following receipt by Gerdau or Merger Sub of written notice of such breach, (2) the cumulative effect of all inaccuracies of such representations and warranties (for such purpose disregarding any qualification or limitation as to materiality or Gerdau Material Adverse Effect), and such breaches of obligations, is reasonably likely to have a Gerdau Material Adverse Effect and (iii) we are not in material breach of the merger agreement; or

•

in order to enter into an agreement relating to a superior proposal in accordance with our non-solicitation obligations, if, prior to the receipt of our stockholder approval and at such time, we have complied in all material respects with our non-solicitation obligations described above in “—No Solicitation of Transactions” beginning on page 44 and provided that we pay any applicable termination fee.

Gerdau may terminate the merger agreement at any time before the completion of the merger if:

•

we have breached any of our representations, warranties or obligations under the merger agreement to an extent that that would cause the closing conditions regarding our representations, and warranties and our obligations not to be satisfied and such breach will not have been cured within 30 days’ following receipt by us of written notice of such breach and Gerdau is not in material breach of the merger agreement;

•

the Chaparral board of directors has withdrawn or modified, or proposed publicly to withdraw of modify, the Chaparral board of directors’ recommendation in favor of the merger in a manner adverse to Gerdau or Merger Sub; or

•	the Chaparral board of directors has approved or recommended, or proposed publicly to approve or recommend, a takeover proposal.

Expenses

In general, all expenses incurred by a party to the merger agreement will be paid by that party.

Termination Fees

Fees Payable by Chaparral

We will have to pay to Gerdau, a termination fee of $95 million in cash if:

•	we terminate the merger agreement to enter into an agreement with respect to a superior proposal as described above in “—Termination” beginning on page 49;

•

Gerdau terminates the merger agreement because the Chaparral board of directors has withdrawn or modified its recommendation or approved or recommended a takeover proposal, and we enter into a definitive agreement with respect to a takeover proposal within 12 months following the date of such termination; or

•

we or Gerdau terminate because stockholder approval has not been obtained, and a bona fide takeover proposal has been made known to Chaparral stockholders and not withdrawn prior to such termination and a definitive agreement is entered into by Chaparral with respect to a takeover proposal at any time in the future;

provided, that, in the case of the first bullet above, we will pay Gerdau concurrently with the termination of the merger agreement and in the case of the second and third bullets above, (1) the fee will be paid regardless of whether the transactions contemplated by such agreement are consummated within 12 months following the date of such termination, (2) all references in the definition of takeover proposal to 30% are instead deemed to refer to “a majority” and (3) we will pay Gerdau promptly following consummation of such transaction.

In no event will we be obligated to pay to Gerdau an aggregate amount in excess of the $95 million termination fee, and the payment of a termination fee by us will be the sole and exclusive remedy of Gerdau and/or Merger Sub with respect to the occurrences giving rise to such payment (except that such limit will not limit liability for a willful breach of the merger agreement).

Fees Payable by Gerdau

Gerdau will have to pay the Company a termination fee of $225 million in cash within five business days of termination if:

•

Chaparral or Gerdau terminates because the merger has not been completed by March 31, 2008, or because a governmental entity has issued an order, decree or ruling permanently enjoining, restraining or otherwise prohibiting the merger as violative of antitrust law;

•

if at the time of such termination, the conditions to Gerdau’s and Merger Sub’s obligations to closing of the merger agreement, as described above in “—Conditions to the Merger” beginning on page 48, would be able to be satisfied; and

•

at the time of such termination, neither Chaparral nor Gerdau is entitled to terminate the merger agreement on the grounds that a governmental entity has issued an order, decree or ruling permanently enjoining, restraining or otherwise prohibiting the merger for any reason other than antitrust law.

Amendment and Waiver

The merger agreement may be amended by a written agreement signed by us, Gerdau and Merger Sub at any time prior to the completion of the merger, whether or not our stockholders have approved the merger agreement. However, no amendment may be made after adoption of the merger agreement by Chaparral stockholders that alters or changes the amount or kind of consideration to be received on conversion of Chaparral common stock or that alters or changes any of the terms or conditions of the merger agreement if such change would adversely affect the holders of Chaparral common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND EXECUTIVE OFFICERS

As of August 7, 2007, our executive officers and directors beneficially owned an aggregate of approximately 895,002 shares of our common stock, entitling them to exercise less than 5% of the voting power of our common stock entitled to vote at the special meeting.

The following table shows, as of August 7, 2007, the Chaparral equity securities beneficially owned by each current director, each of our named executive officers, and all of the directors and executive officers as a group. Except as otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The address of each of the beneficial owners in the table below is c/o Chaparral Steel Company, 300 Ward Road, Midlothian, Texas 76065. As of August 9, 2007, to the best of our knowledge no stockholder owns five percent (5%) or more of the outstanding Chaparral equity securities.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and generally includes voting or investment power with respect to securities. Shares of our common stock that a person has the right to acquire within 60 days of August 7, 2007, are treated as outstanding for computing the percentage of the person holding the right but are not treated as outstanding for computing the percentage of any other person.

Chaparral Share Ownership

Beneficial Owner/Address	Number of Shares Beneficially Owned(1)		Percent of Class Beneficially Owned
Eugenio Clariond	119,931	(2)	*
Ronald J. Gafford	8,000	(3)	*
Joseph M. Grant	8,000	(4)	*
James M. Hoak, Jr.	94,010	(5)	*
Joseph D. Mahaffey	11,222	(6)	*
Tommy A. Valenta	375,291	(7)	*
Ian Wachtmeister	24,000	(8)	*
Elizabeth C. Williams	88,108	(9)	*
Timothy J. Bourcier	32,246	(10)	*
Daniel W. Brock	7,832	(11)	*
Robert E. Crawford, Jr.	20,015	(12)	*
William H. Dickert, Jr.	48,688	(13)	*
J. Celtyn Hughes	62,560	(14)	*
All directors and executive officers as a group (14 persons)	895,002	(15)	1.9%

*	Less than one percent

(1)	Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has or shares (a) voting power with respect to such shares, including the power to vote or to direct the voting of such shares, or (b) investment power with respect to such shares, including the power to dispose or to direct the disposition of such shares. In addition, a person is deemed to be the beneficial owner of shares if such person has the right to acquire beneficial ownership of such shares within 60 days.

(2)	Of these shares, 3,222 shares are “restricted.” Unless sooner forfeited, the “restricted” shares will vest at our 2007 annual meeting of stockholders. Includes 66,833 phantom stock units which may be converted into shares of our common stock on a one-for-one basis.

(3)	Of these shares, 4,000 are “restricted.” Unless sooner forfeited, the “restricted” shares will vest at our 2007 annual meeting of stockholders.

(4)	All of these shares, are “restricted.” Unless sooner forfeited, 4,000 of the “restricted” shares will vest at each of our 2007 and 2008 annual meetings of stockholders.

(5)	Includes 70,000 shares held directly and 24,010 shares subject to stock options exercisable within 60 days. Of the shares held directly, 10,000 are “restricted.” Unless sooner forfeited, the “restricted” shares will vest at our 2007 annual meeting of stockholders.

(6)	Of these shares, 3,222 are “restricted.” Unless sooner forfeited, the “restricted” shares will vest at our 2007 annual meeting of stockholders.

(7)	Includes 110,669 shares held directly, 262,939 shares subject to stock options exercisable within 60 days and approximately 1,683 shares held indirectly through our 401(k) Plan. Of the shares held directly, 33,289 are “restricted.” Unless sooner forfeited, “restricted” shares will vest in two equal annual installments on each of July 16, 2008 and 2009. Mr. Valenta has sole investment power with respect to approximately 1,683 shares and shares investment and voting power with respect to 110,669 shares.

(8)	Of these shares, 8,000 shares are “restricted.” Unless sooner forfeited, 4,000 of the “restricted” shares will vest at each of our 2007 and 2008 annual meeting of stockholders.

(9)	Includes 31,622 shares held directly and 16,006 shares subject to stock options exercisable within 60 days. Of the shares held directly, 3,222 are “restricted.” Unless sooner forfeited, the “restricted” shares will vest at our 2007 annual meeting of stockholders. Includes 40,480 phantom stock units which may be converted into shares of our common stock on a one-for-one basis.

(10)	Includes 111 shares held directly, 31,610 shares subject to stock options exercisable within 60 days and approximately 525 shares held indirectly through our 401(k) Plan.

(11)	Includes 2,629 shares held directly, 4,800 shares subject to stock options exercisable within 60 days and approximately 403 shares held indirectly through our 401(k) Plan. Of the shares held directly, 2,628 are “restricted.” Unless sooner forfeited, “restricted” shares will vest in two equal annual installments on each of July 16, 2008 and 2009.

(12)	Includes 11,943 shares held directly, 8,000 shares subject to stock options exercisable within 60 days and approximately 72 shares held indirectly through our 401(k) Plan. Of the shares held directly, 3,943 are “restricted.” Unless sooner forfeited, “restricted” shares will vest in two equal annual installments on each of July 16, 2008 and 2009.

(13)	Includes 39,281 shares held directly, 7,840 shares subject to stock options exercisable within 60 days and approximately 1,567 shares held indirectly through our 401(k) Plan. Of the shares held directly, 10,778 are “restricted.” Unless sooner forfeited, “restricted” shares will vest in two equal annual installments on each of July 16, 2008 and 2009.

(14)	Includes 52,231 shares held directly, 8,000 shares subject to stock options exercisable within 60 days and approximately 2,329 shares held indirectly through our 401(k) Plan. Of the shares held directly, 10,615 are “restricted.” Unless sooner forfeited, “restricted” shares will vest in two equal annual installments on each of July 16, 2008 and 2009.

(15)	Includes an aggregate of 441,296 shares held directly, 339,595 shares subject to stock options exercisable within 60 days and approximately 6,798 shares held indirectly through our 401(k) Plan. Of the shares owned directly, 106,175 shares are “restricted.” Unless sooner forfeited, 31,666 of the “restricted” shares will vest at our 2007 annual meeting of stockholders, 8,000 shares will vest at our 2008 annual meeting of stockholders and 33,255 shares will vest in two equal annual installments on each of July 16, 2008 and 2009. Includes 107,313 phantom stock units which may be converted into our common stock on a one-for-one basis.

MARKET PRICE OF CHAPARRAL COMMON STOCK AND DIVIDEND INFORMATION

The principal market for our common stock is the Nasdaq Global Select Market System. Our common stock is listed on the Nasdaq Global Select Market System under the symbol “CHAP.” On July 12, 2006, our board of directors approved a stock split effected in the form of a 100% common stock dividend, with a distribution date of September 1, 2006. The prices in this table have been adjusted to reflect the impact of the stock split. Our common stock began trading on a “when issued” basis on July 22, 2005, so no information regarding high and low sales prices for the prior quarterly periods is available. Following the merger, our common stock will not be traded on any public market.

	Sales Price		Dividends per Share of Common Stock
	High	Low
Fiscal Year Ended May 31, 2006:
Quarter Ended August 31, 2005	$11.50	$6.25	$—
Quarter Ended November 30, 2005	$13.75	$10.55	$—
Quarter Ended February 28, 2006	$23.36	$12.42	$—
Quarter Ended May 31, 2006	$36.69	$20.38	$—

Fiscal Year Ended May 31, 2007:
Quarter Ended August 31, 2006	$38.20	$25.30	2-for-1 stock split
Quarter Ended November 30, 2006	$47.05	$32.60	$0.10
Quarter Ended February 28, 2007	$52.50	$42.01	$0.10
Quarter Ended May 31, 2007	$75.60	$46.08	$0.10

Fiscal Year Ended May 31, 2008:
Quarter Ended August 31, 2007 (until August 9, 2007)	$84.50	$66.27	$0.10

On July 10, 2007, the last full trading day prior to the public announcement of the merger agreement, the closing sale price of our common stock on the Global Select Market System of Nasdaq was $75.69 per share. On April 24, 2007, the last full trading day prior to our announcement that we had retained Goldman Sachs to assist us in reviewing our strategic alternatives, the closing sale price of our common stock on the Global Select Market System of Nasdaq was $63.97 per share. We encourage our stockholders to obtain current market quotations for our common stock.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will have no public stockholders and no public participation in any of our future stockholder meetings. We intend to hold an annual meeting of stockholders in 2007 only if the merger is not completed by November 30, 2007. If we hold an annual meeting of stockholders in 2007, any stockholder who wishes to have a stockholder proposal included in our proxy statement for the 2007 annual meeting must follow the procedures set forth in Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, and our bylaws. To be timely under Rule 14a-8 and our bylaws, stockholder proposals must have been received by us no later than April 3, 2007. Notice of such proposals must have set forth a brief description of the matter, the reason for presenting the matter at the meeting, the name and address of the presenting stockholder, the number of shares of common stock owned by the presenting stockholder and any material interest of the presenting stockholder in the matter to be presented. A copy of our bylaws is available on our website at http://www.chapusa.com.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, known as “householding,” potentially means extra convenience for stockholders and cost savings for companies. This year, a number of brokers with customers who are our stockholders will be “householding” our proxy materials unless contrary instructions have been received from the customers. We will promptly deliver, upon oral or written request, a separate copy of the proxy statement to any stockholder sharing an address to which only one copy was mailed. Requests for additional copies should be directed to our proxy solicitor, MacKenzie Partners, Inc., at 105 Madison Avenue, New York, NY 10016, or by telephone at (800) 322-2885, or by email at proxy@mackenziepartners.com, or to Chaparral Steel Company, 300 Ward Road, Midlothian, Texas 76065, Attention: Investor Relations, telephone: (972) 775-8241.

Once a stockholder has received notice from his or her broker that the broker will be “householding” communications to the stockholder’s address, “householding” will continue until the stockholder is notified otherwise or until the stockholder revokes his or her consent. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive separate copies of the proxy statement, the stockholder should so notify his or her broker. Any stockholder who currently receives multiple copies of the proxy statement at his or her address and would like to request “householding” of communications should contact his or her broker or, if shares are registered in the stockholder’s name, our Investor Relations, at the address or telephone number provided above.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the following location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings are also available to the public from document retrieval services and the internet website maintained by the SEC at http://www.sec.gov.

If you have questions about the special meeting or the merger after reading this proxy statement, or if you would like additional copies of this proxy statement or the proxy card, you should contact our proxy solicitors, MacKenzie Partners, Inc., at 105 Madison Avenue, New York, NY 10016, or by telephone at (800) 322-2885, or by email at proxy@mackenziepartners.com.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that differs from or adds to what is contained in this proxy statement. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date indicated on the cover of this document unless the information specifically indicates that another date applies.

Annex A

Execution Copy

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GERDAU AMERISTEEL CORPORATION,

GCV INC.,

CHAPARRAL STEEL COMPANY,

and, solely for the purposes of Section 1.15 and Article IIIA, GERDAU, S.A.

DATED AS OF JULY 10, 2007

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 10, 2007, by and among GERDAU AMERISTEEL CORPORATION, a Canadian corporation (“Parent”), GCV INC., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), solely for purposes of Section 1.15 and Article IIIA, GERDAU, S.A., a Brazilian corporation (the “Guarantor”), and CHAPARRAL STEEL COMPANY, a Delaware corporation (the “Company”). Certain terms have the meanings given to such terms in Article VIII.

WHEREAS, the board of directors of the Company (the “Company Board”) has determined that it is advisable and in the best interests of the Company and its stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of the acquisition of the Company by Parent, it is proposed that Merger Sub shall merge with and into the Company (the “Merger”), with the Company being the surviving corporation, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the Company Board has (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable and in the best interests of the Company and its stockholders, (ii) approved this Agreement and the transactions contemplated by this Agreement, including the Merger, in accordance with the requirements of the DGCL, and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement;

WHEREAS, the board of directors of Parent has (i) determined that the Merger is advisable and in the best interests of Parent and its stockholders and (ii) approved this Agreement and the transactions contemplated by this Agreement, including the Merger;

WHEREAS, (i) the board of directors of Merger Sub has determined that the Merger is advisable and in the best interests of Merger Sub and its stockholders and (ii) the stockholders of Merger Sub, have adopted and approved this Agreement and the transactions contemplated by this Agreement, including the Merger;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Guarantor has provided the guaranty in favor of the Company, the terms of which are set forth in Exhibit A attached hereto (the “Guaranty”), with respect to the performance by Parent and Merger Sub of their obligations under this Agreement; and

WHEREAS, pursuant to the Merger, among other things, the outstanding shares of Company Common Stock, other than (i) shares of Company Common Stock held by Parent or Merger Sub or any wholly owned Subsidiary of Parent or Merger Sub, (ii) shares of Company Common Stock held in the treasury of the Company or by any wholly owned Subsidiary of the

Company and (iii) the Company Dissenting Shares, will be converted into the right to receive the Merger Consideration as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the DGCL, Merger Sub shall merge with and into the Company. The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”) and shall continue its corporate existence under the Laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

1.2 Closing; Effective Time.

(a) The closing of the Merger (the “Closing”) shall take place as soon as practicable, and in any event not later than two (2) Business Days after the satisfaction of each of the conditions set forth in Section 6.1 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other time as the parties hereto may agree (the date on which the Closing occurs, the “Closing Date”). The Closing shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, NY 10019, or at such other location as the parties hereto may agree in writing.

(b) At the Closing, the Company and Merger Sub shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the provisions of Section 251 of the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Parent and the Company in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the merger, the “Effective Time”).

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become debts, liabilities and duties of the Surviving Corporation.

1.4 Conversion of Company Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holder of any of the following securities:

(a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares of Company Common Stock held by Parent or Merger Sub or any wholly owned Subsidiary of Parent or Merger Sub, (ii) shares of Company Common Stock held in the treasury of the Company or by any wholly owned Subsidiary of the Company and (iii) Company Dissenting Shares) shall be converted into the right to receive $86.00 in cash, without interest (the “Merger Consideration”). All shares of Company Common Stock issued and outstanding immediately prior to the Effective Time held by Parent or Merger Sub or any wholly owned Subsidiary of Parent or Merger Sub, or held in the treasury of the Company shall be cancelled and shall cease to exist as of the Effective Time.

(b) All shares of Company Common Stock converted into Merger Consideration pursuant to this Section 1.4 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Company Common Stock shall thereafter represent the right to receive with respect to each underlying share of Company Common Stock the Merger Consideration, without interest, plus any unpaid dividends.

(c) Subject to the consent of Parent pursuant to Section 4.2(b), if, prior to the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, recapitalization or other similar transaction, then an appropriate and proportionate adjustment shall be made to the Merger Consideration.

1.5 Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent or the Company, each share of the common stock, $0.001 par value, of Merger Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation (which shares shall not be deemed to be shares of Company Common Stock outstanding immediately prior to the Effective Time for purposes of this Agreement).

1.6 Company Dissenting Shares.

(a) Notwithstanding Section 1.4, shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has exercised such holder’s right to demand appraisal for such shares in accordance with the DGCL (“Company Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses the right to appraisal. Holders of Company Dissenting Shares shall have those rights, but only those rights, of holders who perfect their appraisal rights under Section 262 of the DGCL. If after the Effective Time any such holder fails to perfect or withdraws or otherwise loses the right to appraisal, the shares of Company Common Stock held by such holder shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration.

(b) The Company shall give Parent prompt notice of any demand, purported demand, objection, notice, petition or other communication received from stockholders or provided to stockholders by the Company with respect to any Company Dissenting Shares or shares claimed to be Company Dissenting Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such shares. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any demand or purported demand respecting such Company Dissenting Shares.

1.7 Options and Other Awards.

(a) At the Effective Time, each option to purchase shares of Company Common Stock (each, a “Company Option”), whether or not then vested, shall vest, automatically be cancelled at the Effective Time and be converted into the right to receive, at the Effective Time, a lump sum cash payment in dollars equal to the product of (i) the number of shares of Company Common Stock subject to such Company Option and (ii) the excess, if any, of (x) the Merger Consideration over (y) the exercise price per share of such Company Option (such amount, “Option Consideration”), less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment. The Surviving Corporation shall pay the holders of Company Options the cash payments described in this Section 1.7(a) on or as soon as reasonably practicable after the Closing Date, but in any event within five (5) Business Days following the Closing Date.

(b) Immediately prior to the Effective Time, each award of restricted Company Common Stock (“Company Restricted Shares”) shall vest in full and be converted into the right to receive the Merger Consideration as provided in Section 1.4(a), less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment.

(c) Immediately following the Effective Time, each deferred stock award or common stock equivalent award measured by the value of a number of shares of Company Common Stock (together, “Deferred Shares”) shall be converted into a vested obligation to pay cash with a value equal to the product of (i) the Merger Consideration and (ii) the number of Deferred Shares (such amount, the “Deferred Share Consideration”), payable on a deferred basis at the time that the underlying Deferred Shares would have been settled under their terms as in effect immediately prior to the Effective Time, plus earnings thereon (as described below), less such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment. From and after the Effective Time until the applicable payment date, the Deferred Share Consideration shall earn interest at a rate equal to 120% of the long-term Applicable Federal Rate as prescribed under Section 1274(d) of the Code.

(d) The Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) and/or the Company Board, as applicable, shall make such adjustments and amendments to or make such determinations with respect to Company Options, Company Restricted Shares and Deferred Shares to implement the foregoing provisions of this Section 1.7.

1.8 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended in its entirety to read in the form of the certificate of incorporation of Merger Sub as effective immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be “GCV Inc.,” and, as amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

1.9 Bylaws. At the Effective Time, the bylaws of the Company, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation.

1.10 Directors and Officers of the Surviving Corporation. At the Effective Time, subject to applicable Laws, (i) the existing members of the board of directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal, and (ii) the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.11 Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the Company, Parent and Merger Sub shall cause their respective officers to take all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

1.12 Exchange Fund. At or prior to the Effective Time, Parent shall (i) designate a bank or trust company reasonably acceptable to the Company to act as paying agent for the Merger (the “Paying Agent”) and (ii) deposit, or cause to be deposited, with the Paying Agent an amount in cash equal to the aggregate Merger Consideration to which holders of Company Common Stock shall be entitled at the Effective Time pursuant to Section 1.4 (such cash, the “Exchange Fund”). The Exchange Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any net profit resulting from, or interest or income produced by, such investments shall be the property of and payable to Parent.

1.13 Exchange of Shares.

(a) As soon as practicable after the Effective Time, the Paying Agent shall mail to each holder of record of one or more certificates of Company Common Stock whose shares are being converted into the Merger Consideration pursuant to Section 1.4 a letter of transmittal (which shall be in customary form, and shall specify that delivery shall be effected, and risk of loss and title to the certificates of Company Common Stock shall pass, only upon delivery of the certificates of Company Common Stock to the Paying Agent or delivery of a lost stock affidavit and indemnity (the “Lost Stock Affidavit”) in form as approved by Parent, in its sole discretion) and instructions for use in effecting the surrender of the certificates of Company Common Stock in exchange for the Merger Consideration. Upon proper surrender of a certificate of Company Common Stock for exchange and cancellation or delivery of a Lost Stock Affidavit, as appropriate, to the Paying Agent, together with such properly completed letter of transmittal, duly executed, the holder of such certificate of Company Common Stock shall be entitled to receive in exchange therefor the amount of Merger Consideration provided in Section 1.4, and the certificate of Company Common Stock so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on any cash or on any unpaid dividends or distributions payable to holders of certificates of Company Common Stock.

(b) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any certificates of Company Common Stock representing such shares are presented for transfer to the Paying Agent, each such share shall be cancelled and exchanged for the Merger Consideration provided in Section 1.4. In the event of a transfer of ownership of any share of Company Common Stock prior to the Effective Time that has not been registered in the transfer records of the Company, the Merger Consideration payable in respect of such share of Company Common Stock shall be paid to the transferee of such share if the certificate that previously represented such share is presented to the Paying Agent accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid.

(c) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for 12 months after the Effective Time shall be paid to Parent. Any stockholders of the Company who have not theretofore complied with this Article I shall thereafter look only to Parent for payment of the Merger Consideration deliverable in respect of each share of Company Common Stock formerly held by such stockholder as determined pursuant to this Agreement without any interest thereon. Notwithstanding the foregoing, neither the Company, Parent, the Paying Agent nor any other Person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(d) In the event any certificate of Company Common Stock shall have been lost, stolen or destroyed, upon the making of a Lost Stock Affidavit by the Person claiming such certificate of Company Common Stock to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such Person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate of Company Common Stock, the Paying Agent shall issue in exchange for such lost, stolen or destroyed certificate of Company Common Stock the Merger Consideration such holder has a right to receive pursuant to this Article I.

1.14 Withholding. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration deliverable under this Agreement, and from any other payments made pursuant to this Agreement, such amounts as Parent, the Surviving Corporation and the Paying Agent are required to deduct and withhold with respect to such delivery and payment under the Code or any provision of applicable Tax Law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the holder of shares of Company Common Stock in respect of which such deduction and withholding was made by Parent, the Surviving Corporation and the Paying Agent.

1.15 Guaranty of Guarantor. Pursuant to the form of Guaranty as set forth on Exhibit A attached hereto, Guarantor hereby unconditionally and irrevocably guarantees the due and punctual performance by Parent and Merger Sub of each and every obligation of Parent and Merger Sub arising under this Agreement, including, without limitation, payment by Merger Sub of the Merger Consideration, the Option Consideration and the Deferred Share Consideration, pursuant to the Merger.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the disclosure letter, dated as of the date of this Agreement and delivered to Parent in connection with the execution and delivery of this Agreement (the “Company Disclosure Schedule”), which disclosure shall be subject to Section 9.4, the Company represents and warrants to Parent and Merger Sub as follows:

2.1 Corporate Organization, Standing and Power. The Company and each of its Subsidiaries which is a corporation is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Each of the Company’s Subsidiaries which is a limited liability company, limited partnership, business trust or other form of legal entity is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of the Company and its Subsidiaries has the corporate power and authority to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing has had and would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has furnished or made available to Parent a complete and correct copy of the certificate or articles of incorporation, as amended, and bylaws, as amended, and any other charter or organizational documents, each as amended, of the Company and each of its Subsidiaries. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate or articles of incorporation or bylaws or other charter or organizational documents, each as amended, except for any such violation that has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 2.1 of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all of the Company’s directly and indirectly owned Subsidiaries, together with the jurisdiction of incorporation or organization of each such Subsidiary and the percentage of each such Subsidiary’s outstanding capital stock or other equity or other interest owned by the Company or another Subsidiary of the Company.

2.2 Capitalization.

(a) The authorized capital stock of the Company consists of 100,000,000 shares of common stock, par value of $.01 per share (which common stock together with the associated preferred stock purchase rights issued pursuant to the Rights Agreement is referred to herein as the “Company Common Stock”); and 10,000,000 shares of preferred stock, par value $.01 per share (“Company Preferred Stock”). As of July 5, 2007, (i) 47,160,574 shares of Company Common Stock are issued and 46,945,671 shares of Company Common Stock are outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, (ii) 2,307,725 shares of Company Common Stock are reserved for issuance upon the exercise of outstanding Company Options, (iii) 214,803 shares of Company Common Stock are held in the treasury of the Company, (iv) 118,530.09 shares of Company Common Stock are reserved for issuance upon settlement of Deferred Shares and (v) 25,000 shares of Company Preferred Stock are reserved for issuance in connection with the Rights Agreement. As of the date of this Agreement, no shares of Company Preferred Stock are outstanding. There are no bonds, debentures, notes or other indebtedness or securities of the Company that have the right to vote (or that are convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding and no shares of capital stock or other voting securities of the Company shall be issued or become outstanding after the date of this Agreement other than upon exercise or settlement of Company Options and Deferred Shares outstanding as of the date of this Agreement. Section 2.2(a) of the Company Disclosure Schedule sets forth a complete and correct list, as of the date of this Agreement, of all rights to purchase any issued or unissued capital stock of the Company and any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant or sell any shares of capital stock of, or other equity interests in, or securities convertible into equity interests in, the Company or any of its Subsidiaries. All shares of Company Common Stock subject to issuance as described above in this Section 2.2(a) shall, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable.

(b) Neither the Company nor any of its Subsidiaries has any contractual or other obligation to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any of the Company’s Subsidiaries, or make any investment (in the form of a loan, capital contribution or otherwise) in any of the Company’s Subsidiaries or any other Person, except in connection with the acceptance of shares of Company Common Stock in payment of the exercise price or withholding Taxes incurred by any holder in connection with the exercise of Company Options or the settlement of Company Restricted Shares or Deferred Shares. All of the outstanding shares of capital stock and voting securities of each Subsidiary of the Company are owned, directly or indirectly, by the Company and are duly authorized, validly issued, fully paid and nonassessable, and those shares of capital stock and voting securities of each of the Company’s Subsidiaries owned by the Company, directly or indirectly, are free and clear of all Liens. Except as otherwise set forth in this Section 2.2, there are no outstanding subscriptions, rights of first refusal, preemptive rights, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any such Subsidiary, or otherwise obligating the Company or any such Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(c) Neither the Company nor any of its Subsidiaries owns, or has any contractual or other obligation to acquire, any equity securities or other securities of any Person

(other than Subsidiaries of the Company) or any direct or indirect equity or ownership interest in any other business.

(d) There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which either is bound relating to the voting or registration of any shares of capital stock of the Company. From July 29, 2005 to the date of this Agreement, neither the Company nor any of its Subsidiaries has issued, sold or repurchased any Company Preferred Stock or Company Common Stock, and their respective boards of directors have not authorized any of the foregoing.

2.3 Authority; No Violation.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by the Company Board, and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or to consummate the transactions contemplated by this Agreement (other than, with respect to the Merger, the Company Stockholder Approval and the filing of the Certificate of Merger, in each case pursuant to the requirements of the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) The execution, performance and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated by this Agreement, and compliance by the Company with any of the terms or provisions of this Agreement, do not and will not (i) contravene, conflict with or violate any provision of the Company Charter, the Company Bylaws, or the certificates of incorporation or bylaws or other charter or organizational documents of any of the Subsidiaries of the Company or (ii) assuming that the Company Consents are duly obtained, (x) contravene, conflict with or violate any Law or Governmental Order applicable to the Company or any of its Subsidiaries or any of the Assets or (y) contravene, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien, other than Permitted Liens, upon any of the Assets under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective Assets or business activities may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or the loss of benefits which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.4 Consents and Approvals. Except for (i) any approvals or filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) the Company Stockholder Approval, (iii) the filing with the SEC of such reports or filings under the Exchange Act or the Securities Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (v) such filings as may be required under the rules and regulations of the NASDAQ, (vi) the consents, notices and approvals set forth in Section 2.4 of the Company Disclosure Schedule (the consents referred to in clauses (i) through (vi), the “Company Consents”) and (vii) such additional consents, notices and approvals, the failure of which to make or obtain have not had and would not be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no consents or approvals of any Governmental Entity or any Third Party are necessary in connection with (A) the execution and delivery by the Company of this Agreement and (B) the consummation by the Company of the Merger and the other transactions contemplated by this Agreement.

2.5 SEC Documents; Financial Statements.

(a) The Company has furnished or made available (including via EDGAR) to Parent complete and correct copies of all forms, documents, statements and reports filed with or furnished by the Company to the SEC by the Company since July 29, 2005 (such forms, documents, statements and reports, including any amendments thereto, the “Company SEC Documents”). As of their respective filing dates, the Company SEC Documents complied as to form in all material respects with the requirements of the Exchange Act and the Securities Act, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent amended or superseded by a subsequently filed Company SEC Document.

(b) The financial statements of the Company, including the notes thereto, included in the Company SEC Documents (collectively, the “Company Financial Statements”) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated. The Company Financial Statements fairly present in all material respects the consolidated financial condition and operating results of the Company and its Subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal year-end adjustments).

(c) The Company is in compliance in all material respects with the provisions of SOX applicable to it, including Section 404 thereof, and the certifications provided pursuant to Sections 302 and 906 thereof were accurate when made.

(d) The Company has filed with the SEC each final registration statement, prospectus, report, schedule, form, definitive proxy statement and document required to be filed by it with the SEC pursuant to the Securities Act or Exchange Act since July 29, 2005 and prior to the date of this Agreement (the documents referred to in this Section 2.5(d), collectively, the “Company Filings”). To the knowledge of the Company, none of the Company Filings is the subject of ongoing SEC review or outstanding SEC investigation. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company Filings.

(e) None of the Company’s Subsidiaries has filed, or is obligated to file, any forms, reports, schedules, statements or other documents with the SEC.

(f) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.

(g) The Company and its Subsidiaries have established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act) (“internal controls”) sufficient to comply in all material respects with all legal and accounting requirements applicable to the Company. Such internal controls are designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, to its knowledge based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (x) any significant deficiencies and material weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Since July 29, 2005, the Company has not received any complaint, allegation, assertion, or claim in writing regarding the accounting practices, procedures, methodologies, or methods of the Company or its internal controls, including any such complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices.

2.6 Absence of Certain Changes or Events. Since June 1, 2006, the Company and each of its Subsidiaries has, in all material respects, conducted its business in the ordinary course consistent with past practice and there has not occurred:

(i) any change, event or condition that constitutes a Company Material Adverse Effect;

(ii) any acquisition, sale or transfer of any material asset of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice;

(iii) any change in the Company’s accounting methods or practices (including any change in depreciation or amortization policies or rates) materially affecting the Assets, except as set forth in any Company SEC Document or as required by a change in GAAP or, other than in the ordinary course of business, any negative revaluation by the Company of any of its Assets, including writing down the value of inventory or writing off notes or accounts receivable;

(iv) any declaration, setting aside or payment of a dividend or other distribution with respect to the shares of the Company (except for quarterly dividends in the amount of $.10 per share of Company Common Stock), or any direct or indirect redemption, purchase or other acquisition by the Company of any of its shares of capital stock, except in connection with (A) the acceptance of shares of Company Common Stock in payment of the exercise price or withholding Taxes incurred by any holder in connection with the exercise of Company Options or the settlement of Company Restricted Shares or Deferred Shares and (B) shares of Company Common Stock purchased prior to the date of this Agreement pursuant to the Company’s publicly announced stock repurchase program;

(v) any entry by the Company or any of its Subsidiaries into a Material Contract, other than in the ordinary course of business consistent with past practice, or any material amendment or termination of, or default under, any Material Contract to which the Company or any of its Subsidiaries is a party or by which it is bound;

(vi) any amendment or change to the Company Charter or Company Bylaws; or

(vii) any entry by the Company or any of its Subsidiaries into any agreement to do any of the things described in the preceding clauses (i) through (vi) (other than with respect to the transactions contemplated by this Agreement).

2.7 Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the audited consolidated balance sheet (and the related notes thereto) of the Company and its Subsidiaries as of May 31, 2006, included in the Company SEC Documents, (ii) those incurred in the ordinary course of business consistent with past practice since June 1, 2006, (iii) those incurred in connection with the execution of this Agreement and (iv) obligations or liabilities that have not had and do not, individually or in the aggregate, constitute a Company Material Adverse Effect.

2.8 Legal Proceedings. Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of the Company, threatened, legal, administrative, arbitral or other proceedings, claims, suits, actions or governmental or regulatory investigations of any nature affecting or against the Company or any of its Subsidiaries, in each case which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no Governmental Order, injunction, decree or regulatory restriction of any Governmental Entity imposed upon the Company, any of its Subsidiaries, their respective properties or the Assets which has had or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

2.9 Taxes and Tax Returns.

(a) Each of the Company and its Subsidiaries has timely filed or caused to be timely filed all material Tax Returns required to be filed, all such Tax Returns are correct and complete in all material respects and all material Taxes that are due and payable in respect of such Tax Returns (whether or not shown thereon), other than Taxes which are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) in the Company Financial Statements, have been paid.

(b) Neither the Company nor any of its Subsidiaries has received written notice of any proposed or threatened Tax proceeding, examination, investigation, audit or administrative or judicial proceeding (collectively, “Tax Proceedings”) against, or with respect to any Taxes of, the Company or any of its Subsidiaries, and no such Tax Proceedings are currently pending.

(c) There are no Liens for material Taxes (other than statutory Liens for Taxes not yet due and payable) upon any of the Assets.

(d) Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.

(e) The Company and each of its Subsidiaries have withheld and paid to the relevant Tax authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, stockholder, creditor or any Third Party.

(f) Neither the Company nor any of its Subsidiaries (i) has been a member of a group filing a consolidated, combined or unitary Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor by contract, or otherwise.

(g) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries).

(h) Neither the Company nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.

(i) Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(j) The Company will not be required to include material amounts in income, or exclude material items of deduction, in a taxable period beginning after the Closing Date as a result of a change in method of accounting occurring prior to the Closing Date.

(k) The Company has not taken any action or failed to take any action that would cause it to be required to make any material payments under Section 7.1(c) of the Tax Sharing and Indemnification Agreement by and between Texas Industries, Inc. and Chaparral Steel Company, dated July 6, 2005, effective as of July 29, 2005.

2.10 Employee Benefit Plans.

(a) Section 2.10(a) of the Company Disclosure Schedule sets forth a complete and correct list of each material Company Benefit Plan. “Company Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and each stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, employee loan and each other employee benefit plan, agreement, program, policy or other arrangement, including each pension plan and retirement benefits plan, whether or not subject to ERISA, which is maintained, administered or contributed to by the Company or any of its Subsidiaries and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability, but excluding any statutory benefit plan that the Company or its Subsidiaries is required to participate in or comply with pursuant to applicable Law and any plan administered pursuant to applicable health, tax, workplace safety insurance and employment insurance legislation and excluding any “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA).

(b) The Company has made available to Parent current, accurate and complete copies of each of the Company Benefit Plans and certain related documents, including (i) each writing constituting a part of such Company Benefit Plan, including all amendments thereto; (ii) the most recent (A) Form 5500 and accompanying schedules, if any, (B) audited financial statements, if any and (C) actuarial valuation reports, if any; (iii) the most recent opinion or determination letter from the IRS (if applicable) for such Company Benefit Plan; and (iv) any related trust agreement or other funding instrument.

(c)(i) Each of the Company Benefit Plans has been operated and administered in material compliance with applicable Laws, including ERISA, the Code and in each case the regulations thereunder; (ii) each of the Company Benefit Plans intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified; (iii) no Company Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code; (iv) no Company Benefit Plan provides material welfare benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Company or its Subsidiaries beyond their retirement or other termination of service, other than (A) coverage mandated by applicable law or (B) death benefits or retirement benefits under any “employee pension plan” (as such term is defined in Section 3(2) of ERISA); (v) no material liability under Title IV of ERISA has been incurred by the Company, its Subsidiaries or any ERISA Affiliate of the Company that has not been satisfied in full, and no condition exists that could reasonably be expected to result in the Company, its Subsidiaries or any ERISA Affiliate of the Company incurring a material liability thereunder; (vi) no Company Benefit Plan is a “multiemployer pension plan” (as such term is defined in Section 3(37) of ERISA) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA, and neither the Company, its Subsidiaries nor any member of their controlled group has at any time in the six years prior to the date of this Agreement sponsored or contributed to any multiemployer plan with respect to which the Company and its Subsidiaries would reasonably be expected to have any material liability, or has or had any material liability or obligation in respect of any multiemployer plan; (vii) all material contributions or other amounts payable by the Company or its Subsidiaries as of the date of this Agreement with respect to each Company Benefit Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP. “ERISA Affiliate” means, with respect to the Company, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company, or that is a member of the same “controlled group” as the Company pursuant to Section 4001(a)(14) of ERISA.

(d) Neither the Company nor its Subsidiaries has engaged in a transaction in connection with which the Company or its Subsidiaries reasonably could be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material Tax imposed pursuant to Section 4975 or 4976 of the Code.

(e) Each of the Company Benefit Plans subject to Section 409A of the Code has been administered in all material respects in good faith compliance with the applicable requirements under Section 409A of the Code and regulations issued thereunder.

(f) There are no pending, or, to the Company’s knowledge, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans or any trusts related thereto which could reasonably be expected to result in any material liability to the Company and its Subsidiaries taken as a whole.

(g) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, the Company Benefit Plans or as required by applicable Law, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, consultant or officer, except as expressly provided in this Agreement or the Company Benefit Plans, (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Company Benefit Plans or (iv) result in payments under any of the Company Benefit Plans which would not be deductible under Section 280G of the Code.

(h) No Company Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States.

2.11 Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contract or understanding with a labor union or labor organization. Neither the Company nor any of its Subsidiaries is experiencing, as of the date of this Agreement, a dispute, strike, work stoppage or lockout except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, there are no material organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries (i) has, since July 29, 2005 through the date of this Agreement, effectuated a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act (“WARN”) without complying in all material respects with the notice requirements and all other provisions of WARN; or (ii) is a party to, or otherwise bound by, any consent decree with, or citation by, any governmental authorities or agencies relating to employees or employment practices which consent decree or citation would reasonably be expected to materially interfere with the operation of the business of the Company and its Subsidiaries taken as a whole.

2.12 Compliance with Applicable Law and Regulatory Matters.

(a) The Company and each of its Subsidiaries have complied in all material respects with all material applicable Laws, and are not in material violation of, and have not received any notices of violation with respect to, any material Laws in connection with the conduct of their respective businesses or the ownership or operation of their respective businesses and Assets.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries hold all licenses, permits, certificates, franchises and other authorizations (collectively, “Authorizations”) necessary for the ownership and use of its Assets and the conduct of its business. The Company and each of its Subsidiaries have complied with, and are not in violation of, any Authorization, except where such noncompliance or violation would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not reasonably be expected to have a Company Material Adverse Effect, all such Authorizations are in full force and effect and there are no proceedings pending or, to the knowledge of the Company or any of its Subsidiaries, threatened that seek the revocation, cancellation, suspension or adverse modification thereof.

2.13 Material Contracts.

(a) Except for those agreements and other documents (i) set forth in the exhibit index of the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended February 28, 2007, or (ii) permitted pursuant to Section 4.2, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to any Contract, arrangement, commitment or understanding, as of the date hereof (A) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K, (B) that limits or restricts in any material respect the conduct of business by the Company or any of its Subsidiaries or its or their ability to compete in any line of business or in any geographic area in any material respect, (C) the loss of which would reasonably be expected to have a Company Material Adverse Effect, (D) under which the Company or any of its Subsidiaries has directly or indirectly guaranteed any liabilities or obligations of a Third Party (other than ordinary course endorsements for collection) in excess of $10,000,000 in the aggregate, (E) relating to indebtedness for borrowed money, whether incurred, assumed, guaranteed or secured by any asset, (F) that is a joint venture or partnership agreement, or (G) involving continuing (contingent or otherwise) obligations (other than immaterial ones) of the Company and its Subsidiaries for an amount in excess of $10,000,000, other than in contracts entered into in the ordinary course of business. Each contract, arrangement, commitment or understanding of the type described in this Section 2.13(a) is referred to herein as a “Material Contract.”

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or any of its Subsidiaries, as applicable, and is in full force and effect; (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Material Contract; (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries, as applicable, under any such Material Contract; and (iv) as of the date hereof, to the knowledge of the Company, no other party to any Material Contract is in breach of or default under the terms of any such Material Contract.

2.14 Assets.

(a) The Company and its Subsidiaries own, lease or have the right to use all the properties and assets necessary for or used or held for use in the conduct of their respective businesses or otherwise owned, leased or used by the Company or any of its Subsidiaries (all such properties and assets being referred to as the “Assets”), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries has good title to, or in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all of the Assets, free and clear of all Liens, except for Permitted Liens and defects in title or leasehold interests that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 2.14 of the Company Disclosure Schedule contains a complete and correct list of all real property and improvements which are leased, licensed or otherwise occupied by the Company or its Subsidiaries as of the date hereof (“Leased Assets”), as lessee, sub-lessee, licensee or sub-licensee, and the Company and its subsidiaries do not lease, license or otherwise occupy, as lessee, sub-lessee, licensee or sub-licensee, any real property or improvements other than the Leased Assets. Each such document granting the Company or its Subsidiaries its right, title or interest in the Leased Assets is valid without default or breach thereunder by the Company or its Subsidiaries and, to the knowledge of the Company and its Subsidiaries, the grantor of such right, title or interest in the Leased Property other than such breaches and/or defaults as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) To the extent in the possession and control of the Company or its Subsidiaries, the Company has, to its knowledge, made available to Parent and Merger Sub prior to the date hereof complete and accurate copies of all existing vesting deeds, title policies, surveys, leases, subleases, licenses to any real property, and all other material documents, instruments and agreements in connection with the title, ownership, use and/or possession of the Assets.

(c) The Company and its Subsidiaries have good and valid title to, or valid and enforceable rights to use under existing deeds, franchises, easements or licenses, or valid and enforceable leasehold interests in, all of its tangible personal properties, rights and assets necessary to carry on their businesses as now being conducted, except for such defects that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, applying customary standards in the steel industry. All such tangible personal properties, rights and assets, other than properties, rights and assets in which the Company has a leasehold interest, are free and clear of all Liens, except for Permitted Liens and defects in title or leasehold interests that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

2.15 Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) no written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries alleging a violation by or liability of the Company or any of its Subsidiaries of or relating to any Environmental Law, and to the Company’s knowledge, no such notice, order, complaint or penalty is threatened, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Company’s knowledge, threatened which allege a violation by the Company or any of its Subsidiaries of any Environmental Laws or allege any liability of the Company or any of its Subsidiaries under or relating to any Environmental Law;

(b) the Company and each of its Subsidiaries have all environmental permits, licenses, regulations or other approvals necessary for their operations to comply with all applicable Environmental Laws and are in compliance with the terms of same;

(c) the Company and each of its Subsidiaries and their operations are in compliance with the terms of, and have not violated any, applicable Environmental Laws, and to the Company’s knowledge, there is no condition that would reasonably be expected to prevent or add material cost or burden to comply with applicable Environmental Laws in the future;

(d) no Hazardous Substance is present at or about any of the properties or facilities currently or formerly owned, leased or operated by the Company or any of its Subsidiaries in amount or condition that would reasonably be expected to result in liability under any applicable Environmental Law;

(e) neither of the Company nor any of its Subsidiaries has released or disposed of or arranged for the disposal of any Hazardous Substance in a manner or to a location that would reasonably be expected to result in liability under any applicable Environmental Law; and

(f) neither the Company nor any of its Subsidiaries has assumed or provided indemnity against any liability under or relating to any Environmental Law.

2.16 State Takeover Laws; Rights Agreement.

(a) The Company Board has taken all actions so that any takeover, anti-takeover, moratorium, “fair price,” “control share” or other similar anti-takeover Law or the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in such Section 203) do not, and will not, apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement. To the knowledge of the Company, no other state takeover statute is applicable to this Agreement, the Merger or the other transactions contemplated by this Agreement.

(b) The Company has amended the Rights Agreement so that neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will cause the Rights (as defined therein) to become exercisable, and in particular, (i) Parent and Merger Sub are each exempt from the definition of “Acquiring Person” contained in the Rights Agreement, (ii) a “Shares Acquisition Date” or a “Distribution Date” (as such terms are defined in the Rights Agreement) will not occur, in each case of clauses (i) and (ii), as a result of the execution or delivery of this Agreement, the consummation of the Merger and the other transactions contemplated by this Agreement and (iii) the Rights Agreement will terminate and the Rights will expire immediately prior to the Effective Time.

2.17 Insurance. The Company has in full force and effect the insurance coverage with respect to its business and the businesses of its Subsidiaries set forth in Section 2.17 of the Company Disclosure Schedule. From June 1, 2006 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice regarding any threatened termination of, or material premium increase with respect to, any of such policies.

2.18 Intellectual Property.

(a) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries own, free and clear of all Liens, other than Permitted Liens, all right, title and interest in, or possess sufficient and legally enforceable licenses or other rights to use, any and all Intellectual Property necessary for the conduct of the business and operations of the Company and its Subsidiaries as currently conducted (collectively, the “Company Intellectual Property”). Except as would not reasonably be expected to have a Company Material Adverse Effect, all registrations and applications of the Company Intellectual Property owned by the Company or its Subsidiaries (i) are subsisting and have not expired or been abandoned or cancelled, and (ii) are not and will not be rendered invalid, unenforceable or otherwise negatively impacted by any public disclosure, sale, offer for sale or other activity or inactivity by the Company or its Subsidiaries.

(b) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company’s use of the Company Intellectual Property and the conduct of the business of the Company and its Subsidiaries does not infringe, misappropriate, conflict with or otherwise violate any Intellectual Property of any Person, and none of the Company or any of its Subsidiaries has received notice or has knowledge of any such infringement, conflict or other violation. As of the date hereof, there is no material suit, claim, action, investigation or proceeding pending or, to the knowledge of the Company, threatened, alleging any such infringement, misappropriation, conflict or violation, by the Company or any of its Subsidiaries. The Company and its Subsidiaries are not subject to any court order, decree, settlement or other agreement that restricts or impairs the use of the Company Intellectual Property in any material respect. To the Company’s knowledge, no person is infringing, misappropriating or otherwise violating any of the material Company Intellectual Property or rights therein.

(c) Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each of its Subsidiaries take and have taken reasonable and appropriate steps to protect and preserve the confidentiality of any trade secrets or other confidential or proprietary information or materials that comprise any party of the Company Intellectual Property.

2.19 Opinion of Financial Advisor. The Company has received an opinion from Goldman, Sachs & Co. dated as of the date of this Agreement that as of such date and based upon and subject to the matters and limitations set forth therein, the $86.00 per share of Company Common Stock to be received by the holders of shares of Company Common Stock pursuant to the Merger is fair to such holders from a financial point of view.

2.20 Broker’s Fees. Except for Goldman, Sachs & Co., whose fees and expenses will be paid by the Company, neither the Company nor any of its Subsidiaries has employed any investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of the Company or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

2.21 Company Information. None of the information to be supplied by or on behalf of the Company for inclusion or incorporation by reference in any document filed with any regulatory agency in connection herewith will, at the time such document is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

2.22 No Other Representations or Warranties. Except for the representations and warranties contained in this Article II, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates in connection with this Agreement or the transactions contemplated by this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF PARENT

Except as disclosed in the disclosure letter, dated as of the date of this Agreement and delivered to the Company in connection with the execution and delivery of this Agreement (the “Parent Disclosure Schedule”), which disclosure shall be subject to Section 9.4, Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

3.1 Corporate Organization, Standing and Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would constitute a Parent Material Adverse Effect. Parent has furnished or made available to the Company a complete and correct copy of the certificate or articles of incorporation, as amended, and bylaws, as amended, and any other charter or organizational documents, each as amended, of Parent and Merger Sub. Neither Parent nor Merger Sub is in violation of any of the provisions of its certificate or articles of incorporation or bylaws or other charter or organizational documents, each as amended.

3.2 Authority; No Violation.

(a) Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by the Boards of Directors of Parent and Merger Sub. Parent, as the indirect sole stockholder of Merger Sub and the stockholders of Merger Sub, have adopted and approved this Agreement and transactions contemplated by this Agreement, including the Merger. No other corporate proceedings (including any approvals of Parent stockholders) on the part of Parent or Merger Sub are necessary to approve this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b) Neither the execution, performance and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, nor compliance by Parent and Merger Sub with any of the terms or provisions of this Agreement, will (i) violate any provision of the certificate of incorporation or bylaws or any other charter or organizational documents of Parent or Merger

Sub or (ii) assuming that the Parent Consents are duly obtained, (x) violate any Law or Governmental Order applicable to Parent or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or the loss of benefits which, either individually or in the aggregate, would not constitute a Parent Material Adverse Effect.

3.3 Consents and Approvals. Except for (i) any approvals or filings required by the HSR Act, (ii) the filing with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, (iv) such filings as may be required under the rules and regulations of the NASDAQ (the consents referred to in clauses (i) through (iv), the “Parent Consents”) and (v) such additional consents, notices and approvals, the failure of which to make or obtain would not have a Parent Material Adverse Effect, no consents or approvals of any Governmental Entity or any Third Party are necessary in connection with (A) the execution and delivery by Parent and Merger Sub of this Agreement and (B) the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement.

3.4 Legal Proceedings. Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to the knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries that would reasonably be likely to constitute a Parent Material Adverse Effect. There is no Governmental Order imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries which would reasonably be expected to constitute a Parent Material Adverse Effect.

3.5 Compliance with Applicable Law and Regulatory Matters.

(a) Parent and each of its Subsidiaries have complied in all material respects with all material applicable Laws, and are not in material violation of, and have not received any notices of violation with respect to, any material Laws in connection with the conduct of their respective businesses or the ownership or operation of their respective businesses and assets.

(b) There are no Governmental Orders applicable to Parent or any of its Subsidiaries which constitute a Parent Material Adverse Effect.

3.6 Broker’s Fees. Except for JP Morgan Chase Bank, National Association (“JP Morgan”), whose fees and expenses will be paid by Parent, neither Parent nor any of its Subsidiaries has employed any investment banker, broker, finder, financial advisor or other intermediary that has been retained by or is authorized to act on behalf of Parent or Merger Sub or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.

3.7 Parent Information. None of the information to be supplied by or on behalf of Parent or any of its Subsidiaries with any regulatory agency in connection herewith will, at the time such document is filed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; except that no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement.

3.8. Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. All of the outstanding capital stock of Merger Sub is owned indirectly by Parent. As of the date of this Agreement and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type whatsoever or entered into any agreements or arrangements with any Person, except as would not reasonably be expected to have a material adverse effect on the ability of Merger Sub to timely consummate the transactions contemplated by this Agreement.

3.9 Financing. For the information of the Company (recognizing that the transactions contemplated by this Agreement are not subject to a financing contingency), Merger Sub has delivered to the Company a copy of an executed commitment letter (the “Debt Commitment Letter”), dated as of the date hereof, from JP Morgan (the “Lender”), who is also acting in arranging and bookrunning roles. Pursuant to the Debt Commitment Letter and subject to the terms and conditions contained therein (including the exhibits thereto), the Lender has committed to provide approximately $4.4 billion in aggregate principal amount of debt financing to Merger Sub at the Closing (the “Debt Commitment”). The obligations to fund the commitments under the Debt Commitment Letter are not subject to any condition other than those set forth in the Debt Commitment Letter. Merger Sub has no knowledge of any fact or occurrence that would reasonably be expected to (i) make any of the assumptions or statements set forth in the Debt Commitment Letter inaccurate, (ii) cause the Debt Commitment Letter to be ineffective or (iii) preclude in any material respect the satisfaction of the conditions set forth in the Debt Commitment Letter. As of the date hereof, the Debt Commitment Letter is in full force and effect and has not been amended in any material respect, and the financing and other fees that are due and payable on or before the date hereof under the Debt Commitment Letter have been paid in full. Subject to the terms and conditions of the Debt Commitment letter, assuming for purposes of this representation that the conditions set forth in Article VI are satisfied, the funds contemplated to be received pursuant to the Debt Commitment Letter will be sufficient to pay the Merger Consideration and to make all other necessary payments (including related fees and expenses) by Merger Sub in connection with the transactions contemplated by this Agreement.

3.10 No Parent or Merger Sub Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries has acquired or owns any shares of Company Common Stock.

3.11 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither Parent, Merger Sub nor any other Person makes any other express or implied representation or warranty on behalf of Parent or Merger Sub or any of their Affiliates in connection with this Agreement or the transactions contemplated by this Agreement.

ARTICLE IIIA

REPRESENTATIONS AND WARRANTIES OF GUARANTOR

3A.1 Corporate Existence and Power. Guarantor is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and authority to own its properties and to carry on its business as now being conducted. Guarantor has all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, permits, consents and approvals the absence of which would not be, individually or in the aggregate, reasonably expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. Guarantor is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

3A.2 Corporate Authorization. The execution, delivery and performance by Guarantor of this Agreement and the consummation by Guarantor of the transactions contemplated hereby, including the Guaranty, are within the corporate powers of Guarantor and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Guarantor, enforceable against Guarantor in accordance with its terms, except as such enforceability may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other Laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3A.3 Governmental Authorization. The execution, delivery and performance by Guarantor of this Agreement and the consummation by Guarantor of the transactions contemplated, including the Guaranty, hereby require no action by or in respect of, or filing with, any Governmental Entity, other than (i) compliance with requirements of any applicable Antitrust Laws; or (ii) any actions or filings the absence of which would not be reasonably expected to materially impair or delay the ability of Guarantor to consummate the transactions contemplated by this Agreement.

3A.4 Non-Contravention. The execution, delivery and performance by Guarantor of this Agreement and the consummation by Guarantor of the transactions contemplated hereby, including the Guaranty, do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Guarantor, (ii) assuming compliance with the matters referred to in Section 3A.3, contravene, conflict with or result in a violation or breach of any provision of any applicable Law, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, could become a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Guarantor is entitled under any provision of any agreement or other instrument binding upon Guarantor or (iv) result in the creation or imposition of any Lien on any asset of Guarantor, with such exceptions, in the case of (ii) through (iv), as would not be reasonably expected to materially impair or delay the ability of Guarantor to consummate the transactions contemplated by this Agreement.

3A.5 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IIIA, neither Guarantor nor any other Person makes any other express or implied representation or warranty on behalf of Guarantor or any of its Affiliates in connection with this Agreement or the transactions contemplated by this Agreement.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business Prior to the Effective Time. Except as set forth in Section 4.1 of the Company Disclosure Schedule, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, except (i) as required, expressly contemplated or permitted by this Agreement, (ii) as required by applicable Law or (iii) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries, to (a) conduct its business in the ordinary course consistent with past practice and (b) use commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present executive officers and key employees and preserve its relationships with Persons having significant business dealings with it.

4.2 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, except (i) as set forth in Section 4.2 of the Company Disclosure Schedule, (ii) as required, expressly contemplated or permitted by this Agreement, (iii) as required by applicable Laws (including Section 409A of the Code) or (iv) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries, to:

(a) cause or permit any amendment, modification, alteration or rescission of its certificate of incorporation, bylaws or other charter or organizational documents;

(b) declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock or the capital stock of its Subsidiaries (other than dividends or distributions by any wholly owned Subsidiary of the

Company to the Company or another wholly owned Subsidiary thereof and quarterly dividends with record and payment dates consistent with past practice in an amount not to exceed $0.10 per share of Company Common Stock) or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or any of its Subsidiaries and the acceptance of shares of Company Common Stock in payment of the exercise price or withholding Taxes incurred by any holder in connection with the exercise of Company Options, the lapse of restrictions on Company Restricted Shares or the settlement of Deferred Shares;

(c) issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of shares of Company Common Stock pursuant to the exercise of Company Options or settlement of Deferred Shares outstanding as of the date of this Agreement or as may be granted after the date of this Agreement as permitted under this Section 4.2, (ii) issuances of shares of Company Common Stock in the ordinary course of business consistent with past practice pursuant to the Company Benefit Plans, (iii) the sale of shares of Company Common Stock pursuant to the exercise of Company Options if necessary to effectuate an optionee direction upon exercise or for withholding of Taxes, (iv) the grant of equity compensation awards in the ordinary course of business consistent with past practice in accordance with the Company’s customary schedule or (v) pursuant to the agreements existing as of the date of this Agreement and as set forth in Section 4.2 of the Company Disclosure Schedule;

(d) sell, transfer, deliver, lease, license, sublicense, mortgage, pledge, encumber or otherwise dispose (in whole or in part), or create, incur, assume or subject any Lien, other than Permitted Liens, on, any of its properties, assets, securities, properties, interests, businesses or rights (including any Intellectual Property) of the Company or any of its Subsidiaries which are material, individually or in the aggregate, to the business of the Company and its Subsidiaries (taken as a whole), except in the ordinary course of business consistent with past practice;

(e) other than in the ordinary course of business consistent with past practice, (A) incur any indebtedness for borrowed money or (B) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Third Party in each case in excess of $25 million in the aggregate;

(f) make any capital expenditures, capital additions or capital improvements except in the ordinary course of business consistent with past practice that do not exceed individually or in the aggregate $42 million;

(g) other than in the ordinary course of business consistent with past practice, enter into any Material Contract;

(h) except as required by existing written agreements or Company Benefit Plans, (A) grant or increase the compensation or other benefits payable or provided to the Company’s present or former employees, directors or officers, (B) increase benefits payable under any existing severance or termination pay policies or employment agreements, (C) enter into any employment, deferred compensation, change of control, severance or retention agreement with any present or former employee, director or officer of the Company, (D) establish, adopt, enter into or amend (except as required by applicable Law) any collective bargaining agreement, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees or any of their beneficiaries, except, in the case of any employee benefit plan, trust, fund, policy or arrangement, as would not result in any material current or future increase in cost to the Company; other than in the case of clauses (A) through (D) in the ordinary course of business consistent with past practice, or (E) grant any equity or equity-based awards;

(i) except as otherwise authorized by Section 4.2(h), enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries who is compensated at a salary or rate of compensation of $150,000 or more per year;

(j) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Company and its Subsidiaries (taken as a whole);

(k) make any material change to its financial accounting methods or practices, except as may be required by GAAP, Regulation S-X or other rule or regulation promulgated by the SEC;

(l) other than in the ordinary course of business consistent with past practice, make or change any material election in respect of Taxes, adopt or change in any material respect any accounting method in respect of Taxes, settle or comprise any material claim or assessment in respect of Taxes, file any amended Tax Return that is reasonably likely to result in a material increase in a Tax liability, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(m) enter into any agreement or arrangement that by its terms limits or otherwise restricts in any material respect the Company, any of its Subsidiaries or any successor thereto or that would, after the Effective Time, by its terms limit or restrict in any material respect the Company, any of its Subsidiaries, Merger Sub or any of their respective Affiliates, from engaging or competing in any line of business, in any location or with any Person;

(n) other than in the ordinary course consistent with past practice (except as provided in Section 4.2(o) below), (i) enter into any agreement that if entered into prior to the date hereof would be a Material Contract; (ii) modify or amend in any material respect, transfer or terminate any Material Contract or waive, release or assign any material rights or claims thereto or thereunder; (iii) enter into or extend any lease with respect to the Company’s real property; or (iv) modify, amend, transfer in any way or terminate any Intellectual Property agreements or confidentiality agreement with any Third Party, or waive, release or assign any material rights or claims thereto or thereunder, in each of cases (i) through (iv), if the effect of such action would be materially adverse to the Company and its Subsidiaries taken as a whole;

(o) pay, discharge, satisfy or settle any litigation or waive, assign or release any material rights or claims except, in the case of litigation, any litigation which settlement would not: (i) impose any injunctive or similar order on the Company or any of its Subsidiaries or restrict in any way the business of the Company or any of its Subsidiaries or (ii) exceed $1,000,000 in cost or value to the Company or any of its Subsidiaries;

(p) effectuate a “plant closing” or “mass layoff” as those terms are defined in the WARN without complying with the notice requirements and all other provisions of WARN; or

(q) take, or agree in writing to take, any of the actions described in clauses (a) through (p) above.

4.3 No Solicitation.

(a) The Company shall not, nor shall it authorize any of its Subsidiaries or any officer, director, employee, accountant, counsel, financial advisor, agent or other representative of the Company or any of its Subsidiaries (collectively, the “Company Representatives”) to, directly or indirectly (i) solicit or initiate, or take any action to facilitate or encourage, whether publicly or otherwise, the submission of any inquiries, proposals or offers or any other efforts or attempts that may reasonably be expected to lead to, any Takeover Proposal, (ii) enter into or participate in any discussions or negotiations regarding, or furnish to any Person any confidential information or data with respect to, or take any other action to knowingly facilitate the making of, or otherwise cooperate in any way with, a Takeover Proposal or any inquiry that may reasonably be expected to lead to a Takeover Proposal or (iii) enter into any agreement in principle, letter of intent, term sheet or other similar instrument with respect to any Takeover Proposal or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the transactions contemplated hereby or breach its obligations hereunder or propose or agree to do any of the foregoing; provided, however, that nothing contained in this Section 4.3 or any other provision of this Agreement shall prohibit the Company or the Company Board from (A) taking and disclosing to the Company’s stockholders a position with respect to a tender or exchange offer by a Third Party pursuant to Rules 14d-9 and 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (B) making such disclosure to the Company’s stockholders as, in the good faith judgment of the Company Board, after consultation with outside counsel, is required under applicable Laws; provided that the Company may not, except as permitted by Section 4.3(e), withdraw or modify its approval or recommendation of this Agreement or the transactions contemplated by this Agreement, including the Merger, or approve or recommend any Takeover Proposal, or enter into any agreement with respect to any Takeover Proposal. Upon execution of this Agreement, the Company shall, and it shall instruct the Company Representatives to, immediately cease any existing activities, discussions, solicitation, encouragement or negotiations with any parties conducted heretofore with respect to any Takeover Proposal and shall use its (and will cause the

Company Representatives to use their) reasonable best efforts to require the other parties thereto to promptly return or destroy in accordance with the terms of such agreement any confidential information previously furnished by the Company, the Company’s Subsidiaries or the Company Representatives thereunder.

(b) Notwithstanding anything to the contrary in Section 4.3(a), prior to the Effective Date, if the Company has received from any Third Party a written inquiry or Takeover Proposal that was not solicited in violation of this Section 4.3, (i) the Company may contact such Third Party or its advisors for the purpose of clarifying such inquiry or Takeover Proposal and the material terms and conditions thereof, so as to determine whether such inquiry or Takeover Proposal is reasonably likely to lead to a Superior Proposal, and (ii) the Company may furnish information concerning its business or Assets to such Third Party pursuant to a customary confidentiality agreement, and may negotiate and participate in discussions and negotiations with such Third Party concerning a Takeover Proposal, if such Third Party has submitted a Superior Proposal, or a Takeover Proposal that the Company Board determines in good faith (after consultation with its financial advisors) is reasonably likely to constitute or lead to a Superior Proposal.

(c) The Company will promptly advise Parent of the existence of any proposal or inquiry received by the Company with respect to any Takeover Proposal, and the Company will promptly communicate to Parent the material terms and conditions of any such proposal or inquiry. The Company will promptly provide to Parent any non-public information concerning the Company provided to any other Third Party which was not previously provided to Parent. The Company will keep Parent reasonably informed of the status and details of any such Takeover Proposal or inquiry.

(d) As used in this Agreement, the following terms have the meanings set forth below:

“Superior Proposal” means a bona fide written proposal by a Third Party to acquire, directly or indirectly, more than 50% of the shares of Company Common Stock then outstanding or of the Assets, not solicited in violation of this Section 4.3, which (i) the Company Board determines in good faith to be more favorable to the Company’s stockholders than the transactions contemplated by this Agreement and (ii) which, in the good faith judgment of the Company Board, is reasonably likely to be consummated, taking into consideration (with respect to both subsections (i) and (ii) hereof) (A) after consultation with its financial advisors, (B) the likelihood of consummation of such transaction on the terms set forth therein and (C) all appropriate legal (with the advice of outside counsel), financial (including the financing terms of any proposal), regulatory or other aspects of such proposal.

“Takeover Proposal” means any proposal or offer, whether in writing or otherwise, from a Third Party to acquire beneficial ownership (as defined under Rule 13d-3 of the Exchange Act) of assets that constitute 30% or more of the Assets or 30% or more of the Company Common Stock or outstanding voting power of the Company, whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer or similar transaction.

“Third Party” means any Person or group other than Parent, Merger Sub or any Affiliate thereof.

(e) Except as set forth in this Section 4.3(e), neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company Board or any such committee of this Agreement or the transactions contemplated by this Agreement, including the Merger, or postpone or adjourn the Company Stockholders’ Meeting or amend the Rights Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (iii) enter into any agreement with respect to any Takeover Proposal (other than a confidentiality agreement permitted pursuant to Section 4.3(b)). Notwithstanding anything in this Agreement to the contrary, prior to the Effective Date, the Company Board may take any of the foregoing actions if (A) the Company Board shall have determined in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with the Company’s directors’ fiduciary duties to the Company’s stockholders, or (B) in the case of the actions referred to in clauses (ii) or (iii) of the preceding sentence, (w) the Company shall have received a Superior Proposal which is pending at the time the Company determines to take such action, (x) the Company shall have provided Parent with written notice advising Parent that the Company Board has received such a Superior Proposal which it intends to approve, recommend or accept, specifying the material terms and conditions of such Superior Proposal, (y) at least three (3) Business Days (the “Notice Period”) shall have passed following Parent’s receipt of such notice and Parent shall not have made during the Notice Period a binding written offer that the Company Board shall have concluded in its good faith judgment, after consultation with its financial advisors, is at least as favorable to the Company’s stockholders as such Superior Proposal and (z) the Company shall have considered in good faith any binding written offer made by Parent during the Notice Period. In the event of any material revisions to the applicable Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 4.3(e) with respect to such new written notice (to the extent so required); provided that in such event the Notice Period shall be three (3) Business Days.

4.4 Conduct of Parent and Merger Sub. Each of Parent and Merger Sub, from the date of this Agreement until the Effective Time, will not and will not permit its Subsidiaries, other Affiliates or Parent Representatives to: (a) take any action that is intended or reasonably expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, in any of the conditions to the Merger set forth in Article VI not being satisfied, or in a violation of any provision of this Agreement, except, in each case, as may be required by applicable Laws; (b) take any action that would reasonably be expected to materially impede or delay the ability of the parties to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated by this Agreement; or (c) agree to, or make any commitment to, take or authorize, any of the foregoing.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Regulatory Matters.

(a) In connection with the Company Stockholders’ Meeting, the Company shall, as promptly as practicable, prepare and file with the SEC a preliminary proxy statement and shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause a definitive proxy statement relating to the Company Stockholders’ Meeting (the “Proxy Statement”) to be mailed to the Company’s stockholders as promptly as practicable after responding to all such comments to the satisfaction of the SEC and its staff. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the Company Stockholders’ Meeting there shall occur any event that is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall as promptly as practicable prepare and mail to its stockholders such an amendment or supplement. Each of Parent, Merger Sub and the Company agrees promptly to correct any information provided by it or on its behalf for use in the Proxy Statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall as promptly as practicable prepare and mail to its stockholders an amendment or supplement to correct such information to the extent required by applicable Laws. The Company shall consult with Parent prior to mailing any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. Parent shall cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto. Subject to Section 4.3, the Proxy Statement shall include the recommendation of the Company Board that the stockholders of the Company approve this Agreement (the “Company Board Recommendation”).

(b) Each of Parent and the Company shall, and shall cause its Subsidiaries to, use its best efforts to, (i) take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and the other transactions contemplated by this Agreement, including obtaining any Third Party consent which may be required to be obtained in connection with the Merger and the other transactions contemplated by this Agreement, to take all necessary or appropriate action to remove any restraint or prohibition preventing the consummation of the Merger and the other transactions contemplated by this Agreement, and, subject to the conditions set forth in Article VI, to consummate the Merger and the other transactions contemplated by this Agreement and (ii) obtain (and cooperate with the other party to obtain) any consent, authorization, order or approval (including as required under the Exon-Florio Amendment, as applicable) of, or any exemption by, any Governmental Entity that is required to be obtained by Parent or the Company, respectively, or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement. The parties hereto shall cooperate with each other and promptly prepare and file all necessary documentation, and to effect all applications, notices, petitions and filings (including any notification required by the HSR Act), to obtain as promptly as practicable all permits, consents, approvals, authorizations of all Third Parties and Governmental Entities, and the expiry or termination of all applicable waiting periods, which are required to consummate the Merger and the other transactions contemplated by this Agreement. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations (including as required under the Exon-Florio Amendment, as applicable) of all Third Parties and Governmental Entities, and the expiration or termination of the applicable waiting period under the HSR Act or under any other Antitrust Law, necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each of Parent and the Company shall, and each shall cause its respective Subsidiaries to, use its best efforts to resolve any objections that may be asserted by any Governmental Entity with respect to this Agreement, the Merger or the other transactions contemplated by this Agreement. Subject to Section 4.3, each of Parent and the Company shall not, and each of Parent and Company shall cause its respective Subsidiaries not to, engage in any action or transaction that would materially delay or materially impair the ability of the Company, Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent and the Company further covenant and agree, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would materially adversely affect the ability of the parties hereto to consummate the transactions contemplated by this Agreement, to use their respective best efforts to prevent the entry, enactment or promulgation thereof, as the case may be, including by defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement.

(c) Each of Parent, on the one hand, and the Company, on the other hand, shall, in connection with the efforts referenced in Section 5.1(b) to obtain all requisite permits, consents, approvals, authorizations (including as required under the Exon-Florio Amendment, as applicable) of all Third Parties and Governmental Entities, and expirations or terminations of applicable waiting periods for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party and/or its counsel informed of any communication received by such party from, or made by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated by this Agreement; and (iii) permit the other party and/or its counsel to review in advance any submission or communication intended to be given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent not prohibited by the FTC, the DOJ or such other Governmental Entity or other Person, take all reasonable steps necessary to provide the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences. Without limitation of the foregoing, Parent and the Company shall not extend any waiting period under the HSR Act or any other antitrust or merger control Laws nor enter into any agreement with the Federal Trade Commission or the Antitrust Division of the United States not to consummate the transactions contemplated by this Agreement except with the prior written consent of the other party hereto.

In exercising the foregoing rights, each of the parties hereto shall act reasonably and as promptly as practicable. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 5.1(c) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express written permission is obtained in advance from the source of the materials (Parent or the Company as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 5.1(c), materials provided to the other party or its outside counsel may be redacted to remove references concerning the valuation of the Company Common Stock or the business of the Company and its Subsidiaries. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all Laws, Governmental Orders and judicial doctrines that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(d) Parent further agrees to use its best efforts to take or cause to be taken, all actions and use its best efforts to do, or cause to be done, all things necessary or advisable to promptly cause expiration or termination of all applicable waiting periods or to obtain requisite consents, permits, approvals and authorizations for consummation of the transactions contemplated by this Agreement (and resolve any objections or suits) by any Governmental Entity under any Antitrust Law, which actions and things shall include to the extent necessary, Parent’s agreement to (i) sell, hold separate or otherwise dispose of, agree to sell, hold separate or otherwise dispose of, or permit the sale, holding separate or other disposition of, the Assets or business to be acquired in this transaction or any of Parent’s or its Affiliate’s other assets or businesses now owned or hereafter acquired by Parent in a manner which would resolve such objections or suits; (ii) terminate any existing relationships and contractual rights and obligations; and (iii) amend or terminate such existing licenses or other Intellectual Property agreements and/or enter into such new licenses or other Intellectual Property agreements (and in each case, enter into agreements with the relevant Governmental Entity giving effect thereto); provided, however, that the Parent may expressly condition any such sale, holding separate or other disposal, and any agreement to take any such action or to conduct its business in any manner, upon consummation of the Merger and the other transactions contemplated hereby, and nothing in this Agreement shall require the Company to agree to any such sale, holding separate or other disposal, and any agreement to take any action or conduct its business in any manner, prior to consummation of the Merger and the other transactions contemplated hereby. Subject to the obligations set forth under this Section 5.1(d), in the event that any administrative or judicial action or proceeding is instituted by a Governmental Entity or private party challenging any transaction or agreement contemplated by this Agreement, under any Antitrust Law (A) each of Parent and the Company shall cooperate in all respects with each other and use its respective best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Governmental Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement so as to permit such consummation by the second (2nd) Business Day before the Outside Date and (B) each of Parent and the Company shall defend, at its own cost and expense, any action or actions, whether judicial or administrative, against it or its Affiliates in connection with the transactions contemplated by this Agreement.

(e) Except as otherwise provided in Section 5.1(c) with respect to Antitrust Counsel Only Material, Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their respective Subsidiaries, directors, officers, employees and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice, application or other document made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(f) Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated by this Agreement.

(g) From the date of this Agreement until the Effective Date neither Parent nor the Company will enter into or consummate any acquisition or license agreement which would present a material risk of making it materially more difficult to obtain any approval or authorization required in connection with the transactions contemplated herein with respect to the HSR Act or any other applicable Antitrust Law.

(h) Notwithstanding anything to the contrary in this Agreement (other than the foregoing provisions of this Section 5.1 and of Section 7.3(f)), in connection with obtaining any approval or consent from any Person with respect to the Merger and the other transactions contemplated by this Agreement, no party or its Affiliates shall be required to pay or commit to pay to such Person any cash or other consideration, make any commitment or to incur any liability or other obligation (provided, however, that such party shall give the other party hereto the opportunity to make such payments).

5.2 Access to Information. Subject to applicable Laws, the Company (i) agrees to provide Parent and Parent’s officers, directors, employees, accountants, counsel, financial advisors, agents and other representatives (collectively, the “Parent Representatives”), from time to time from the date hereof until the Effective Time, reasonable access during normal business hours to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and its Subsidiaries and such other information as Parent shall reasonably request with respect to the Company and its Subsidiaries and their respective businesses, financial conditions and operations and (ii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent in its investigation, including furnishing Parent with all financial data and information that Parent, through its officers, employees, consultants or agents, may reasonably request in order to comply with obligations under applicable securities law regarding the preparation and filing of financial statements in connection with completed or probable significant acquisitions and cooperating with Parent (and using reasonable best efforts to cause the Company’s auditors to cooperate with Parent) in the preparation of such financial statements. Except as required by applicable Laws (including applicable securities law regarding the preparation and filing of financial statements and the provision of other information in connection with completed or probable significant acquisitions), Parent shall hold, and shall cause Parent’s Affiliates and the Parent Representatives to hold, any non-public information received from the Company, directly or indirectly, in accordance with the Confidentiality Agreement.

5.3 Cooperation with Parent Public Offering. The Company hereby consents to the use of its Confidential Information (as defined in the Confidentiality Agreement) by Parent for the purposes of and in connection with a proposed public offering by Parent and to the disclosure of such Confidential Information to the investment bankers, attorneys and other advisors engaged in connection therewith; provided, however, that such Confidential Information shall only be disclosed to the public upon the Company first being given a reasonable opportunity to review and comment on the content of the disclosure relating to the Company; provided, further, however, that any such disclosure which may be made prior to the Effective Time shall be made only as required under United States securities laws; provided, further, that such disclosure shall not adversely affect the Company in any material respect. The Company shall, and shall and use best efforts to cause the Company’s auditors to, cooperate with Parent in connection with Parent’s proposed public offering.

5.4 Stockholder Approval.

(a) Subject to Section 4.3, as promptly as practicable, the Company, acting through the Company Board, shall take all action necessary under all applicable Laws to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on a proposal to adopt this Agreement (the “Company Stockholders’ Meeting”). The Company Stockholders’ Meeting shall be held (on a date selected by the Company in consultation with Parent) as promptly as practicable after the mailing of the Proxy Statement. The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Laws.

(b) Parent and Merger Sub shall cause all shares of Company Common Stock owned by Parent, Merger Sub or any other Subsidiary or Affiliate of Parent to be voted in favor of the adoption of this Agreement and consummation of the Merger at the Company Stockholders’ Meeting.

5.5 Public Disclosure. Unless otherwise permitted by this Agreement, Parent and the Company shall consult with each other before issuing any press release, scheduling any press conference or conference call with investors or analysts or otherwise making any public statement regarding the terms of this Agreement or any of the transactions contemplated by this Agreement, and neither shall issue any such press release or make any such statement without the prior approval of the other (which approval shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Laws or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public statement or disclosure shall use its reasonable best efforts to consult with the other party before issuing such press release or making such public statement; provided, however, that any public statement or disclosure that is consistent with a public statement or disclosure previously approved by the other party shall not require the prior approval of such other party.

5.6 Reasonable Best Efforts; Further Assurances. Subject to Section 4.3, each of the parties to this Agreement shall use its reasonable best efforts to effect the transactions contemplated by this Agreement and to fulfill and cause to be fulfilled the conditions to Closing under this Agreement. Subject to Section 4.3, each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting the consummation of this Agreement and the transactions contemplated by this Agreement. Subject to Section 4.3, no party to this Agreement shall take any action or fail to take any action, which action or failure to act is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Company to consummate this Agreement or the other transactions contemplated by this Agreement.

5.7 Employees; Employee Benefit Matters.

(a) For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to each current and former employee of the Company and its Subsidiaries (each, a “Company Employee” and together, the “Company Employees”) compensation and benefits that are no less favorable, in the aggregate, to such Company Employee than the compensation and benefits provided to such Company Employee immediately before the Effective Time. Notwithstanding any other provision of this Agreement to the contrary, (A) Parent shall or shall cause the Surviving Corporation to provide Company Employees whose employment terminates during the one-year period following the Effective Time with the same severance benefits as are currently provided under the Company’s existing severance plan or policy and (B) during such one-year period following the Effective Time, severance benefits offered to Company Employees shall be determined without taking into account any reduction after the Effective Time in compensation paid to Company Employees.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company employee benefit plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply with respect to (x) benefit accrual under any defined benefit pension plan, (y) benefit accrual or eligibility under any post retirement health or welfare plan or (z) to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee (other than the health care flexible spending accounts benefits, which are addressed in clause (iii) below), Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Old Plans of the Company or its Subsidiaries in which such employee participated immediately prior to the Effective Time and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan and (iii) for purposes of each New Plan providing health care flexible spending account benefits or dependent care flexible spending account benefits to any Company Employee, Parent shall take into account the contributions of such Company Employee and reimbursements received by such Company Employee under the Old Plan for the plan year in which the employee’s participation in the New Plan commences for purposes of determining the reimbursements that may be made to such employee under the New Plan for the plan year in which such employee’s participation in the New Plan commences; provided, however, that if the Old Plan and New Plan do not operate on the same plan year, the Company Employee’s participation in each Old Plan providing health care flexible spending account benefits or dependent care flexible spending account benefits shall continue for the remainder of the current plan year and such Company Employees will be eligible to participate in each New Plan providing health care flexible spending account benefits or dependent care flexible spending account benefits after the close of the current plan year.

(c) Immediately prior to the Effective Time, the Company shall pay to each Company Employee employed as of immediately prior to the Effective Time and then participating in the Chaparral Steel Company Three Year Incentive Plan for the Three Consecutive Fiscal Year Periods Ending May 31, 2008 (Non-Executive) a payment equal to the product of (x) 140% of each participant’s annual base salary as in effect immediately prior to the Effective Time and (y) a fraction, the numerator of which shall equal the number of days commencing with and including July 29, 2005 through and including the Effective Time and the denominator of which is 1,096.

(d) Immediately prior to the Effective Time, the Company shall pay to each Company Employee employed as of immediately prior to the Effective Time and then party to a 2008 Annual Incentive Award Agreement pursuant to the Chaparral Steel Company 2006 Omnibus Incentive Plan (Fiscal Year 2008) or participating in the Chaparral Steel Company Senior Management Annual Incentive Plan (Fiscal Year 2008) or the Chaparral Steel Company ROA Annual Incentive Plan (Fiscal Year 2008) (together, the “2008 Incentive Programs”) a payment equal to the product of (x) the greater of (A) the Company Employee’s award under the comparable agreement or plan for fiscal year 2007 and (B) the Company Employee’s entitlement under the applicable 2008 Incentive Program determined in good faith by the Company based on the Company’s actual performance through the end of the last full month immediately preceding the Effective Time, extrapolated on a straight line basis, in order to establish a full year performance measure and a full year incentive award and (y) a fraction, the numerator of which shall equal the number of days commencing with and including June 1, 2007 through and including the Effective Time and the denominator of which is 365.

(e) The Company shall continue to pay monthly and quarterly cash bonuses to Company Employees participating in the Company’s Fiscal Year 2008 Production & Maintenance Incentive Plan (Texas) or Fiscal Year 2008 Production & Maintenance Incentive Plan (Virginia) in the ordinary course of business consistent with past practice.

(f) This Agreement shall inure exclusively to the benefit of and be binding upon the parties hereto and their respective successors, assigns, executors and legal representatives. Nothing in this Section 5.7(f), express or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. Nothing contained herein is intended to amend, nor shall it amend, any (i) Company Benefit Plan or (ii) similar plan, policy or arrangement of Parent.

5.8 Director and Officer Indemnification.

(a) The Surviving Corporation shall not, with respect to indemnification of directors, officers, employees and agents, amend, repeal or otherwise modify after the Effective Time the certificate of incorporation or bylaws of the Surviving Corporation in any manner that would adversely affect the rights thereunder of the Persons who at any time prior to the Effective Time were identified as prospective indemnitees under the Company Charter or the Company Bylaws in respect of actions or omissions occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement).

(b) From and after the Effective Time, Parent and the Surviving Corporation shall, to the fullest extent permitted by applicable Laws, indemnify, defend and hold harmless the present and former directors, officers, employees and agents of the Company or any of its Subsidiaries in their capacities as such (each, an “Indemnified Party”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim based in whole or in part on or arising in whole or in part out of the fact that such Indemnified Party is or was a director, officer, employee or agent of the Company or any Subsidiary of the Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement) or taken at the request of Parent pursuant to Section 5.6 or otherwise under this Agreement.

(c) From and after the Effective Time, Parent shall cause the individuals serving as officers and directors of the Company or any of its Subsidiaries immediately prior to the Effective Time and any other Person who is covered by the Company’s current directors’ and officers’ liability insurance policy to be covered with respect to acts or omissions occurring at or prior to the Effective Time for a period of six (6) years from and after the Effective Time either by the directors’ and officers’ liability insurance policy maintained by the Company or by directors’ and officers’ liability insurance policies, issued by reputable insurers, with policy limits, terms and conditions at least as favorable as the limits, terms and conditions in the existing policy of the Company; provided that prior to the Effective Date, the Company may substitute therefor a six-year prepaid “tail policy” with respect to directors’ and officers’ liability insurance with policy limits, terms and conditions at least as favorable as the limits, terms and conditions in the existing policy of the Company; provided, however, that in no event shall Parent be required (or the Company be permitted) to expend annually in the aggregate an amount pursuant to this Section 5.8(c) in excess of 300% of the annual premiums currently paid by the Company for such insurance (the “Insurance Amount”); and provided, further, that if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Insurance Amount, Parent or the Company, as applicable, will obtain the maximum amount of directors’ and officers’ insurance or “tail” coverage obtainable for an annual premium equal to the Insurance Amount.

(d) In the event Parent or any of its successors or assigns or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, assume the obligations set forth in this Section.

(e) The provisions of this Section 5.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

5.9 Advise of Changes. The Company and Parent shall promptly advise each other of the occurrence, or non-occurrence of any change or event which would reasonably be expected to result in a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving that notice.

5.10 Rule 16b-3 Actions. Parent, Merger Sub and the Company shall take all commercially reasonable actions as may be required to cause any dispositions of equity securities of the Company or acquisitions of equity securities of Parent by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.11 Financing Assistance.

(a) Prior to the Closing, the Company shall use its commercially reasonable efforts to, and shall cause its Subsidiaries and its and their respective officers, employees and representatives to use their commercially reasonable efforts to, assist Parent and Merger Sub in connection with the arrangement of any financing to be consummated prior to or contemporaneously with the Closing in respect of the transactions contemplated by this Agreement, including any refinancing or replacement of any existing, or the arrangement of any new, facility for indebtedness of the Company and its Subsidiaries; provided that such assistance does not (i) unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries, (ii) cause any representation or warranty in this Agreement to be breached, (iii) cause any condition to Closing set forth in Article VI to fail to be satisfied or otherwise cause any breach of this Agreement or any material agreement to which the Company or any of its Subsidiaries is a party or (iv) involve any binding commitment by or cost to the Company or any of its Subsidiaries which commitment or cost is not conditioned on the Closing and does not terminate without liability to the Company or any of its Subsidiaries upon the termination of this Agreement.

(b) The Company shall, and shall cause its Subsidiaries to and shall use commercially reasonable efforts to cause its and their respective officers, employees and representatives to (i) enter into customary agreements, including underwriting and purchase agreements, in connection with the debt financing, (ii) participate in meetings, due diligence sessions and road shows, (iii) assist in preparing offering memoranda, rating agency presentations, private placement memoranda, prospectuses and similar documents, (iv) use commercially reasonable efforts to obtain comfort letters of accountants and legal opinions, and (v) otherwise make available documents and information relating to the Company and its Subsidiaries, in the case of each of (i) through (iv), as may be reasonably requested by Parent; provided that the foregoing clauses (i) through (v) do not (A) unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries, (B) cause any representation or warranty in this Agreement to be breached, (C) cause any condition to Closing set forth in Article VI to fail to be satisfied or otherwise cause any breach of this Agreement or any material agreement to which the Company or any of its Subsidiaries is a party of (D) involve any binding commitment by or cost to the Company or any of its Subsidiaries which commitment or cost is not conditioned on the Closing and does not terminate without liability to the Company or any of its Subsidiaries upon the termination of this Agreement.

(c) For the avoidance of doubt, the transactions contemplated by this Agreement are not subject to a financing contingency. The Company shall act in good faith in using commercially reasonable efforts to assist Parent and Merger Sub in connection with the arrangement of any financing as described above, but Parent as Merger Sub shall not assert that any failure to comply with this Section 5.11 as a reason not to consummate the transactions contemplated hereby or to terminate this Agreement.

ARTICLE VI

CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of the Parent and the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction, other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; nor shall there be any statute, rule, regulation or order enacted, entered, or enforced which prevents or prohibits the consummation of the Merger or results in any judgment or assessment of damages, directly or indirectly, which, individually or in the aggregate, have had or would be reasonably expected to have a Company Material Adverse Effect.

(c) Governmental Approval. Any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated and any approvals, consents, registrations and permits required to be obtained from any Governmental Authority before the Merger can be consummated under any other Antitrust Law shall have been obtained (and reasonably satisfactory evidence thereof shall have been delivered to each party), other than any such approvals, consents, registrations or permits the failure of which to obtain would not have, individually or in the aggregate, a Company Material Adverse Effect.

6.2 Conditions to Parent’s and Merger Sub’s Obligation to Effect the Merger. The obligation of the Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct, in each case as of the date of this Agreement and as of the Effective Date as though made on such date (except to the extent such representations and warranties are expressly made only as of a specific date, in which case as of such specific date), except where the failures to be so true and correct (for this purpose disregarding any qualification or limitation as to materiality or a Company Material Adverse Effect) do not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects its obligations required to be performed by it under this Agreement, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

6.3 Conditions to the Company’s Obligation to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct, in each case as of the date of this Agreement and as of the Effective Date as though made on such date (except to the extent such representations and warranties are expressly made only as of a specific date, in which case as of such specific date), except where the failures to be so true and correct (for this purpose disregarding any qualification or limitation as to materiality or a Parent Material Adverse Effect) do not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects the respective obligations required to be performed by them under this Agreement, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

ARTICLE VII

TERMINATION AND AMENDMENT

7.1 Termination. Whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, this Agreement may be terminated:

(a) by mutual consent of Parent and the Company, by action of their respective boards of directors, at any time prior to the Effective Time;

(b) by either Parent or the Company if the Effective Time shall not have occurred on or before the close of business on March 31, 2008 (the “Outside Date”) (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose breach of any provision of this Agreement has been the cause of the Effective Time not occurring by the close of business on the Outside Date);

(c) by Parent at any time prior to the Effective Date, if (i) the Company shall have breached any of its representations, warranties or obligations hereunder to an extent that would cause the conditions set forth in Section 6.2(a) and (b) not to be satisfied and such breach shall not have been cured within thirty (30) Business Days of receipt by the Company of written notice of such breach (provided that the right to terminate this Agreement by Parent shall not be available to Parent if Parent is at that time in material breach of this Agreement), (ii) the Company Board shall have withdrawn or modified, or proposed publicly to withdraw or modify, the Company Board Recommendation in a manner adverse to Parent or Merger Sub or (iii) the Company Board shall have approved or recommended, or proposed publicly to approve or recommend, a Takeover Proposal;

(d) by the Company at any time prior to the Effective Date, if Parent or Merger Sub shall have breached any of its representations, warranties or obligations hereunder to an extent that the representations and warranties of Parent shall not be true and correct in all material respects, in each case as of the date of this Agreement and as of the Effective Time as though made on such date, except to the extent such representations and warranties are expressly made only as of an earlier date, in which case as of such earlier date; provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(d) if (i) such breach shall have been cured within 30 Business Days following receipt by Parent or Merger Sub of written notice of such breach, (ii) the cumulative effect of all inaccuracies of such representations and warranties (for this purpose disregarding any qualification or limitation as to materiality or Parent Material Adverse Effect), and such breaches of obligations, is not reasonably likely to have a Parent Material Adverse Effect, or (iii) the Company is at that time in material breach of this Agreement;

(e) by the Company at any time prior to the Effective Date in order to enter into an agreement relating to a Superior Proposal in accordance with Section 4.3; provided that the Company has complied in all material respects with the provisions of Section 4.3; and provided, further, that prior to or concurrently with such termination, the Company pays the Termination Fee payable pursuant to Section 7.3(b);

(f) by either Parent or the Company if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger (i) as violative of any Antitrust Law or (ii) for any reason other than under any Antitrust Law, and, in either case, such order, decree, ruling or other action shall have become final and non-appealable; and

(g) by either Parent or the Company if, upon a vote at a duly held meeting (or any adjournment thereof) to obtain the Company Stockholder Approval, the Company Stockholder Approval is not obtained.

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give notice of such termination to the other party.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and of no effect and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective officers, directors, stockholders or Affiliates; provided, however, that (a) the provisions of Section 5.5 (Public Disclosure), this Section 7.2, Section 7.3 (Expenses and Termination Fee), Article VIII (Definitions) and Article IX (General Provisions) shall remain in full force and effect and survive any termination of this Agreement and (b) nothing herein shall relieve any party from liability for fraud or willful material breach in connection with this Agreement or the transactions contemplated by this Agreement.

7.3	Expenses and Termination Fees.

(a) Subject to subsections (b), (c) and (d) of this Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement (including the fees and expenses of its advisers, brokers, finders, agents, accountants and legal counsel) shall be paid by the party incurring such expense.

(b) In the event that the Company shall terminate this Agreement pursuant to Section 7.1(e), then upon termination the Company shall pay or cause to be paid by wire transfer of same-day funds to Parent a termination fee equal to $95 million (the “Termination Fee”).

(c) In the event that (i) Parent shall terminate this Agreement pursuant to Section 7.1(c) (ii) or (iii), and (ii) a definitive agreement is entered into by the Company with respect to a Takeover Proposal within 12 months following the date of such termination (regardless of whether the transactions contemplated by such agreement are consummated within 12 months following the date of such termination), then the Company shall promptly following consummation of such transaction pay or cause to be paid by wire transfer of same-day funds the Termination Fee to Parent; provided, however, that for the purpose of this Section 7.3(c), all references in the definition of Takeover Proposal to “30%” shall instead be deemed to refer to “a majority.”

(d) In the event that (i) Parent or the Company shall terminate this Agreement pursuant to Section 7.1(g), (ii) prior to the time of such termination a bona fide Takeover Proposal with respect to the Company has been publicly made or otherwise made known to the Company’s stockholders and not withdrawn prior to such termination, and (iii) a definitive agreement is entered into by the Company with respect to a Takeover Proposal (regardless of whether the transactions contemplated by such agreement are consummated within 12 months following the date of such termination), the Company shall promptly following consummation of such transaction pay or cause to be paid by wire transfer of same-day funds the Termination Fee to Parent; provided, however, that for the purpose of this Section 7.3(d), all references in the definition of Takeover Proposal to “30%” shall instead be deemed to refer to “a majority.”

(e) In no event shall the Company be obligated to pay to Parent under this Section 7.3 an aggregate amount in excess of the Termination Fee. The Company’s payment of a Termination Fee pursuant to this Section 7.3 shall be the sole and exclusive remedy of Parent and/or Merger Sub with respect to the occurrences giving rise to such payment; provided that such limit shall not limit liability for a willful breach of this Agreement.

(f) In the event that either the Company or Parent is entitled to terminate, and terminates, this Agreement pursuant to Section 7.1(b) or 7.1(f)(i) and at the time of such termination (i) all of the conditions set forth in Sections 6.2(a) and (b) would be able to be satisfied, and (ii) neither the Company nor Parent is entitled to terminate this Agreement pursuant to Section 7.1(f)(ii), then Parent shall pay or cause to be paid to the Company a termination fee equal to $225 million (the “Nonclearance Termination Fee”) on or before the fifth (5th) Business Day following such termination, by wire transfer of same-day funds to an account designated in writing to Parent by the Company at least two (2) Business Days after such termination. Parent’s payment of a Nonclearance Termination Fee pursuant to this Section 7.3(f) shall be the sole and exclusive remedy of the Company with respect to the occurrences giving rise to such payment; provided that such limit shall not limit liability for a willful breach of this Agreement.

ARTICLE VIII

DEFINITIONS

8.1 Certain Defined Terms. Unless the context otherwise requires, the following terms, when used in this Agreement, shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural forms of the terms defined):

“2008 Incentive Programs” is defined in Section 5.7(d).

“Affiliate” of a Person means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

“Agreement” is defined in the Preamble.

“Antitrust Counsel Only Material” is defined in Section 5.1(c).

“Antitrust Law” is defined in Section 5.1(c).

“Assets” is defined in Section 2.14(a).

“Authorizations” is defined in Section 2.12(b).

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are authorized or obligated by Laws or executive order to be closed.

“Certificate of Merger” is defined in Section 1.2(b).

“Closing” is defined in Section 1.2(a).

“Closing Date” is defined in Section 1.2(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” is defined in the Preamble.

“Company Benefit Plans” is defined in Section 2.10(a).

“Company Board” is defined in the Recitals.

“Company Board Recommendation” is defined in Section 5.1(a).

“Company Bylaws” means the Bylaws of the Company.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company.

“Company Common Stock” is defined in Section 2.2(a).

“Company Consents” is defined in Section 2.4.

“Company Disclosure Schedule” is defined in Article II.

“Company Dissenting Shares” is defined in Section 1.6(a).

“Company Employees” is defined in Section 5.7(a).

“Company Filings” is defined in Section 2.5(d).

“Company Financial Statements” is defined in Section 2.5(b).

“Company Intellectual Property” is defined in Section 2.18(a).

“Company Material Adverse Effect” means (a) any change, event, development or effect that prevents, or is reasonably likely to prevent the Company from consummating the Merger and the other transactions contemplated by this Agreement or (b) a material adverse effect on the business, condition (financial or otherwise) or continuing results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that no change, event, development or effect resulting from the following shall constitute, or be taken into account in determining whether there is or has been, a Company Material Adverse Effect:

(i) changes in conditions affecting the steel industry generally or the United States or global economy, unless such changes have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole;

(ii) general political, economic or business conditions or changes therein (including the commencement, continuation or escalation of a war or other material international or national calamity or acts of terrorism);

(iii) earthquakes, hurricanes, other natural disasters or acts of God, unless such changes have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole;

(iv) general financial or capital market conditions, including interest rates, or changes therein;

(v) any changes in applicable Law, rules, regulations, or GAAP or other accounting standards, or authoritative interpretations thereof, after the date of this Agreement;

(vi) the negotiation, execution, announcement or performance of this Agreement or the performance or consummation of the transactions contemplated by this Agreement, any litigation resulting therefrom, or the impact thereof on relationships, contractual or otherwise, with customers, suppliers, lenders, investors or employees;

(vii) any action or omission required pursuant to the terms of this Agreement, or pursuant to the express written request of Parent, or any action otherwise taken by Parent or Merger Sub; or

(viii) a decrease in the market price of the shares of Company Common Stock; provided that the exception in this clause (viii) shall not prevent or otherwise affect a determination that any change or effect underlying such a decrease in market price has resulted in, or contributed to, a Company Material Adverse Effect.

“Company Option” is defined in Section 1.7(a).

“Company Preferred Stock” is defined in Section 2.2(a).

“Company Representatives” is defined in Section 4.3(a).

“Company Restricted Shares” is defined in Section 1.7(b).

“Company SEC Documents” is defined in Section 2.5(a).

“Company Stockholder Approval” means the affirmative vote to adopt this Agreement and the transactions contemplated by this Agreement of the holders of a majority of the votes of the outstanding shares of Company Common Stock entitled to vote thereon.

“Company Stockholders’ Meeting” is defined in Section 5.4(a).

“Compensation Committee” is defined in Section 1.7(d).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of June 4, 2007, as amended on June 19, 2007, between Parent and the Company, as it may be amended from time to time.

“Contract” means a note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation.

“Debt Commitment” is defined in Section 3.9.

“Debt Commitment Letter” is defined in Section 3.9.

“Deferred Share Consideration” is defined in Section 1.7(c).

“Deferred Shares” is defined in Section 1.7(c).

“DGCL” means the Delaware General Corporation Law, as amended.

“DOJ” is defined in Section 5.1(c).

“Effective Time” is defined in Section 1.2(b).

“Environmental Laws” means any applicable Laws relating to the environment, natural resources, or pollution, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or deleterious substances, wastes or materials or to the effect of the foregoing on human health or safety or the environment.

“ERISA” is defined in Section 2.10(a).

“ERISA Affiliate” is defined in Section 2.10(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” is defined in Section 1.12.

“Exon-Florio Amendment” means the Exon-Florio amendment to the Defense Production Act of 1950.

“FTC” is defined in Section 5.1(c).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any domestic, foreign or supranational government or subdivision thereof, administrative, governmental, prosecutorial or regulatory authority, agency, commission, court, tribunal or body or self-regulatory organization.

“Governmental Order” means any order, writ, judgment, injunction or decree entered by or with any Governmental Entity.

“Guarantor” is defined in the Preamble.

“Guaranty” is defined in the Recitals.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or deleterious substance, waste or material, including petroleum, polychlorinated biphenyls, asbestos and urea-formaldehyde insulation, to the extent regulated pursuant to any Environmental Law.

“HSR Act” is defined in Section .2.4.

“Indemnified Party” is defined in Section 5.8(b).

“Insurance Amount” is defined in Section 5.8(c).

“Intellectual Property” includes all U.S. and foreign (i) copyrights, including copyright registrations and copyright applications, (ii) trademarks, including trademark registrations and applications for registration, (iii) patents and patent applications, (iv) service marks, including service mark registrations and applications for registration, and any other indicators of source, (v) trade names, (vi) Internet domain names, (vii) databases, (viii) computer programs, including source code, object code, algorithms, structure, display screens, layouts, development tools, instructions, templates and computer software user interfaces, (ix) know-how, (x) trade secrets and other confidential or proprietary information or materials, (xi) customer lists, (xii) proprietary technology, (xiii) processes and formulae, (xiv) marketing materials created by the Company or its Subsidiaries, (xv) inventions, (xvi) trade dress, (xvii) logos, (xviii) designs, and (xix) any other equivalent or associated intangible property, in each case used by the Company or its Subsidiaries in their respective businesses.

“internal controls” is defined in Section 2.5(g).

“IRS” means the Internal Revenue Service.

“JP Morgan” is defined in Section 3.6.

“knowledge” with respect to the Company or any of its Subsidiaries means actual knowledge, as of the date of this Agreement, of any of those Persons set forth in Section 8.1(a) of the Company Disclosure Schedule.

“Laws” means all federal, state, local and foreign statutes, laws, codes, rules, regulations and ordinances.

“Leased Assets” is defined in Section 2.14(a).

“Lender” is defined in Section 3.9.

“Lien” means any lien, claim, charge, option, encumbrance, encroachment, mortgage, deed of trust, lease or sublease, license or sublicense, any imperfection or irregularity of title, adverse claim, pledge or security interest or other restrictions of any kind or nature.

“Lost Stock Affidavit” is defined in Section 1.13(a).

“Material Contract” is defined in Section 2.13(a).

“Merger” is defined in the Recitals.

“Merger Consideration” is defined in Section 1.4(a).

“Merger Sub” is defined in the Preamble.

“Minimum Condition” is defined in Annex I.

“NASDAQ” means the Nasdaq Stock Market, Inc.

“New Plans” is defined in Section 5.7(b).

“Nonclearance Termination Fee” is defined in Section 7.3(f).

“Notice Period” is defined in Section 4.3(e).

“Old Plans” is defined in Section 5.7(b).

“Option Consideration” is defined in Section 1.7(a).

“Outside Date” is defined in Section 7.1(b).

“Parent” is defined in the Preamble.

“Parent Disclosure Schedule” is defined in Article III.

“Parent Consents” is defined in Section 3.3.

“Parent Material Adverse Effect” means any material adverse effect on the ability of Parent to timely consummate the Merger and the other transactions contemplated by this Agreement.

“Parent Representatives” is defined in Section 5.2(a).

“Paying Agent” is defined in Section 1.12.

“Permitted Liens” means any Liens that are (i) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or similar common law or statutory liens or encumbrances arising in the ordinary course of business which are not delinquent or remain payable without penalty, (ii) encumbrances for Taxes and other assessments or governmental charges or levies not yet due and delinquent or for Taxes that are contested in good faith, (iii) any other Liens that individually or in the aggregate would not reasonably be expected to result in a Company Material Adverse Effect, and (iv) for Leased Assets, the lease that creates a leasehold estate.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other legal entity or Governmental Entity.

“Proxy Statement” is defined in Section 5.1(a).

“Regulation S-X” means 17 CFR § 210.1-01, et seq.

“Rights Agreement” means the Rights Agreement, dated as of July 29, 2005, by and among the Company and Mellon Investor Services LLC, as Rights Agent.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SOX” means the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder.

“Subsidiary” of any Person means any corporation, partnership, limited liability company, joint venture or other entity in which such Person (a) owns, directly or indirectly, 50% or more of the outstanding voting securities or equity interests or (b) is a general partner or managing member.

“Superior Proposal” is defined in Section 4.3(d).

“Surviving Corporation” is defined in Section 1.1.

“Takeover Proposal” is defined in Section 4.3(d).

“Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes (including estimated taxes), charges, customs, duties, or similar government fees, levies or assessments, together with all penalties and additions to tax and interest thereon.

“Tax Proceedings” is defined in Section 2.9(b).

“Tax Returns” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied to, or required to be supplied to, a Governmental Entity.

“Termination Fee” is defined in Section 7.3(b).

“Third Party” is defined in Section 4.3(d).

“WARN” is defined in Section 2.11(b).

ARTICLE IX

GENERAL PROVISIONS

9.1 Nonsurvival of Representations, Warranties and Agreements. The representations, warranties and agreements set forth in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I (the Merger), Section 5.7 (Employees; Employee Benefit Matters), Section 5.8 (Director and Officer Indemnification) and this Article IX shall survive the Effective Time.

9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered personally, telecopied (with confirmation), or delivered by an overnight courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent, Merger Sub or Guarantor, to:

Gerdau Ameristeel Corporation

4221 West Boy Scout Boulevard, Suite 600

Attention: Robert E. Lewis

Fax: (813) 207-2251

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017-3954

Attention: Alan M. Klein

Fax: (212) 455-2503

and

(b)	if to the Company, to:

Chaparral Steel Company

300 Ward Road

Midlothian, Texas 76065

Attention: Robert Crawford

Fax: (972) 779-1944

with a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Trevor S. Norwitz, Esq.

Fax: (212) 403-2000

9.3 Interpretation. When a reference is made in this Agreement to an Article, a Section, an Exhibit or a Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The phrase “the date of this Agreement” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, (i) the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation,” (ii) the word “or” shall not be exclusive, (iii) the words “hereof,” “herein” and “hereby” and words of similar import refer to this Agreement as a whole (including any Exhibits and Schedules hereto) and not to any particular provisions of this Agreement, (iv) all references to any period of days shall be to the relevant number of calendar days unless otherwise specified, (v) all references to dollars or to “$” shall be references to United States dollars and (vi) all accounting terms shall have their respective meanings under GAAP.

9.4 Disclosure Schedules. Disclosure of any matter in any section of the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent that such disclosure is applicable to such other Section. The mere inclusion of an item in such Company Disclosure Schedule or Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Company Material Adverse Effect or a Parent Material Adverse Effect, as applicable.

9.5 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Facsimile or PDF transmission of any signature will be deemed the same as delivery of an original.

9.6 Entire Agreement. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, including the Company Disclosure Schedule and Parent Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms.

9.7 Binding Effect; Assignment. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided that Parent or Merger Sub may assign all or part of their respective rights or obligations, without reducing their own obligations hereunder, to an Affiliate of Parent. Subject to the preceding sentence, this

Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

9.8 Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that an amendment made subsequent to adoption of this Agreement by the stockholders of the Company shall not (i) alter or change the amount or kind of consideration to be received on conversion of Company Common Stock or (ii) alter or change any of the terms and conditions of this Agreement if such alteration or change would adversely affect the holders of Company Common Stock in any material respect.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies hereunder provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Laws.

9.9 Third Party Beneficiaries. Except for (a) the rights of the holders of shares of Company Common Stock to receive the Merger Consideration after the Effective Time, (b) the rights of holders of Company Options, Company Restricted Shares and Deferred Shares pursuant to Section 1.7 (Options and Other Awards), (c) the right of the Company on behalf of its stockholders to pursue damages in the event of Parent’s or Merger Sub’s breach of any covenant or agreement contained in this Agreement, and (d) the provisions of Section 5.8 (Director and Officer Indemnification), this Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

9.10 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to such state’s principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, any Delaware State court and the Federal court of the United States of America sitting in the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

9.11 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

9.12 Rules of Construction. The parties hereto have participated jointly and been represented by counsel in the negotiation and drafting of this Agreement and, therefore, this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation in favor of or against any party by virtue of the authorship of any provision of this Agreement.

9.13 Waiver of Jury Trial. THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT WHICH ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NON-COMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

9.14 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void, invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such illegal, void, invalid or unenforceable provision of this Agreement with a legal, valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such illegal, void, invalid or unenforceable provision.

IN WITNESS WHEREOF, Parent, Merger Sub, Guarantor and the Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CHAPARRAL STEEL COMPANY

By:	/s/ TOMMY A. VALENTA
Name:	Tommy A. Valenta
Title:	President and CEO

GERDAU AMERISTEEL CORPORATION

By:	/s/ MARIO LONGHI
Name:	Mario Longhi
Title:	President and CEO

GCV INC.

By:	/s/ MARIO LONGHI
Name:	Mario Longhi
Title:	President and CEO

Solely for the purposes of Section 1.15 and Article IIIA:

GERDAU, S.A.

By:	/s/ ANDRE B. G. JOHANNPETER
Name:	Andre B. G. Johannpeter
Title:	CEO

I-1

ANNEX B

Goldman, Sachs & Co. | 85 Broad Street | New York, New York 10004

Tel: 212-902-1000 | Fax: 212-902-3000

Goldman
Sachs

PERSONAL AND CONFIDENTIAL

July 10, 2007

Board of Directors

Chaparral Steel Company

300 Ward Road

Midlothian, Texas 76065

Madame and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of Chaparral Steel Company (the “Company”) of the $86.00 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of July 10, 2007 (the “Agreement”), by and among Gerdau Ameristeel Corporation (“GNA”), GCV Inc., an indirect wholly owned subsidiary of GNA, Gerdau, S.A. (“Gerdau”), the majority shareholder of GNA, and the Company.

Goldman, Sachs & Co. and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions as well as for estate, corporate and other purposes. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the transaction contemplated by the Agreement (the “Transaction”). We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. We have provided certain investment banking and other financial services to GNA and Gerdau from time to time. We and our affiliates also may provide investment banking and other financial services to the Company, GNA, Gerdau, and their respective affiliates in the future. In connection with the above-described investment banking and other financial services we have received, and may receive, compensation.

Goldman, Sachs & Co. and its affiliates engage for their own accounts or the accounts of third parties in securities trading, investment management, principal investment, financial planning and benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may provide such services to the Company, GNA, Gerdau, and their respective affiliates, and may at any time hold long or short positions, and actively trade or effect transactions in, the equity, debt, or other securities and financial

Board of Directors

Chaparral Steel Company

July 10, 2007

Page Two

instruments (including bank loan and other obligations) of the Company, GNA, Gerdau, and their respective affiliates.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the two fiscal years ended May 31, 2006; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management (the “Forecasts”). We also have held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the steel industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by us. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. Our opinion does not address any legal, regulatory or tax matters.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter.

Board of Directors

Chaparral Steel Company

July 10, 2007

Page Three

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $86.00 per Share in cash to be received by the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)

Annex C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262 APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.	Please Mark Here for Address Change or Comments	☐
and note it on the REVERSE SIDE

1.         To adopt the Agreement and Plan of Merger, dated as of July 10, 2007, by and among the Company, Gerdau Ameristeel Corporation (“Parent”), GVC, Inc. (“Merger Sub”), and, as guarantor of Parent and Merger Sub’s obligations, Gerdau, S.A., pursuant to which Parent will acquire the Company through a merger and the Company will cease to be an independent public company.

2.         To approve the adjournment of the Special Meeting of Stockholders, if necessary or appropriate, to solicit additional proxies in the event that there are not sufficient votes at the time of the Special Meeting to approve Proposal 1.

			FOR ☐	AGAINST ☐	ABSTAIN ☐
FOR ☐	AGAINST ☐	ABSTAIN ☐	3. To transact other such business that may properly come before the meeting
I plan to attend this meeting. ☐

Signature	Signature	Date

IF YOU RECEIVE MORE THAN ONE PROXY CARD, PLEASE DATE, SIGN AND RETURN ALL CARDS IN THE ACCOMPANYING ENVELOPE.

Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. When shares are held by joint tenants, all should sign.

Δ FOLD AND DETACH HERE Δ

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to special meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/chap Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

You can view our special meeting proxy statement

on the Internet at http://chapusa.com

CHAPARRAL STEEL COMPANY

Special Meeting of Stockholders – September 12, 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Chaparral Steel Company, a Delaware corporation on (the “Company”), hereby appoints Tommy A. Valenta and Robert E. Crawford, Jr., and each of them, with full power of substitution, to represent and to vote on behalf of the undersigned all shares of the common stock of the Company which the undersigned is entitled to vote at the special meeting of stockholders to be held on September 12, 2007, at 9:00 a.m., local time, in the Salon A Meeting Room of the Crescent Hotel, 400 Crescent Court, Dallas, Texas, and at any adjournment or adjournments thereof, hereby revoking all proxies heretofore given with respect to such shares, upon the matters described in the Notice of Special Meeting of Stockholders and related Proxy Statement for the special meeting (receipt of which are hereby acknowledged), and upon any other business that may properly come before such annual meeting.

The shares represented by this proxy card will be voted as specified on the reverse side, but if no specification is made, the proxies named above intend to vote the shares at their discretion FOR the adoption of the merger agreement and FOR the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies, and otherwise at the discretion of the proxies.

PLEASE MARK, DATE, SIGN, AND RETURN THIS PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed, on the reverse)

Address Change/Comments (Mark the corresponding box on the reverse side)

Δ FOLD AND DETACH HERE Δ

You can now access your Chaparral Steel Company account online.

Access your Chaparral Steel Company stockholder account online via Investor Service Direct ® (ISD).

Mellon Investor Services LLC, Transfer Agent for Chaparral Steel Company, now makes it easy and convenient to get current information on your stockholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

Fore Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor Service Direct® is a registered trademark of Mellon investor Services LLC

****TRY IT OUT ****

www.melloninvestor.com/isd/

investor ServiceDirect ®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER:	1-800-370-1163